ASSET PURCHASE AGREEMENT

                                  dated as of

                                 August 27, 1997

                                      among

                               AlliedSignal Inc.,

                                       and

                    the other Sellers listed on Attachment A,

                                       and

                            Breed Technologies, Inc.

                                       and

                     the other Purchasers identified herein



                              TABLE OF CONTENTS
                                                                            Page

1.  CLOSING                                                                    1

       1.1  Closing Date.....................................................  1

       1.2  Effectiveness....................................................  2

2.  PURCHASE AND SALE                                                          2

       2.1  Purchase and Sale................................................  2

       2.2  Excluded Assets..................................................  4

       2.3  Assignment of Assets.............................................  5

3.  PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION                       6

       3.1  Initial Purchase Price...........................................  6

       3.2  Post-Closing Adjustment..........................................  6

       3.3  Allocation of Purchase Price.....................................  8

4.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS................................  9

       4.1  Assumption of Certain Liabilities and Obligations by Purchasers..  9

       4.2  Excluded Liabilities.............................................  9

5.  PENSION, EMPLOYEE AND UNION MATTERS                                       10

       5.1  Scope of Section................................................. 10

       5.2  US Employees..................................................... 11

       5.3  European Employees............................................... 18

       5.4  Mexican Employees................................................ 26

       5.5  Other Employees.................................................. 26

6.  REPRESENTATIONS AND WARRANTIES OF SELLERS                                 26

       6.1  Due Organization................................................. 26

       6.2  Authority........................................................ 27

       6.3  Transferred Entities and Joint Venture Interests................. 27

       6.4  No Conflict...................................................... 28

       6.5  Approvals........................................................ 29

       6.6  Financial Statements............................................. 29

       6.7  Real Property.................................................... 29

       6.8  Personal Property................................................ 31

       6.9  Contracts........................................................ 31

       6.10  Intellectual Property........................................... 32

       6.11  Litigation, Claims and Proceedings.............................. 33

       6.12  Environmental Conditions........................................ 34

       6.13  Permits......................................................... 34

       6.14  Compliance with Law............................................. 34

       6.15  Labor and Employee Benefits..................................... 35

       6.16  Insurance....................................................... 37

       6.17  Intercompany Services........................................... 37

       6.18  Taxes........................................................... 38

       6.19  Sufficiency of Assets........................................... 38

       6.20  Finder's Fee.................................................... 38

       6.2   Powers of Attorney.............................................. 39

       6.22  Accounts Receivable; Intercompany and Intracompany Accounts..... 39

       6.23  Recalls and Service Actions..................................... 39

       6.24  Product Warranties.............................................. 39

       6.25  Undisclosed Liabilities......................................... 40

       6.26  Absence of Certain Changes...................................... 40

       6.27  Real Property Leases............................................ 40

       6.28  Warranty Disclaimer............................................. 41

       6.29  Inquiry......................................................... 41

7.  REPRESENTATIONS AND WARRANTIES OF PURCHASERS                              41

       7.1  Due Organization................................................. 41

       7.2  Authority........................................................ 41

       7.3  No Conflict...................................................... 41

       7.4  Approvals........................................................ 42

       7.5  Litigation....................................................... 42

       7.6  Funds............................................................ 42

       7.7  Certain Acknowledgments and Other Matters........................ 42

       7.8  Warranty Disclaimer.............................................. 43

8.  PRE-CLOSING COVENANTS                                                     43

       8.1  Conduct of Business.............................................. 43

       8.2  Access to Records and Properties................................. 45

       8.3  Consents......................................................... 45

       8.4  Public Announcements............................................. 46

       8.5  Assurance of Title to Real Property; Survey...................... 46

       8.6  Guarantees....................................................... 47

       8.7  Covenant by Parents.............................................. 48

       8.8  Notification of Certain Matters.................................. 48

       8.9  Exclusivity...................................................... 48

       8.10 Reasonable Efforts............................................... 48

       8.11 Environmental Matters; Covenants................................. 48

       8.12 Manufacturing Agreement.......................................... 49

       8.13 BAICO Agreement.................................................. 49

9.  CONDITIONS TO OBLIGATIONS OF PURCHASERS                                   50

       9.1  Absence of Injunction............................................ 50

       9.2  Certificates of Sellers.......................................... 50

       9.3  Consents......................................................... 50

       9.4  No Breach........................................................ 50

       9.5  Competition Law Clearances....................................... 51

       9.6  No Material Adverse Effect....................................... 51

10. CONDITIONS TO OBLIGATIONS OF SELLERS                                      51

       10.1  Absence of Injunction........................................... 51

       10.2  Certificates of Purchasers...................................... 51

       10.3  Consents........................................................ 51

       10.4  No Breach....................................................... 51

       10.5  Competition Law Clearances...................................... 52

11. TERMINATION; SURVIVAL                                                     52

       11.1  Termination..................................................... 52

       11.2  Effect of Termination........................................... 53

12. DOCUMENTS TO BE DELIVERED BY SELLERS AT THE CLOSING                       53

13. PAYMENT BY PURCHASERS AT THE CLOSING; DOCUMENTS TO BE DELIVERED BY
     PURCHASERS AT THE CLOSING                                                56

14. POST-CLOSING OBLIGATIONS                                                  56

       14.1  Covenant Not to Compete; No Raid................................ 56

       14.2  Tax Matters..................................................... 58

       14.3  Further Assurances.............................................. 63

       14.4  Reports; Access to Books and Records............................ 63

       14.5  Cooperation in Litigation....................................... 64

       14.6  Names and Marks................................................. 64

       14.7  Confidential Information........................................ 64

       14.8  Foreign Country Offsets......................................... 64

       14.9  Intercompany Trade Account...................................... 65

       14.10  Performance of Obligations..................................... 65

       14.11  Industrial Revenue Bonds....................................... 65

       14.12  JV Cash Management Agreements.................................. 66

       14.13  Italian Grants................................................. 66

       14.14  Certain Financial Information.................................. 66

15. INDEMNIFICATION                                                           67

       15.1  Indemnification by Sellers...................................... 67

       15.2  Indemnification by Purchasers................................... 67

       15.3  Survival........................................................ 68

       15.4  Limitations on Indemnity........................................ 68

       15.5  Indemnification Procedure....................................... 70

       15.6  Special Environmental Provisions................................ 71

       15.7  Special Intellectual Property Provisions........................ 73

       15.8  Special Provisions Regarding Recalls and Service Actions........ 76

       15.9  Exclusive Remedy................................................ 80

16. MISCELLANEOUS                                                             80

       16.1  Expenses........................................................ 80

       16.2  Bulk Sales...................................................... 80

       16.3  Assignability................................................... 80

       16.4  Binding Effect.................................................. 81

       16.5  Notices......................................................... 81

       16.6  Counterparts.................................................... 82

       16.7  Attachments and Schedules....................................... 82

       16.8  Governing Law................................................... 82

       16.9  Arbitration..................................................... 82

       16.10  Definitions.................................................... 83

       16.11  Headings....................................................... 93

       16.12  Amendment...................................................... 93

       16.13  Entire Agreement............................................... 93

       16.14  Waivers........................................................ 93

       16.15  Third Party Rights............................................. 93

       16.16  Severability................................................... 94

       16.17  No Rights of Set Off........................................... 94

       16.18  Agency......................................................... 94

       16.19  Consent to Jurisdiction........................................ 94

       16.20  Foreign Transfer Agreements.................................... 94

       16.21  Agreement by Parents........................................... 94


                                  ATTACHMENTS

Attachment A               Sellers
Attachment B               Joint Venture Entities
Attachment C               Certain Products
Attachment D               Transferred Entities
Attachment E               Form of Sellers' Pension Plan Opinion
Attachment F               Form of Purchasers' Pension Plan Opinion
Attachment G               Form of Sellers' Savings Plan Opinion
Attachment H               Form of Purchasers' Savings Plan Opinion

SCHEDULES

Schedule 2.1(a)            Owned Real Property
Schedule 2.1(n)            Real Property Leases
Schedule 2.2(j)            Certain Excluded Assets
Schedule 3.2(b)            Specified Accounting Principles
Schedule 5.2.1(b)(1)       US Salaried Employees
Schedule 5.2.1(c)          Retained Employees
Schedule 5.3.1(a)          European Employees
Schedule 5.3.1(b)          European Employee Benefit Plans
Schedule 5.3.2(g)          European Retained Employees
Schedule 5.3.2(i)          European Collective Bargaining Agreements
Schedule 6.1               Organization and Good Standing
Schedule 6.3.2             Equity Interests in Transferred Entities and Joint
                             Venture Interests
Schedule 6.4               No Conflicts
Schedule 6.6               Financial Statements
Schedule 6.8               Personal Property
Schedule 6.9               Material Contracts
Schedule 6.10(a)           Proprietary Rights
Schedule 6.10(b)           Claims of US and Foreign Patents
Schedule 6.10(c)           IP Rights' Compliance
Schedule 6.10(d)           Intellectual Property Agreements
Schedule 6.10(e)           Intellectual Property Ownership Rights
Schedule 6.10(f)           Patents
Schedule 6.10(g)           Transferred Entities' Intellectual Property
Schedule 6.11              Litigation, Claims and Proceedings
Schedule 6.12              Environmental Conditions
Schedule 6.13              Permits
Schedule 6.15              Labor and Employee Matters
Schedule 6.16              Liability and Casualty Insurance Policies
Schedule 6.17              Intercompany Services
Schedule 6.18(b)           Tax Matters - Transferred Entities
Schedule 6.21              Powers of Attorney
Schedule 6.22              Accounts Receivable
Schedule 6.23              Recalls and Service Actions
Schedule 6.24              Product Warranties
Schedule 6.25              Undisclosed Liabilities
Schedule 6.26              Absence of Changes
Schedule 6.27              Real Property Leases
Schedule 6.29              Knowledge of Sellers
Schedule 7.4               Approvals - Purchasers
Schedule 8.3(b)            Consents - Purchaser and Seller
Schedule 8.6               Guarantees
Schedule 9.3               Consents Required - Sellers
Schedule 10.3              Consents Required - Purchasers
Schedule 16.10             Licenses; Liens and Encumbrances

EXHIBITS

Exhibit 5.3.3(b)           BSRD Retirement Benefits Plan Deed
Exhibit 8.12               Manufacturing Agreement
Exhibit 12(i)              Services Agreement
Exhibit 12(j)              Trademark License
Exhibit 12(k)              Foreign Transfer Agreements
Exhibit 12(r)              Elongated Fiber Testing Agreement
Exhibit 12(s)              Fiber Supply Agreement
Exhibit 12(t)              Supplemental Transfer Agreement
Exhibit 14.11              Alabama Sublease



                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT ("Agreement") made as of August 27, 1997 among AlliedSignal Inc., a Delaware corporation ("AlliedSignal"), and the entities listed on Attachment A (AlliedSignal and each such entity is referred to individually as a "Seller" and collectively as "Sellers"), and Breed Technologies, Inc., a Delaware corporation ("Breed"), and the wholly-owned subsidiaries of Breed identified by Breed prior to the Closing (as defined below) (Breed and each such subsidiary is referred to individually as a "Purchaser" and collectively as "Purchasers").

     A. Sellers and the Transferred Entities (as defined below) are engaged in the business of designing, developing, manufacturing, marketing and selling automotive occupant restraint products and systems (including but not limited to seat belt and air bag assemblies and components). The term "Business", for purposes of this Agreement, shall mean the business described in the immediately preceding sentence as conducted by Sellers and the Transferred Entities, but shall not include (i) the rights and interests owned by Sellers or a Transferred Entity (the "Joint Venture Interests") in the entities set forth on Attachment B ("Joint Venture Entities"), (ii) any business conducted by or within
AlliedSignal's polymers business unit and (iii) the business of designing, developing, manufacturing, marketing and selling seat belt systems incorporating the products set forth on Attachment C (the businesses described in the foregoing clauses (ii) and (iii) are referred to herein collectively as the "Excluded Businesses").

     B. Sellers conduct the Business as unincorporated divisions or branches and/or own equity interests in other entities devoted as of the Closing entirely to the Business (such other entities are listed on Attachment D and are referred to as "Transferred Entities").

     C. Sellers desire to sell the Business and the Assets (as defined below) and Purchasers desire to acquire the Business and the Assets, for the consideration as stated hereunder and on the terms and conditions as set forth in this Agreement.

     D. When used in this Agreement, the defined terms, which are capitalized, shall have the meaning as set forth in Section 16.10.

     In consideration of the mutual covenants and agreements contained in this Agreement, Sellers and Purchasers agree as follows:

     1.  CLOSING.

     1.1 Closing Date. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place simultaneously at 10:00 a.m. Eastern Time at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York and the offices of Lovell White Durrant, 65 Holborn Viaduct, London EC1A 2DY, England, on the fifth Business Day after all conditions to the obligations of Purchasers and Sellers under Articles 9 and 10 of this Agreement shall have been satisfied or waived (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing), or at such other place and on such other date as the parties may mutually agree in writing (such date on which the Closing occurs hereinafter is referred to as
the "Closing  Date").   Notwithstanding  the  foregoing,  to  the  extent  that
consummation of the transactions contemplated hereby or by the Foreign Transfer Agreements necessitates that any actions be taken in jurisdictions outside the US and the United Kingdom, such actions shall be taken in the appropriate jurisdictions and shall be effective as of the time set forth in Section 1.2. The parties shall use their best efforts to cause the Closing to be consummated on September 30, 1997.

     1.2 Effectiveness. The consummation of the transactions contemplated by this Agreement and the Closing shall be deemed to take place at 12:01 a.m., Eastern Time, on the Closing Date and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

     2.   PURCHASE AND SALE.

     2.1 Purchase and Sale. Upon the terms and subject to the conditions contained herein, except as otherwise provided in Sections 2.2 and 2.3 hereof, at the Closing, Sellers shall sell, convey, transfer, and assign to Purchasers, and Purchasers shall purchase, assume and acquire from Sellers, all of Sellers' direct rights, titles and interests in and to (i) the Business and (ii) all of the assets, properties and rights relating primarily to the Business or used primarily in the conduct of the Business anywhere in the world, including, without limitation, the following (the "Assets"):

     (a) all real property listed in Schedule 2.1(a) (collectively, "Real Property") and all buildings, fixtures, improvements and structures located thereon and all appurtenances belonging thereto;

     (b) all inventory, including raw materials, work-in-process and finished goods, of the Business ("Inventory");

     (c) all furnishings, furniture, computer equipment, office equipment and supplies, vehicles, tooling (but for customer-owned tooling, only Sellers' right to use such tooling), patterns, dies, jigs, machinery and equipment, and other tangible personal property (other than Inventory) used primarily in the conduct of the Business ("Personal Property");

     (d) all Intellectual Property owned by or licensed to Sellers;

     (e) all contracts, agreements, arrangements and/or commitments relating primarily to the Business (other than employee benefit plans, licenses of Intellectual Property, Real Property Leases, and Permits) ("Contracts");

     (f) all customer and vendor lists relating primarily to the Business, all files and documents (including credit information) to the extent relating to customers and vendors of the Business and all production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, legal files (subject to review by Sellers in connection with the protection of privileged materials or other materials that, in Sellers' reasonable judgment, are not necessary to the conduct of the Business' legal function and would be inappropriate to transfer) and any other such data and records, in each case to the extent relating primarily to the Business; provided, however, that Sellers shall be entitled to retain copies of any such materials which are necessary for their tax, accounting or legal purposes;

     (g) all Permits used in the conduct of the Business to the extent the same, or a right to use the same, can under Law be transferred to Purchasers;

     (h) all rights pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the extent furnished to the Business and, with respect to Real Property, all warranties relating to any work done in respect thereto;

     (i) all trade accounts receivable and trade notes receivable of the Business, whether recorded or unrecorded, including without limitation all trade receivables from other divisions or Affiliates of Sellers or the Transferred Entities ("Accounts Receivable");

     (j) prepaid expenses and deposits relating primarily to the Business to the extent such prepaid expenses and deposits will accrue to the benefit of the Purchasers in respect of the Business following the Closing Date;

     (k) all the outstanding equity (and any interests and rights in such equity) in the Transferred Entities;

     (l) the Joint Venture Interests in the Joint Venture Entities listed as items 1, 2 and 4 on Attachment B (the "Transferred Joint Venture Interests") and the Joint Venture Agreements;

     (m) Retained Cash Balances, if any;

     (n) leases and occupancy agreements of real property listed in Schedule 2.1(n) (collectively, the "Real Property Leases"), and all of Sellers' rights in all buildings, fixtures, improvements and structures located on such real property and all appurtenances belonging thereto;

     (o) the intercompany receivable (including any accrued interest) as of the Closing of BSRD Ltd. with respect to accounts and/or notes payable (other than trade payables) to such entity from AlliedSignal Ltd. (net of any accounts and/or notes payable (other than trade payables) as of the Closing from BSRD Ltd. to AlliedSignal Ltd.); and

     (p) all assets, properties, interests and rights reflected in the Closing Statement of Net Assets.

     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights ("Excluded Assets") are not intended to and shall not be sold, assigned, transferred or conveyed to Purchasers hereunder and such assets shall not be deemed Assets hereunder:

     (a)  all  cash  (including  without   limitation  cash  overdrafts),   cash
equivalents and short-term investments of Sellers;

     (b) except as otherwise licensed in the Trademark License, all of Sellers' rights in and to all names, marks, trade names and trademarks incorporating "AlliedSignal" or "Bendix" or any derivation therefrom and all corporate symbols or logos incorporating "AlliedSignal" or "Bendix" either alone or in combination and any and all goodwill represented thereby and pertaining thereto;

     (c) contracts of insurance maintained by or on behalf of Sellers or on behalf of the Transferred Entities by Sellers or their Affiliates (including any return of charges or premiums under retrospective rating plans) and all rights thereunder;

     (d) each Seller's corporate seal, minute books and other corporate organizational records;

     (e) all refunds, rebates, abatements, or credits for Taxes expressly allocated to Sellers in accordance with this Agreement;

     (f) any employee data which relates to employees who are Former Employees or who are not Employees or which Sellers are prohibited by Law or agreement from disclosing or delivering to Purchasers;

     (g) assets of employee benefit plans of Sellers except to the extent provided by Article 5;

     (h) all claims, rights, benefits and interests arising under or resulting from any Excluded Liability;

     (i) all intellectual property developed or held by an Excluded Business;

     (j) all assets, properties, interests and rights listed on Schedule 2.2(j);

     (k) all notes receivable and other intercompany receivables (other than Accounts Receivable), including any accrued interest, of Sellers from (i) divisions or Affiliates of Sellers or (ii) the Transferred Entities, other than the net intercompany receivable as of the Closing referred to in Section 2.1(o); and

     (l) the Joint Venture Interest in the Joint Venture Entity listed as item 3 on Attachment B and any assets, properties, interests and rights of such entities.

      2.3      Assignment of Assets.

     (a) Notwithstanding anything to the contrary in this Agreement (but subject to Sections 9.3, 9.4 and 10.3), to the extent that any sale, conveyance, transfer or assignment or attempted sale, conveyance, transfer or assignment of any Contract, Permit, or other Asset described in Section 2.1 to be sold, conveyed, transferred or assigned to Purchasers, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests"), would constitute a breach under such related Asset or a violation of any applicable Laws, or such Interest is not capable of being sold, conveyed, transferred or assigned without any Consent which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, conveyance, transfer or assignment thereof, or an attempted sale, conveyance, transfer or assignment thereof, unless and until such Interest (a "Retained Interest") can be sold, conveyed, transferred and assigned in accordance with Section 2.1 without such a breach or violation of Laws or such Consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with Section 2.1, whereupon it shall cease to be a Retained Interest. Until such transfer, all such Retained Interests shall be held in trust by Sellers for the sole benefit of Purchasers (and, with respect to Real Property and Real Property Leases, Purchasers shall bear all reasonable expenses incurred in the ordinary course of business or necessary to make emergency repairs in connection with the ordinary use and occupancy thereof, but no capital expenses or other expenses incurred outside of the ordinary course of business, shall be made without the consent of Purchasers). The foregoing is without limitation of Sellers' and Purchasers' obligations under the provisions of Section 8.3.

     (b) To the extent any of the approvals, consents or waivers necessary to sell, assign, transfer or convey any Interest have not been obtained (or do not remain in full force and effect) as of the Closing Date, Sellers shall promptly notify Purchasers of each such occurrence, and Sellers and Purchasers shall, until such Interest ceases to be a Retained Interest, use all reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Purchasers, and Purchasers shall promptly pay or satisfy the corresponding liabilities and obligations relating to the enjoyment of such benefits to the extent Purchasers would have been responsible therefor if such consent, waiver or approval had been obtained and such Retained Interest had been transferred to Purchasers as of the Closing and
(ii) enforce, at the request of Purchasers, any rights of Sellers arising from such Retained Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof with the consent of Purchasers). If any Retained Interest that is an Equity Interest or Transferred Joint Venture Interest (other than the Joint Venture Interest in the Joint Venture Entity listed as item 1 on Attachment B) has not been sold, assigned, transferred or conveyed to Purchasers pursuant to Section 2.1 prior to the one (1) year anniversary of the Closing Date, then, unless the Purchasers shall otherwise direct, Sellers shall thereafter retain such Equity Interest or Transferred Joint Venture Interest, as the case may be, and shall pay to Breed, as an adjustment to the purchase price hereunder, the greater of (A) the amount reflected on the Closing Statement of Net Assets for such Equity Interest or Transferred Joint Venture Interest, and (B) the fair market value of such Retained Interest, as determined by an internationally recognized independent investment banking firm satisfactory to Purchasers and Sellers, in each case plus interest thereon from the Closing Date to the date of such payment at the rate of LIBOR plus .25%. Purchasers and Sellers shall each be responsible for payment of fifty percent (50%) of all fees and expenses of such investment banking firm. If any other Retained Interest has not been sold, assigned, transferred or conveyed to Purchasers pursuant to Section 2.1 prior to the one
(1) year anniversary of the Closing Date (other than the Joint Venture Interest in the Joint Venture Entity listed as item 1 on Attachment B), the parties shall negotiate in good faith an equitable solution designed to give the parties the intended benefits under this Agreement with respect to such Retained Interests or the value thereof.

     3.       PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION.

     3.1 Initial Purchase Price.

     (a) The initial purchase price to be paid by Purchasers for the Assets (the "Initial Purchase Price") shall be Seven Hundred Ten Million Dollars ($710,000,000). The Initial Purchase Price shall be subject to adjustment as hereinafter set forth in Section 3.2.

     (b) At the Closing, Breed, for itself and as agent for the other Purchasers, shall pay the Initial Purchase Price to AlliedSignal, for itself as a Seller and as agent for the other Sellers, by a wire transfer of immediately available funds in US currency to a bank account to be designated in writing by AlliedSignal not less than two Business Days prior to the Closing Date.

     3.2      Post-Closing Adjustment.

     (a) The Initial Purchase Price shall be increased or decreased by the amount, if any, by which the Final Investment is greater or less, respectively, than $175,300,000 (the "Initial Investment"), which is the amount shown as the "Net Book Value" on the Statement of Net Assets (excluding the Intercompany Trade Account). "Final Investment" means the "Net Book Value" of the Business shown on the Closing Statement of Net Assets, plus Retained Cash Balances (if any) less any amounts paid pursuant to Section 14.9. The Initial Purchase Price as adjusted pursuant to this Section 3.2 hereinafter shall be referred to as the "Adjusted Purchase Price".

     (b) Not later than ninety days (90) after the Closing Date, Sellers will prepare and deliver to Purchasers a statement of the net assets of the Business as of the close of business on the day prior to the Closing Date (the "Closing Statement of Net Assets") prepared in accordance with Schedule 3.2(b) (the "Specified Accounting Principles"). Purchasers agree to provide Sellers and Sellers' accountants, at no cost to Sellers, access to the books and records of the Business to the extent reasonably requested by Sellers for purposes of preparing the Closing Statement of Net Assets and will cause appropriate personnel of Purchasers to provide reasonable assistance to Sellers and their representatives, at no cost to Sellers, in the preparation of the Closing Statement of Net Assets. Sellers shall, at no cost to Purchasers, permit Purchasers' accountants to review and make copies of all work papers used to support account balances in the Closing Statement of Net Assets.

     (c) Unless Purchasers notify Sellers in writing that they disagree with any aspect of the Closing Statement of Net Assets (such notice to include Purchasers' objections and reasonably detailed proposed revisions to said documents and in reasonable detail the basis therefor along with any relevant supporting data) within sixty (60) days after receipt thereof, the Closing
Statement of Net Assets shall be conclusive and binding on Sellers and Purchasers. If Purchasers so notify Sellers in writing within such sixty (60) day period, then Sellers and Purchasers shall attempt to resolve their differences with respect thereto within fifteen (15) days after Sellers' receipt of Purchasers' written notice of disagreement. Any disputes not resolved by Sellers and Purchasers within such fifteen (15) day period regarding the Closing Statement of Net Assets will be resolved by KPMG Peat Marwick (the "Firm"). The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Closing Statement of Net Assets and the Final Investment as reflect such determination, and the same shall be conclusive and binding upon the parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Statement of Net Assets, in the case of Sellers, or in the notice described in the first sentence of this paragraph, in the case of Purchasers. The fees and expenses of the Firm shall be shared equally by Sellers and Purchasers.

     (d) Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Firm shall render its decision resolving the dispute within thirty
(30) days after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.

     (e) Any adjustment required hereunder shall be payable as follows:

     (i) If the Final Investment is less than the Initial Investment, within five (5) Business Days of the final determination of the Final Investment, Sellers shall pay to Purchasers the difference (less amounts previously paid pursuant to clause (iii) below in respect of such difference) plus interest thereon at the rate of LIBOR plus .25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Purchasers.

     (ii) If the Final Investment is more than the Initial Investment, within five (5) Business Days of the final determination of the Final Investment, Purchasers shall pay to Sellers the difference (less amounts previously paid pursuant to clause (iii) below in respect of such difference) plus interest thereon at the rate of LIBOR plus .25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Sellers.

     (iii) If at any time after the delivery of the Closing Statement of Net Assets, any portion of any adjustment is not in dispute between Purchasers and Sellers or, if following any such dispute, the parties resolve their difference with respect to all or any portion thereof without a determination by the Firm, Purchasers or Sellers, as the case may be, shall within five (5) Business Days pay to the other the amount of the adjustment not previously paid by Purchasers or Sellers and not in dispute, plus interest thereon at the rate of LIBOR plus
 .25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Purchasers or Sellers, as the case may be.

     (f) The purpose of this Section 3.2 is to determine the purchase price to be paid by Purchasers under this Agreement. Accordingly, any determination pursuant to subsection (c) above made by the Firm selected thereunder shall not be deemed to be an indemnification by either Seller or Purchasers, as the case may be, pursuant to Article 15, nor subject to the limitation on indemnities set forth in Section 15.4 hereof.

     3.3  Allocation of Purchase Price.

     (a) Sellers and Purchasers shall jointly allocate the Preliminary Purchase Price (i) among the US Business, the non-US Business, the Transferred Entities and Transferred Joint Venture Interests, and (ii) to the extent of the allocation to the US Business, among the assets of the US Business in accordance with Section 1060 of the Code and, to the extent of the allocation to the non-US Business, among the assets of the non-US Business as agreed by the parties on the basis of relative market values. Sellers and Purchasers shall agree on such allocations as promptly as practicable and in any event no later than the Closing. The "Preliminary Purchase Price" shall be an amount equal to the Initial Purchase Price plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income tax purposes. Any post-closing adjustments made in accordance with Section 3.2 shall be allocated in accordance with the character of each such adjustment, on a basis consistent with the allocation of the Preliminary Purchase Price (such allocations together with the allocation described in the first sentence of this Section 3.3(a), the "Final Allocation"). Sellers and Purchasers shall prepare and file Form 8594 or such other form or statement as may be required by Law, and any comparable state or local income tax form in a manner consistent with the Final Allocation. Sellers and Purchasers shall adhere to the Final Allocation for all tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by Sellers of taxable gain or loss on the sale of the Assets and the determination by Purchaser of its tax basis with respect to the Assets.

     (b) Sellers and Purchasers shall agree before the Closing Date as to the allocation of the Initial Purchase Price to each Real Property (and real property subject to any Real Property Lease if any transfer tax is due in connection with the assignment of such lease), and such allocation shall be utilized for purposes of (i) calculating all real property transfer taxes due in connection with the direct or indirect transfer of the real property pursuant to the provisions of this Agreement and (ii) determining the amount of title insurance to be purchased for any Real Property for which title insurance is purchased. In the event the parties are unable to agree on the values of any such real property, an independent appraisal shall be obtained and completed prior to the Closing with the costs of such appraisal split 50/50 between the parties.

     4.       ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

     4.1 Assumption of Certain Liabilities and Obligations by Purchasers. Except as otherwise provided in Section 4.2 hereof or any other provision of this Agreement which expressly provides for the retention of a liability by Sellers, from and after the Closing Date, Purchasers shall, without any further responsibility or liability of, or recourse to, Sellers, or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, absolutely and irrevocably assume and be liable and solely responsible for any and all liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever, whether arising before or after the Closing and whether known or unknown, fixed or contingent, matured or unmatured ("Liabilities"), whether or not reflected on the Schedules hereto, and without regard to the manner in which any Assets are transferred in any jurisdiction, (a) arising out of or relating to (i) the ownership, use or possession of the Assets on or prior to the Closing Date, (ii) the condition of the Assets on or prior to the Closing Date, and/or (iii) liabilities and obligations with respect to pension, employee and union matters assumed by Purchasers under Article 5 and/or (b) primarily arising out of or primarily relating to the Business or the conduct of the Business (the Liabilities described in clauses (a)(i), (ii) and (iii) and clause (b) are referred to collectively as the "Assumed Liabilities").

     4.2 Excluded Liabilities. Assumed Liabilities shall not include the following Liabilities (the "Excluded Liabilities"), which shall remain the obligation of Sellers:

     (a) any Taxes allocated to Sellers pursuant to Section 14.2;

     (b) any accounts or notes payable (other than trade payables) to (i) divisions or Affiliates of Sellers or (ii) the Transferred Entities, other than the intercompany indebtedness (including any accrued interest) as of the Closing referred to in Section 2.1(o) (which shall be an Assumed Liability) (it being acknowledged that with respect to any such indebtedness from one Transferred Entity to another Transferred Entity such amounts shall remain assets and liabilities of the respective Transferred Entities);

     (c) except as otherwise provided in Article 5, any liability, claim or obligation relating to or arising out of employment of any Former Employee (other than a Former Employee of a Transferred Entity);

     (d) except as otherwise provided in Article 5, any liability, claim or obligation relating to or arising out of the employment of any employee of Sellers who does not become an employee of Purchasers;

     (e) (i) any liability, claim or obligation relating to or arising out of any Environmental Claim to the extent arising out of actions or omissions of Sellers, the Transferred Entities or third parties prior to the Closing Date relating, directly or indirectly, to real property not owned or leased by Sellers or the Transferred Entities or real property previously owned or operated by Sellers or the Transferred Entities (other than any Real Property or any real property subject to a Real Property Lease transferred to Purchasers pursuant to this Agreement or owned by or leased to a Transferred Entity as of the Closing Date) and on which the Business (either directly or through third parties acting on its behalf) disposed, stored or treated, or arranged for the disposal, storage or treatment, of Hazardous Materials prior to the Closing Date; provided, however, that the foregoing shall not apply to Environmental Claims relating to the migration, discharge or release of Hazardous Materials from the Real Property, or any real property subject to a Real Property Lease, prior to the Closing Date; and

     (ii) any fines or penalties to the extent arising out of noncompliance by any Sellers or Transferred Entities with respect to the Business and Assets as of or prior to the Closing with any requirements imposed by any Environmental Law(s);

     (f) any liability or obligation arising out of any claim of or for injury (including death) to persons or property by reason of the improper performance or malfunctioning, improper design or manufacture, or failure to adequately package, label or provide warnings as to the hazards of, any product of the Business, where the injury giving rise to such claim occurred prior to the Closing Date; provided, however, that this clause (f) does not and shall not apply to any liabilities or obligations (not involving injury or death) in connection with a Service Action or Recall, the treatment of which is addressed exclusively in Section 15.8;

     (g) any liability or obligation under any agreement for indebtedness for borrowed money to third parties (except as expressly provided in Section 8.6); and

     (h) any liability, claim or obligation relating to or arising out of the Excluded Assets or the Excluded Businesses.

     5.       PENSION, EMPLOYEE AND UNION MATTERS.

     5.1 Scope of Section. This Article 5 contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Sellers and Transferred Entities employed in the Business ("Employees") upon the sale of the Business to the Purchasers, and (b) the employee benefits and employee benefit plans provided or covering such Employees and former employees of Sellers and Transferred Entities who terminated employment with the Sellers or the Transferred Entities while employed in the Business or who retired from the Business ("Former Employees"). Nothing herein expressed or implied confers upon any Employee or Former Employee of Sellers or the Transferred Entities any rights or remedies of any nature or kind whatsoever under or by reason of this
Article 5.

     5.2 US Employees. This Section 5.2 applies only to Employees employed by the US Business.

     5.2.1    Employment.

     (a) Hourly Employees. Purchasers shall offer employment effective as of the Closing Date to each hourly Employee covered by the Collective Bargaining Agreements (the "Bargaining Agreements") between the US Business and international and local unions as described in Schedule 6.15 and each other hourly Employee located in the US (collectively, "Hourly Employees") provided that such Hourly Employee is employed by Sellers immediately prior to the Closing Date. An Hourly Employee who is absent on the Closing Date due to vacation, holiday, union office leave, illness or short-term disability, or who is subject to recall or seniority rights shall be considered to be employed on the Closing Date. Purchasers agree to offer employment to any Hourly Employee who is receiving long-term disability benefits as of the Closing and who is medically certified to return to work and who requests to return to work within twelve (12) months of the Closing Date (or at a time when such employee has reemployment rights under applicable Law). Purchasers shall honor the seniority rights of all Hourly Employees under the Bargaining Agreements and shall comply at their expense with all employment laws with respect to all Hourly Employees, including but not limited to the Family Medical Leave Act, the Americans with Disabilities Act and federal or state Laws on military leave. For a period of no less than twelve (12) months from the Closing Date, Purchasers shall provide each Hourly Employee with a base rate of pay no less than that provided by Sellers immediately prior to the Closing Date and with benefits not less favorable than provided in this Article 5, except as otherwise required by an applicable Bargaining Agreement. No provision of this Agreement shall be construed to restrict Purchasers' ability to extend offers of employment on an at will basis to Hourly Employees or terminate the employment of any Hourly Employee with or without cause, except as otherwise required by any applicable Bargaining Agreement.

     (b)      Salaried Employees.

     (1) Purchasers shall offer employment effective as of the Closing Date to all Employees located in the US who are paid on a salaried basis ("Salaried Employees") and who are employed by Sellers immediately prior to the Closing Date. Schedule 5.2.1(b)(1) sets forth a list of the Salaried Employees as of the date of this Agreement. A Salaried Employee who is absent on the Closing Date due to vacation, holiday, authorized leave of absence, illness, or short-term disability shall be considered to be employed on the Closing Date. Purchasers agree to offer employment to any Salaried Employee who is receiving long-term disability benefits as of the Closing and who is medically certified to return to work and who requests to return to work within twelve (12) months of the Closing Date (or at a time when such employee has reemployment rights under applicable Law). On and after the Closing Date, Purchasers shall comply at their expense with all employment Laws with respect to Salaried Employees, including but not limited to the Family Medical Leave Act, the Americans with Disabilities Act and federal or state Laws on military leave. For a period of no less than twelve (12) months from the Closing Date, each Salaried Employee shall receive from Purchasers base compensation no less than that provided by Sellers immediately prior to the Closing Date, and benefits not less favorable than provided in this Article 5. Salaried Employees shall be eligible to participate in Purchasers' long term incentive, short term incentive, and/or stock option plans or programs, if such employees would have been eligible to participate in a long term incentive, short term incentive or stock option plan or program, respectively, of Sellers; provided, however, that Purchasers shall not be required to establish any such plans. No provision of this Agreement shall be construed to restrict Purchasers' ability to extend offers of employment on an at will basis to Salaried Employees or terminate the employment of any Salaried Employee with or without cause.

     (2) (A) If Purchasers terminate the employment of any Salaried Employee within one (1) year after the Closing Date, other than for "cause" (as defined in Sellers' severance plans), Purchasers shall pay such Salaried Employee a severance benefit, consisting of notice pay, salary continuation and continued insurance coverage, that shall in no event be less than, nor paid later than, the severance benefit, if any, to which such Salaried Employee would have been entitled if Sellers' severance plans, as in effect as of the Closing Date, applied to such termination of employment. For purposes of this Section 5.2.1(b)(2), service with both Sellers and Purchasers shall be taken into account in computing the amount of such benefit.

     (B) No terminated Employee shall have any rights against Sellers under or pursuant to this Section 5.2.1(b)(2). No Employee or Former Employee shall have any rights as a third-party beneficiary of this Agreement.

     (c) The US Business agrees to use reasonable efforts to facilitate the transition of Hourly Employees and Salaried Employees, except for the Employee(s) identified on Schedule 5.2.1(c) ("US Retained Employees"), to employment with Purchasers as of the Closing Date. Such reasonable efforts shall include affording Purchasers reasonable opportunities to review employment and personnel records of Employees, to discuss with Employees terms and conditions of employment with Purchasers as of the Closing Date and to distribute to the active Hourly Employees and Salaried Employees forms and documents relating to employment with Purchasers.

     (d) Except to the extent prohibited by Law, (i) the US Business shall deliver to Purchasers originals or copies of all personnel files and records relating to Hourly Employees and Salaried Employees, and the US Business shall have reasonable continuing access to such files and records thereafter, and (ii) Sellers shall promptly disclose to Purchasers the Employees who, after the Closing, have requested early retirement under any of Sellers' Pension Plans.

     (e) Purchasers shall be responsible for, and shall indemnify and hold harmless, Sellers against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of the employment or termination of employment after the Closing Date of Employees who accept employment with Purchasers; provided, however, that this indemnity shall not apply to any claims for benefits under Sellers' Pension Plans.

     5.2.2    Pension Plans.

     (a) Sellers shall amend the AlliedSignal Inc. Hourly Employees Pension Plan, the AlliedSignal Inc. Retirement Program (provisions related to Allied Salaried Employees), and the AlliedSignal Inc. Retirement Growth Plan for Hourly Employees ("Sellers' Pension Plans") to fully vest all Employees who are employed on the Closing Date in their accrued benefit in Sellers' Pension Plans as of the Closing Date.

     (b) (1) Purchasers shall have established as of the Closing Date, or shall establish as soon as practicable after the Closing Date, a tax-qualified defined benefit pension plan ("Purchasers' Union Pension Plan") that shall provide participation, eligibility, vesting, benefit accrual and benefit payment provisions that are the same as provided under Sellers' Pension Plans with respect to Hourly Employees who are employed on the Closing Date and covered by a Bargaining Agreement ("Union Employees"). Purchasers' Union Pension Plan shall, as of the Closing Date, assume the liabilities and obligations of Sellers for the accrued benefits of all Union Employees under Sellers' Pension Plans. Purchasers' Union Pension Plan shall credit all service of Union Employees with Sellers for purposes of the eligibility, participation, vesting and benefit accrual requirements under Purchasers' Union Pension Plan. Purchasers' Union
Pension Plan shall contain such other provisions as are necessary to fully discharge the obligations of Purchasers as set forth in this Section 5.2.2(b), to meet the requirements of the Code, and to relieve Sellers and Sellers' Pension Plans of all further responsibility for any benefit payments to Union Employees under Sellers' Pension Plans. As soon as practicable after the Closing Date, Sellers shall cause a transfer from Sellers' Pension Plans to Purchasers' Union Pension Plan of the pension liabilities and obligations attributable to Union Employees and assets as calculated pursuant to Section 5.2.2(b)(2) below.

     (2) The assets to be transferred from Sellers' Pension Plans to Purchasers' Union Pension Plan shall be an amount ("Transfer Amount"), equal to the sum of
(i) the "accumulated benefit obligation," within the meaning of Financial Accounting Standard No. 87, as of the Closing Date attributable to the Union Employees under Sellers' Pension Plans ("ABO") and (ii) 50% of the difference between the ABO and the "projected benefit obligation," within the meaning of Financial Accounting Standard No. 87, as of the Closing Date attributable to the Union Employees under Sellers' Pension Plans ("PBO"), with adjustments described below. Sellers' actuary shall calculate the Transfer Amount by applying the assumptions used to calculate benefit obligations in the January 1, 1997 actuarial valuation , and other relevant actuarial assumptions, methods and methodologies used in preparing such valuation; provided, however, that such calculation shall be performed using an interest rate of 7.0% per annum and the 1983 GAM mortality table. Notwithstanding any provision herein to the contrary, the Transfer Amount shall be subject to the applicable requirements of Sections 414(l) and 401(a)(12) of the Code. The Transfer Amount as so determined shall be adjusted for investment earnings at the short term investment fund rate earned by Sellers' Pension Plans for the period between the Closing Date and the actual date of transfer and reduced by the amount of any benefit payments to Union Employees and a proportional share of investment and administrative expenses relative to asset values for such period. The amount of assets caused to be transferred pursuant to this Section shall be calculated by Sellers' actuary, and shall be subject to review by Purchasers' actuary for the sole purpose of confirming that the calculation was made in accordance with this Section. In the event that Purchasers' actuary does not agree that the calculation by Sellers' actuary was made in accordance with this Section, the determination of the amount to be transferred pursuant to this Section shall be made by a third, nationally recognized actuary selected by Sellers' and Purchasers' actuaries, and the determination of such third actuary as to the amount to be transferred shall be binding and conclusive upon all parties hereto. The transfer of assets from Sellers' Pension Plans to Purchasers' Union Pension Plan shall be made in cash. The parties shall file any necessary IRS Forms 5310-A with respect to such transfer. Prior to the date of such transfer, Sellers shall present to Purchasers, in the form attached hereto as Attachment E, an opinion of their counsel reasonably satisfactory to Purchasers to the effect that the terms of Sellers' Pension Plans meet the requirements of Section 401(a) of the Code, and Purchasers shall present to Sellers, in the form attached hereto as Attachment F, an opinion of their counsel reasonably satisfactory to Sellers to the effect that the terms of Purchasers' Union Pension Plan meets the requirements of Sections 401(a) and 411(d)(6) of the Code.

     5.2.3 Savings Plans. Sellers shall amend the AlliedSignal Savings and AlliedSignal Thrift Plans ("Sellers' Savings Plans") immediately prior to the Closing Date to provide that Employees who are employed on the Closing Date shall fully vest in their respective Sellers' Savings Plans accounts (the "Accounts") as of the Closing Date. As promptly as practicable following the Closing Date, Sellers and Purchasers shall arrange for the transfer of the Accounts and the corresponding liabilities and obligations with respect to the Employees from Sellers' Savings Plans to one or more tax-qualified plans established by Purchasers ("Purchasers' Savings Plans"). Purchasers' Savings Plans shall (i) permit immediate participation and eligibility for employer contributions for all Employees as of the Closing Date; (ii) credit all service with Sellers for purposes of the eligibility, participation, vesting and benefit accrual requirements of Purchasers' Savings Plans; (iii) provide for tax-deferred contributions and (iv) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. The transfer of assets from Sellers' Savings Plans shall be made in cash, promissory notes representing participant loans, and shares of AlliedSignal's common stock. Without limiting the generality of the foregoing, Purchasers agree to accept the transfer of such Accounts in AlliedSignal's common stock to the extent invested in AlliedSignal's common stock, and, to the extent permitted by Law for such reasonable period of time as Purchasers may determine, to provide Employees with an election to retain AlliedSignal's common stock in their accounts under Purchasers' Savings Plans or to dispose of such stock and have the proceeds reinvested in other investment alternatives offered under each such plan. The parties shall file any necessary IRS Forms 5310-A with respect to such transfer. Prior to the transfer date, Sellers shall present to Purchasers, in the form attached hereto as Attachment G, an opinion of their counsel reasonably satisfactory to Purchasers to the effect that the terms of Sellers' Savings Plans meet the requirements of
Section 401(a) of the Code, and Purchasers shall present to Sellers, in the form attached hereto as Attachment H, an opinion of their counsel reasonably satisfactory to Sellers to the effect that the terms of Purchasers' Savings Plans meet the requirements of Sections 401(a) and 411(d)(6) of the Code.

     5.2.4    Employee Welfare Plans.

     (a) Subject to the consent of any applicable insurance company or third party administrator, Sellers shall continue to provide coverage from the Closing until December 31, 1997 under Sellers' medical, dental, vision, medical care flexible spending account and dependent care flexible spending account plans (and such other welfare plans as Sellers and Purchasers may agree to in writing) to all Employees and their dependents who are covered by such plans as of the Closing. Purchasers agree to reimburse Sellers for the cost of providing such coverage from the Closing Date until December 31, 1997, in accordance with the terms of such plans and the Services Agreement.

     (b) Except as otherwise provided in this Section 5.2, Purchasers shall establish, as of the Closing Date, plans or programs to provide short-term disability, life insurance, accidental death and dismemberment, long-term disability, severance, vacation and other welfare benefits for the benefit of Employees and their covered dependents, which plans or programs shall be no less favorable than such benefits provided to similarly situated employees of Purchasers.

     (c) As of January 1, 1998, Purchasers shall establish or provide for participation in, a medical, dental, vision, medical care flexible spending account and a dependent care flexible spending account plans for the benefit of current Employees and their covered dependents, provided that such plans shall be no less favorable than those offered by Purchasers to similarly situated employees of Purchasers.

     (d) The plan or plans  established  by Purchasers  in accordance  with this
Section 5.2.4 shall (i) credit all service with Sellers for all purposes under the new plans, including eligibility, participation and benefit entitlement,
(ii) waive any pre-existing condition limitation or exclusion, and (iii) credit all payments made for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits.

     (e) Except as otherwise provided in this Section 5.2, Sellers shall be responsible for all claims incurred prior to the Closing by Employees and their covered dependents under Sellers' welfare plans in accordance with the terms of such plans and Purchasers shall be responsible for all claims incurred on or after the Closing by Employees and their covered dependents under Sellers' welfare plans (in accordance with Section 5.2.4(a) above) or under Purchasers' welfare plans, in each case, in accordance with the terms of such plans. For purposes of this Section 5.2.4, a health care claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Employee is billed for such services or submits a claim for benefits.

     (f) Sellers shall be responsible for providing any short-term disability benefits payable to any Employee with respect to any period prior to the Closing Date, and Purchasers shall be responsible for providing any short-term disability benefits payable to any Employee with respect to any period on or after the Closing Date. Sellers shall be responsible for providing long-term disability benefits payable to any Employee receiving long-term disability benefits as of the Closing Date who has not become employed by Purchasers, and Purchasers shall be responsible for providing any long-term disability benefits payable to any other Employee, including any Employee on short-term disability as of the Closing Date, and to any Employee receiving long-term disability benefits as of the Closing Date who becomes employed by Purchasers after the Closing Date.

     5.2.5 Retiree Health and Life Insurance. Sellers shall retain all liabilities and obligations of Sellers for the benefits payable or to become payable to all Employees or Former Employees and their beneficiaries under Sellers' medical benefit and life insurance programs covering retired employees, except that Purchasers shall assume all liabilities and obligations of Sellers for the benefits payable or to become payable under the medical benefit and life insurance programs covering retired employees to all Hourly Employees covered by a Bargaining Agreement who are employed on the Closing Date to the extent required by such Bargaining Agreement.

     5.2.6 Vacation. Purchasers shall assume all liabilities for unpaid, accrued vacation of Employees as of the Closing and shall permit Employees to use their vacation entitlement accrued as of the Closing until March 31, 1998 or such later date as Purchasers may determine, in accordance with the terms of Sellers' vacation policy. For calendar years beginning on or after January 1, 1998, the annual vacation entitlement of each Employee shall be determined under Purchasers' policy, provided, however, that the annual vacation entitlement of each Employee shall be at least equal to the lesser of (i) the annual vacation entitlement of such Employee as of the Closing under Sellers' vacation policy and (ii) the greater of (A) maximum annual vacation entitlement permitted under Purchasers' vacation policy applicable to all similarly situated employees of Purchasers and (B) five (5) weeks' vacation. Service with both Sellers and Purchasers shall be taken into account in determining Employees' vacation entitlement under Purchasers' vacation policy.

     5.2.7 Other Compensation Arrangements. Sellers shall retain the liabilities and obligations for the benefits payable or to become payable to all Employees and their beneficiaries under Sellers' Supplemental Pension Plan, Supplemental Savings Plan, Incentive Compensation Plan and Salary Deferral Plan.

     5.2.8 Severance and WARN Act Liability. Except as provided in Section 5.2.1(b)(2)(A), Purchasers agree to pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs under Purchasers' or Sellers' severance pay plans, policies or arrangements, with respect to any of the Employees that arise from the subsequent termination of employment of an Employee by Purchaser after the Closing Date. Purchasers agree to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure of Purchasers to comply with the WARN Act, and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

     5.2.9 Health Care Continuation Coverage. Purchasers agree to provide continuation coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") to all Employees and their covered beneficiaries who are entitled to COBRA coverage by reason of a "qualifying event" (as defined in Section 4980B of the Code) which occurs after the Closing Date and to pay and be responsible for all taxes, penalties and other liabilities that arise by reason of or relate to any failure to comply with the health care continuation coverage requirements of COBRA with respect to such "qualifying events."

       5.2.10   Bargaining Agreements.

     (a)  Purchasers  shall assume the  Bargaining  Agreements as of the Closing
Date.

     (b) Sellers' responsibility under the Bargaining Agreements with respect to Hourly Employees shall expire on the Closing Date and Purchasers shall indemnify and hold harmless Sellers from any EEOC charge or any grievance or other claim made under the Bargaining Agreements with regard to Hourly Employees who accept employment with Purchasers. Sellers shall retain all liabilities and obligations relating to any EEOC charge or any grievance or other claim made under the Bargaining Agreement with regard to Former Employees other than any obligation to reinstate the employment of any Former Employee. Sellers agree to allow Purchasers to participate in any proceedings in which any such Former Employee seeks reinstatement of employment.

        5.2.11   Workers Compensation.

     (a) Sellers shall be liable for any workers compensation claim of an Employee which relates to an accident which occurred prior to the Closing or which relates to an illness which was reported prior to the Closing. Purchasers shall be liable for all other workers compensation claims of Employees.

     (b) Purchasers shall be responsible for the administration of any claims for which they have financial responsibility hereunder, and Sellers shall be responsible for the administration of any claims for which they have responsibility hereunder.

     5.3 European Employees. This Section 5.3 applies only to Employees and certain Former Employees employed or previously employed by the European Business.

     5.3.1 Scope of Section. This Section 5.3 contains covenants and agreements of the parties on and as of the Closing Date with respect to the following:

     (a) the status of employment of the Employees employed in the European Business ("European Employees") upon the sale of the Business to the Purchasers.
Schedule 5.3.1(a) identifies the European Employees as of the date of this Agreement; and

     (b) the employee benefits and employee benefit plans listed in Schedule 5.3.1(b) provided or covering such European Employees and certain former employees of Sellers and Transferred Entities who terminated employment with the Sellers while employed in the European Business or who retired from the European Business (the "European Former Employees").

      5.3.2    Employment and Other Employee Matters.

     (a) The parties declare that for European Employees who are employed other than by a Transferred Entity within the European Economic Area, they each consider the transactions contemplated by this Agreement to constitute the transfer of an undertaking for the purpose of the EU directive (77/187) on Transfers of Undertakings of February 14, 1977 and the national laws and regulations implementing said Directive in the European Member States (the "Transfer Regulations").

     The parties understand and agree that any liability of Sellers for European Employees and European Former Employees employed or formerly employed by a Transferred Entity will transfer to Purchasers by operation of the conveyance of Sellers' interests in the Transferred Entities; provided, that such liabilities have been booked by Sellers in accordance with the Specified Accounting Principles. Sellers shall indemnify Purchasers to the extent Sellers have failed to book such liabilities in accordance with the Specified Accounting Principles. On the Closing Date, Purchasers shall also assume (i) liabilities if any, for the European Employees which liabilities do not transfer to Purchasers by operation of applicable law, and (ii) all liabilities (including but not limited to the continuation by Purchasers of employment agreements in compliance with applicable laws) with respect to the European Employees. Notwithstanding any interpretation of the foregoing, or any other provision of this Article 5 or this Agreement to the contrary, Purchasers shall only be obligated to establish or maintain for the European Employees the minimum employment obligations required by applicable Law; provided, that, to the extent that such obligations are less than those maintained by Sellers as of the Closing, Purchasers shall indemnify Sellers, and the other Seller Indemnified Parties, for any Losses arising out of or relating to any decrease by Purchasers from the level of obligations so maintained by Sellers to such minimum level.

     (b) (i) The parties agree that the contracts of employment of the European Employees (other than those employed by the Transferred Entities) and any contractual rights of the European Employees or European Former Employees employed by any Transferred Entity will have effect from the Closing Date as if originally made between Purchasers and the European Employees with positions, duties, responsibilities, European Employee Benefit Plans, European Remuneration and other terms and conditions of employment, including those arising from collective labor agreements, which are not less favorable in any respect than those in effect with Sellers immediately before the Closing Date and for the period as required by applicable national legislation. In computing the amount of entitlement under all terms and conditions of employment as well as the entitlement from European Employee Benefit Plans, service with both Sellers and Purchasers shall be taken into account.

     Save in relation to any plans which Purchasers are to take over under the following provisions, each European Employee shall cease to be an active participant in Sellers' European Employee Benefit Plans and European Remuneration programs on the Closing Date.

     "European Employee Benefits Plans" includes, but is not limited to, all arrangements whether written or verbally agreed, on a group or individual basis, whether funded or not, which grant a benefit to a European Employee (and European Former Employee or director where the plan in question is to transfer to Purchasers). Benefit means, in this context, an entitlement to normal retirement, late retirement, early retirement, death, medical, disability, long-term recognition benefits or termination indemnities.

     "European Remuneration" includes, but is not limited to, base salary, bonuses, incentive remuneration programs, vacation pay, profit sharing plans and any form of plans maintained by Sellers or a Transferred Entity which provide stock, phantom stock or stock appreciation rights or deferred remuneration programs which are applicable to European Employees (and European Former Employees and directors) and are in existence immediately prior to the Closing Date.

     (c) For the avoidance of doubt, Purchasers accept that they shall be solely responsible for any amounts becoming payable to the European Employees under any national laws, regulations or law applicable in the Member States (the "National Laws") as a result of their being dismissed by Purchasers at any time after the Closing Date, notwithstanding that such amount is calculated under the National Laws by reference to periods of employment with Sellers as well as periods of employment with Purchasers.

     (d) Purchasers shall indemnify and keep indemnified Sellers against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with the following:

     (i) any change in the working conditions of the European Employees occurring on or after the Closing Date;

     (ii) the change of employer occurring by virtue of the Transfer Regulations and/or this Agreement being significant and detrimental to any of the European Employees;

     (iii) the employment by Purchasers on or after the Closing Date of the European Employees other than on terms at least as favorable as those enjoyed immediately prior to the Closing Date; or

     (iv) any claim by a European Employee (whether in contract or in tort or under statute (including the Treaty of Rome and any directives made under the authority of the Treaty) for any remedy including, without limitation, for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature) as a result of anything done or omitted to be done by Purchasers on or after the Closing Date.

     (e) Sellers shall indemnify and keep indemnified Purchasers against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with any claim by a European Employee (whether in contract or in tort or under statute (including the Treaty of Rome and any directives made under the authority of such Treaty) for any remedy including, without limitation, for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature) as a result of anything done or omitted to be done by Sellers prior to the Closing Date.

     (f) (i) If Purchasers terminate the employment of any European Employee within one (1) year after the Closing Date and to the extent that the Transfer Regulations are not more favorable to the European Employees, Purchasers shall pay such European Employee a redundancy or severance benefit that shall in no event be less than, nor paid later than, the benefit, if any, to which such European Employee would have been entitled under Sellers' redundancy settlement policy, as in effect as of the Closing Date, if such policy applied to such termination of employment.

     (ii) No such terminated European Employee shall have any rights against Sellers under or pursuant to this Section 5.3. No European Employee or European Former Employee shall have any rights as a third-party beneficiary of this Agreement.

     (g) Sellers agree to use reasonable efforts to facilitate the transition of European Employees, except (i) for European Employees identified on Part A of
Schedule 5.3.2(g) ("European Retained Employees") and (ii) for the employees identified on Part B of Schedule 5.3.2(g) (the "Section 12(t) Agreement Management Employees"), to employment with Purchasers as of the Closing Date. Such reasonable efforts shall include affording Purchasers reasonable opportunities to review employment and personnel records of such European Employees, to discuss with such European Employees terms and conditions of employment with Purchasers as of the Closing Date and to distribute to such active European Employees forms and documents relating to employment with Purchasers.

     (h) Except to the extent prohibited by Law, Sellers shall deliver to Purchasers originals or copies of all personnel files and records relating to European Employees, and Sellers shall have reasonable continuing access to such files and records thereafter.

     (i) Purchasers declare to the Sellers (for themselves and on behalf of the European Employees) that they will accept the benefit and the burden of the collective bargaining agreements listed in Schedule 5.3.2(i) as if such agreements had been made by Purchasers and not by Sellers.

     (j) Sellers will use their best efforts to secure that the administrators or responsible persons under the Sellers' funded European Employee Benefit Plans will (i) pay or transfer, or cause to be paid or transferred, the assets of the Sellers' European Employee Benefit Plans to Purchasers' European Employee Benefit Plans in respect of European Employees and, with respect to any Transferred Entity, any European Former Employees of such Transferred Entity or
(ii) assign any insurance contract to the Purchasers' European Employee Benefit Plan in respect of European Employees and, with respect to any Transferred Entity, any European Former Employees of such Transferred Entity.

     This payment or assignment will be made not later than six (6) months after the Closing Date or as soon as statutorily approved carrier is permitted to receive the payment or assignment if later.

     Purchasers will accept the assignment of any insurance contract and will use their best efforts to secure that the administrators or other responsible persons of the Purchasers' European Employee Benefit Plan will accept the payment or transfer.

     Where the Sellers' European Employee Benefit Plans include assets in respect of employees or former Employees who will remain with the Sellers, Sellers' actuaries will determine a basis for fixing those assets which will be transferred to Purchasers, which determination shall be subject to review and approval by Purchasers' actuaries. In the event that Sellers' actuaries and Purchasers' actuaries do not agree upon such determination within a reasonable period after the Closing, such determination shall be made by a third actuary mutually acceptable to Sellers and Purchasers.

     Following the transfer, as described above, Sellers will be discharged from any further liability towards either European Employees or, in the case of a Transferred Entity, European Former Employees of such Transferred Entity, or towards Purchasers.

     Where the Sellers' European Employee Benefit Plan is unfunded, there will consequently be no transfer of assets. Sellers will have no further liability towards European Employees or, in the case of a Transferred Entity, European Former Employees of such Transferred Entity, or towards Purchasers, as from the Closing Date.

     (k) Sellers shall take such action as is necessary and permissible with respect to any outstanding stock option or similar stock awards in respect of the European Employees to provide that such employees shall be fully vested in such awards as of the Closing Date and shall be able to exercise such options and awards under the Sellers' stock option or award plans for a period of six
(6) months following the Closing Date.

     (l) The European Employees will cease to be affiliated to the stock option plan, the Stock Purchase Plan, and any other stock plan of the Sellers as of the Closing Date. Each European Employee who either was immediately prior to the Closing Date a member of such plan or who, but for Closing, would have become eligible to become a member after the Closing Date of such a plan will be offered membership of the Purchasers' replacement plan with effect from the Closing Date or such later date as the employee would have become eligible for the AlliedSignal plan had Closing not occurred.

     (m) Purchasers undertake not to terminate or adversely amend any European Employee Benefit Plan or European Remuneration program within the period of one year after the Closing Date, or such later time as required by applicable national legislation.

     (n) Awards to inventors shall be paid by Sellers pursuant to Sellers' Inventor Awards Program for patents that issue on Intellectual Property prior to the Closing Date. Awards to inventors shall be paid by Purchasers pursuant to Purchasers' inventor awards program for patents that issue on Intellectual Property after the Closing Date.

     5.3.3 UK Employees. In addition to Sections 5.3.1 and 5.3.2, the following provisions are applicable to Employees employed in the UK Business ("UK
Employees") and certain former employees of the UK Business ("UK Former Employees") (in the case of any conflict with the provisions of Sections 5.3.1 and 5.3.2, the provisions of this Section 5.3.3 shall govern):

     (a) Purchasers warrant to the Sellers that they have given sufficient information to Sellers to enable them to comply with their obligations under Regulation 10(2)(d) of the Transfer Regulations.

      (b)      BSRD Retirement Benefits Plan.

     (i) Sellers and Purchasers shall effective as of the Closing execute a deed in the form attached hereto as Exhibit 5.3.3(b) whereby Purchasers become the principal employer under the BSRD Retirement Benefits Plan in substitution for Sellers with effect from the Closing Date and Sellers shall thereupon be discharged from liability under or in relation to the BSRD Retirement Benefits Plan. Sellers shall use reasonable endeavors to procure execution of such deed by the trustees of the BSRD Retirement Benefits Plan.

     (ii) Purchasers acknowledge that the investments of the BSRD Retirement Benefits Plan in the AlliedSignal Common Investment Fund (the "CIF") shall as soon as practicable after the Closing Date be withdrawn from the CIF. Purchasers agree that the assets to be transferred from the CIF to the trustees of the BSRD Retirement Benefits Plan shall comprise such assets and/or cash as represents the BSRD Retirement Benefits Plan's pro rata share of the CIF or, at Purchasers' option, the cash liquidation of such amount (net of any liquidation costs).

     (c) BSRD Executive Pension Plan and AlliedSignal Safety Restraints Death Benefits Plan. Sellers and Purchasers shall effective as of Closing execute documents in the form as may be supplied by the relevant insurance companies or such other form as may be agreed whereby Purchasers become the principal employer under the BSRD Executive Pension Plan and the AlliedSignal Safety Restraints Death Benefits Plan in each case in substitution for Sellers with effect from the Closing Date and Sellers shall thereupon be discharged from all liability under or in relation to the BSRD Executive Pension Plan and the AlliedSignal Safety Restraints Death Benefits Plan. Sellers shall use reasonable endeavors to procure execution of such documents by the trustees of the BSRD Executive Pension Plan and the AlliedSignal Safety Restraints Death Benefits Plan.

     (d)      AlliedSignal UK Retirement Plan.

     (i) Each UK Employee who is an active member of the AlliedSignal UK Retirement Plan immediately prior to the Closing Date shall cease to accrue pension benefits and to be covered for death benefits thereunder with effect from the Closing Date.

     (ii) Purchasers shall as soon as practicable after and with effect from the Closing Date offer to each UK Employee referred to in Section 5.3.3(d)(i) above membership of a pension plan (the "Purchasers' UK Plan") established by Purchasers which shall be in all material respects (including rates of contributions payable, benefits provided and the basis for approval by UK Inland Revenue) not less favorable than the AlliedSignal UK Retirement Plan.

     (iii) Sellers shall use reasonable endeavors to procure that as soon as practicable after the Closing Date a transfer is made by the AlliedSignal UK Retirement Plan and the BSRD Hourly Paid Pension Plan to Purchasers' UK Plan in respect of the accrued rights of the UK Employees and UK Former Employees under the AlliedSignal UK Retirement Plan and the BSRD Hourly Paid Pension Plan as at the Closing Date in each case, subject to the consent of the member concerned. Such transfer shall comprise the cash equivalent as defined in UK Pension Schemes Act 1993 and calculated by the actuary to the AlliedSignal UK Retirement Plan and the BSRD Hourly Paid Pension Plan of the relevant accrued rights (and where applicable including an additional amount in respect of additional credits referable to transfers from the BSRD Retirement Benefits Plan).

     Purchasers shall procure that upon receipt by Purchasers' UK Plan of the transfer referred to in this clause, the relevant UK Employees and UK Former Employees of the UK Business shall be granted benefits in respect of service up to the Closing Date which are not less favorable than those under the AlliedSignal UK Retirement Plan and the BSRD Hourly Paid Pension Plan in respect of which the transfer is made. Prior to the date of such transfer, Purchasers shall, to the satisfaction of Sellers' counsel, present Sellers with such evidence and information as is necessary to establish that the transfer to the Purchasers' UK Plan will discharge the AlliedSignal UK Retirement Plan and the BSRD Hourly Paid Pension Plan of the accrued rights in respect of which the transfer is to be made.

     (e) UK Share Ownership Plan. Each UK Employee who is a member of the AlliedSignal UK Share Ownership Plan shall cease, in accordance with its terms, to be a member thereof with effect from the Closing Date, but without prejudice to any accrued entitlement thereunder as at the Closing Date. Purchasers shall establish a plan which is in all material respects identical to the AlliedSignal UK Share Ownership Plan save that it shall relate to the stock of Purchasers. Each UK Employee who was immediately prior to the Closing Date either a member of the AlliedSignal UK Share Ownership Plan or eligible to become a member shall be offered membership of the Purchaser's replacement share ownership plan with effect from the Closing Date. Purchasers shall reimburse Sellers on written demand in respect of all expenses under the AlliedSignal UK Share Ownership Plan in respect of UK Employees' entitlements thereunder.

     (f)      Carlisle Norfolk Facility.

     (i) Notwithstanding the foregoing provisions, until the earlier of (A) the Carlisle Norfolk Sale Date (as defined in the agreement referred to in Section 12(t)), or (B) six (6) months after the Closing Date (or such shorter period as the UK Inland Revenue may require), Purchasers shall procure that Sellers be permitted to remain as participating employers in the BSRD Retirement Benefit Plan, the BSRD Executive Pension Plan, the AlliedSignal Safety Restraints Death Benefits Plan and such other plans established or maintained by Purchasers as Sellers and Purchasers may agree to in writing with respect to the employees of the Carlisle Norfolk Facility (as defined in the agreement referred to in Section 12(t)). The terms of such participation shall be the same as those applicable immediately prior to the Closing Date. If, with respect to the foregoing obligations of Purchasers, the exclusion from the Business of the business described in clause (iii) of Recital A results in out-of-pocket costs required to be paid by Purchasers that Purchasers would not have incurred if such business had not been so excluded, then Sellers shall be responsible, and shall reimburse Purchasers, for such additional costs promptly upon request therefor by Purchasers accompanied by supporting documentation reasonably satisfactory to Sellers.

     (ii) In the event that the Carlisle Norfolk Sale Date does not occur within six (6) months after the Closing Date, Sellers and Purchasers agree that, to the extent permitted by Law, the assets and liabilities attributable to the employees of the Carlisle Norfolk Facility under Purchasers' plans described in clause (i) above shall be transferred as soon as practicable after the end of such six-month period to plans established or maintained by Sellers. Purchasers' actuaries will determine a basis for fixing those assets which will be transferred to Sellers, which determination shall be subject to review and approval by Sellers' actuaries. In the event that Sellers' actuaries and Purchasers' actuaries do not agree upon such determination within a reasonable period, such determination shall be made by a third actuary mutually acceptable to Sellers and Purchasers.

     5.3.4 French Employees. In addition to Sections 5.3.1 and 5.3.2, the following provisions are applicable to Employees employed in the French Business ("French Employees") and former employees of the French Business ("French Former Employees") (in the case of any conflict with the provisions of Sections 5.3.1 and 5.3.2, the provisions of this Section 5.3.4 shall govern):

     (a) Retired or Former Employees Health and Life Insurance Benefits. Sellers shall maintain and contribute to the French Death and Health Insurance Plan subscribed to by Sellers or Transferred Entities relating to retired employees or Former French Employees prior to the Closing Date. Sellers represent and warrant that there are no other benefit plans providing medical or health benefits or insurance, life insurance or death benefits for Former French Employees or their dependents or beneficiaries.

     (b) Purchasers will provide, administer and distribute all amounts of the French AlliedSignal Group Profit Sharing Plan for the account of the French Employees which have been reserved on the Closing Statement of Net Assets in respect of the French Employees up to and including the Closing Date. The AlliedSignal Group Profit Sharing Plan will cease to apply to these employees as from the Closing Date.

     Sellers shall indemnify and hold harmless the Purchasers for any and all claims relating to operation of the French AlliedSignal Group Profit Sharing Plan prior to the Closing Date.

     The Purchasers shall indemnify and hold harmless the Sellers for any and all claims of French Employees or any third parties relating to operation of the French profit sharing scheme by Purchasers after the Closing Date.

     5.3.5 German Employees. In addition to Sections 5.3.1 and 5.3.2, the following provisions are applicable to Employees employed in the German Business ("German Employees") and former employees of the German Business ("German Former Employees") (in the case of any conflict with the provisions of Sections 5.3.1 and 5.3.2, the provisions of this Section 5.3.5 shall govern):

     (a) German Pension Plan. Purchasers shall be responsible for all liabilities for benefits of German Employees and German Former Employees under the AlliedSignal Deutschland Safety Restraint Systems pension plan which have been reserved on the Closing Statement of Net Assets up to and including the Closing Date.

     (b) German Severance. For a period of no less than twelve (12) months from the Closing Date, Purchasers shall provide each German Employee with remuneration, employee benefits and other terms and conditions of employment which are no less favorable than those provided to such employees immediately prior to the Closing. Subject to the preceding sentence, Sellers agree that they shall be responsible for any severance benefits which may be required of Sellers by applicable Law as a result of any German Employee voluntarily terminating employment from a Transferred Entity and exercising his or her legal right to such severance benefits within forty (40) days after the Closing.

     5.4 Mexican Employees. The parties understand that any liability of Sellers for Employees employed in the Mexican Business or former employees who terminated employment with Sellers while employed in the Mexican Business or who retired from the Mexican Business will transfer to Purchasers by operation of the conveyance of Sellers' interest in the Transferred Entities.

     5.5 Other Employees. To the extent that Employees are employed outside of the US, Europe, and Mexico, their employment shall be transferred to Purchasers as of the Closing Date. Except as the parties may otherwise agree, Purchasers shall assume all liabilities with respect to such Employees.

     6.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

     Each of the Sellers hereby jointly and severally represent and warrant to each of the Purchasers as follows:

     6.1 Due Organization. Each of the Sellers and Transferred Entities is a legal entity of the type described in Schedule 6.1, duly organized, validly existing and, with respect to entities organized within the US and any other jurisdiction outside the US in which the concept of good standing or its functional equivalent is applicable, in good standing or its functional equivalent under the Laws of the jurisdiction indicated in Schedule 6.1. Each of the Sellers and the Transferred Entities is duly qualified to transact business in any jurisdiction where the ownership or leasing of the Assets and the conduct of the Business require it to be so qualified except where the failure to be so qualified does not currently have and could not reasonably be expected to have a material adverse effect on that entity. The Sellers and the Transferred Entities have all requisite corporate power and authority to conduct the Business as it is now being conducted by them and to enter into and perform their respective obligations under this Agreement and the Ancillary Agreements to which they are contemplated to be parties. None of the Sellers or the Transferred Entities is currently insolvent, has suspended payments, is subject to any judicial receivership or liquidation proceedings or is in bankruptcy, nor has any such similar proceedings been commenced with respect to any of them. To Sellers' Knowledge, none of the Transferred Joint Venture Entities is currently unable to pay its debts as they become due, has suspended payments, is subject to any judicial receivership or liquidation proceedings or is in bankruptcy, nor has any such similar proceedings been commenced with respect to any of them.

     6.2 Authority. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements contemplated to be executed and delivered by each of the Sellers at the Closing have been duly and validly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly and validly executed and delivered by each of the Sellers and is enforceable against each of the Sellers in accordance with its terms except to
the  extent  that  (i) such   enforceability   may  be  limited  by  bankruptcy,
insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the US (the foregoing clauses (i) and (ii), collectively, the "Enforceability Exceptions"). As of the Closing Date, each of the Ancillary Agreements contemplated to be executed and delivered hereunder by Sellers at the Closing will have been duly and validly executed and delivered by the applicable Seller or Sellers and will be enforceable against the applicable Seller or Sellers in accordance with its terms, except to the extent of the Enforceability Exceptions.

      6.3      Transferred Entities and Joint Venture Interests.

     6.3.1 Corporate Status. The copies of all of the organizational documents of the Transferred Entities have been delivered to Purchasers, and such copies are true, accurate and complete. The copies of all of the material Joint Venture Agreements have been delivered to Purchasers, and such copies are true, accurate and complete in all material respects.

     6.3.2 Equity Interests in the Transferred Entities and Joint Venture Interests. For each Transferred Entity, Schedule 6.3.2 sets forth (a) the nature of the equity interest held by Sellers or other Transferred Entities and, if applicable, the par value thereof, (b) the holder of such equity interests,
(c) the number of such equity interests that are outstanding, and (d) the number and percentage of the outstanding equity interests held by the Sellers or other Transferred Entities (each such equity interest, an "Equity Interest"). For the Transferred Joint Venture Entities, Schedule 6.3.2 sets forth (w) the nature of the Transferred Joint Venture Interests so held and, if applicable (and to the Sellers' Knowledge), the par value thereof, (x) the holders of the Transferred Joint Venture Interests, (y) the number of such interests that are outstanding, and (z) the number and percentage of Transferred Joint Venture Interests held by Sellers or other Transferred Entities. Except as set forth on Schedule 6.3.2, the Equity Interests constitute, and on the Closing Date will constitute, all of the issued and outstanding equity of each Transferred Entity and there are no, and on the Closing Date there will not be any, outstanding or authorized options, warrants, rights, agreements or commitments to which a Seller or Transferred Entity is a party or which are binding upon a Seller or Transferred Entity providing for the issuance, disposition or acquisition of any Equity Interest in a Transferred Entity. Each Seller or other Transferred Entity holding Equity Interests and Transferred Joint Venture Interests holds good and marketable title to all such interests, free and clear of all liens, charges and other encumbrances, and such interests have been duly authorized and validly issued, are fully paid and nonassessable, are free of all preemptive rights and were issued in compliance with all applicable laws, except, with respect to the Transferred Joint Venture Interests, as expressly set forth in the respective Joint Venture Agreements. There are no agreements, voting trusts or proxies with respect to the voting of the Equity Interests. None of the Transferred Entities or, with respect to the Business, Sellers or, to Sellers' Knowledge, the Transferred Joint Venture Entities, have subsidiaries or investments in the equity capital of any business or entity other than as set forth on Schedule 6.3.2.

     6.3.3 Purchase Obligations. The consummation of the transactions contemplated by this Agreement, and all other agreements, instruments, and documents to be delivered hereunder to the Purchasers at Closing, shall not result in any obligation for the Purchasers to subscribe to, purchase or acquire, in any form whatsoever, including by way of public tender offer, recapitalization or any contribution or investment in equity, shares or other equity interests, whether issued or to be issued, of the Transferred Entities or the Transferred Joint Venture Interests.

     6.4 No Conflict. Neither the execution and delivery of this Agreement or Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter, By-laws or any other organizational document of any Seller or Transferred Entity, (b) except for the need to obtain or make certain consents, notices, or waivers referred to in clause (c) below and the need to deliver an opinion of counsel in connection with the sublease referred to in Section 14.11, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which a Seller or any Transferred Entity is a party or by which a Seller or any Transferred Entity is bound or to which any of their assets is subject, (c) except as set forth in Schedule 6.4, require any notice, consent or waiver under any contract or other arrangement referred to in the foregoing clause (b), or (d) except for Approval requirements referred to in
Section 6.5, certain notice requirements referred to on Schedule 6.4 and the need to obtain consents under the Italian grant agreements referred to in
Section 14.13, violate any order, writ, injunction, decree, rule or Laws applicable to a Seller, any Transferred Entity or any of their properties or assets, except, in the case of clauses (b) or (c), where such violations or other exceptions could not reasonably be expected to preclude Sellers in any material respect from consummating the transactions contemplated by this Agreement or the Ancillary Agreements. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past practice and not material to the relevant entity. The failure to obtain any Consent set forth on Schedule 6.4 (other than those Consents set forth on Schedule 9.3) could not reasonably be expected to have a Material Adverse Effect.

     6.5 Approvals. No Approval is necessary to make this Agreement or any of the Ancillary Agreements contemplated to be executed and delivered by any Seller or Transferred Entity at the Closing an enforceable obligation of such Seller or Transferred Entity or to permit such Seller or Transferred Entity to consummate the transactions contemplated hereunder without violating any Law, except for
(i) the filing under the H-S-R Act and the expiration or termination of all applicable waiting periods, (ii) the approval, consent or clearance of the relevant Governmental Authorities to the extent required by Law in the jurisdictions where Assets and/or Transferred Entities are located ("Merger Approvals") and (iii) any necessary filings under the Restrictive Trade Practices Act 1976 of the United Kingdom.

     6.6 Financial Statements. Schedule 6.6 sets forth an unaudited statement of the net assets of the Business as at December 31, 1996 (the "Statement of Net Assets") and related unaudited statement of income of the Business for the fiscal year ended December 31, 1996 (the "Income Statement"). The Statement of Net Assets presents fairly in all material respects the financial position of the Business as of December 31, 1996 in conformity with the Specified Accounting Principles. The Excluded Assets and Excluded Liabilities are excluded from the Statement of Net Assets (except as may be expressly set forth in the Specified Accounting Principles). The Income Statement presents fairly in all material respects the results of the operations of the Business for the fiscal year ended December 31, 1996 in conformity with the Specified Accounting Principles. Except as disclosed on the Schedules hereto, since December 31, 1996, (x) the Business has been conducted in all material respects in the ordinary course, except as otherwise contemplated by this Agreement or consented to in writing by Breed, and (y) there has been no change in the financial position or results of operations of the Business that has had or could reasonably be expected to have a Material Adverse Effect.

     6.7      Real Property.

     (a) Schedule 2.1(a) lists all real property owned by Sellers or a Transferred Entity and used or held for use primarily in the conduct of the Business as it is currently being conducted. As to each Real Property location (other than Real Property located in the UK), subject to exceptions that do not have a Material Adverse Impact:

     (i) the identified owner has marketable title to such parcel, insurable by a recognized national or international title insurance company at standard rates (where title insurance is available), free and clear of any Encumbrance except Permitted Liens;

     (ii) there are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings relating to the Real Property;

     (iii) Schedule 2.1(a) describes each such Real Property location;

     (iv) there are no outstanding options or rights of first refusal to purchase such Real Property, or any portion thereof or interest therein;

     (v) all facilities located on a Real Property are supplied with utilities and other services necessary for the operation by Sellers or Transferred Entities of such facilities on the date hereof, including gas, electricity, water, telephone, sanitary sewer and storm sewer, and are provided via public roads or via permanent, irrevocable easements benefiting such Real Property or other lawful and permanent means;

     (vi) such Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable easement benefiting such Real Property;

     (vii) there is no pending or, to the Knowledge of Sellers, proposed proceeding to change or redefine the zoning classification of all or any portion of a Real Property;

     (viii) such Real Property is zoned to permit the use of the facilities thereon for the same use as Sellers or the Transferred Entities are using the same on the date hereof or such use is permitted due to prior non-conforming use; and

     (ix) no building or structure used in the operation of the Business by Sellers or the Transferred Entities on the date hereof encroaches on property owned by another Person and no building or structure on property owned by another Person encroaches on the Real Property.

     (b) As to each Real Property located in the UK, subject to exceptions that do not have a Material Adverse Impact:

     (i) the identified owner has title to such parcel free and clear of any Encumbrance except Permitted Liens;

     (ii) Schedule 2.1(a) describes such parcel;

     (iii) there are no outstanding options or rights of first refusal to purchase such Real Property, or any portion thereof or interest therein;

     (iv) all facilities located on such Real Property are supplied with utilities and other services necessary for the operation by Sellers or Transferred Entities of such facilities on the date hereof, including gas, electricity, water, telephone, sanitary sewer and storm sewer, and are provided via public road or via permanent, irrevocable easements benefiting such Real Property or other lawful and permanent means; and

     (v) such Real Property abuts on and has direct vehicular access to public road or access to a public road via permanent, irrevocable easement benefiting such Real Property.

     6.8 Personal Property. Except as set forth in Schedule 6.8, Sellers' and the Transferred Entities' Personal Property has been maintained in all material respects in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

     6.9 Contracts. Schedule 6.9 lists as of the date of this Agreement each of the following Contracts (or in the case of clause (ii) below suppliers under certain such Contracts):

     (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $500,000 per annum;

     (ii) suppliers with whom any Seller or Transferred Entity has a written arrangement (or group of related written arrangements) for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of services from each vendor from whom more than $500,000 in the aggregate was purchased by Sellers during the twelve (12) months ending June 30, 1997;

     (iii) any purchase order from original equipment manufacturers ("OEMs");

     (iv) any Joint Venture Agreement;

     (v) any written arrangement (or group of related written arrangements) involving more than $500,000 which creates, incurs, assumes, or guarantees (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or which imposes (or may impose) a Security Interest on any of a Seller's or Transferred Entity's assets, tangible or intangible;

     (vi)  any  material  written  arrangement  concerning   confidentiality  or
noncompetition;

     (vii) any written arrangement under which the consequences of a default or termination prior to expiration of its term could reasonably be expected to have a Material Adverse Effect; and

     (viii)  any  other  written   arrangement  (or  group  of  related  written
arrangements) involving more than $500,000 not entered into in the ordinary course of business.

     Sellers  have   delivered  or  made  available  (or  in  the  case  of  the arrangements described in clauses (ii) and (iii) above will make available promptly after the date of this Agreement) to Breed a correct and complete copy of each written arrangement (as amended to date) listed in Schedule 6.9. With respect to written arrangements so listed, except as set forth in Schedule 6.9 and for such other exceptions, if any, that could not reasonably be expected to have a Material Adverse Effect, (a) the written arrangements are legal, valid, binding and enforceable and in full force and effect, except to the extent of the Enforceability Exceptions, (b) Sellers and the Transferred Entities and, to the Knowledge of Sellers, the other parties thereto are not in breach or default thereunder, and (c) no event has occurred which with notice or lapse of time would constitute, on the part of Sellers or, to the Knowledge of Sellers, on the part of any other party, a breach or default or permit termination, modification, or acceleration, under such written arrangements. Except as set forth in Schedule 6.9, no Seller or Transferred Entity is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 6.9 under the terms of this Section 6.9.

     6.10 Intellectual Property.

     (a) Schedule 6.10(a) contains a list of all patents, patent applications, registered copyrights and trademarks and service marks of Sellers and the Transferred Entities relating primarily to the Business (except for matters referred to in Section 2.2(b)). To the Knowledge of Sellers, Part A of Schedule
16.10 lists, as of the date of this Agreement, all agreements that relate primarily to Intellectual Property (other than those identified as Excluded Assets) which agreements are used primarily in the conduct of the Business and under which the Business has any obligations.

     (b) To the Knowledge of Sellers, except as disclosed on Schedule 6.10(b), there are no United States or foreign patents extant as of the date of this Agreement, the claims of which prevent or could reasonably be expected to prevent Purchasers from operating any aspect of the Business as currently being conducted by Sellers and the Transferred Entities.

     (c) To the Knowledge of Sellers, except as disclosed on Schedule 6.10(c), during the period from July 30, 1992 to the present, Sellers and the Transferred Entities conducted the Business (or such portions thereof as they have owned since such date) in a manner which has not been in violation of any intellectual property right of any third party as conducted as of the date hereof. To the Knowledge of Sellers, except as disclosed in Schedule 6.10(c), since July 30, 1992, there have been no Intellectual Property Claims received by Sellers or the Transferred Entities nor, to the Knowledge of Sellers, any instances in which an Intellectual Property Claim has been alleged. The term "Intellectual Property Claim" shall mean, as used herein, (i) any written claim challenging the scope, validity or enforceability of any of the Intellectual Property, (ii) any written claim that any of the products designed, manufactured or sold by the Business infringes the intellectual property rights of any third party or (iii) any written claim made by Sellers or the Transferred Entities that any activity of a third party infringes upon any of the Intellectual Property of Sellers or the Transferred Entities related to the conduct of the Business.

     (d) Except for rights granted to or by Sellers or the Transferred Entities under the Intellectual Property agreements listed in Part A of Schedule 16.10, Sellers or the Transferred Entities are the sole and exclusive owners of the Intellectual Property listed on Schedule 6.10(a) and any trade secrets relating primarily to the Business, and no governmental registration of any of the rights related to the Intellectual Property has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request except as listed on
Schedule 6.10(d).

     (e) Except as listed on Schedule 6.10(e), as of the date of this Agreement, there are no written claims which have been received since July 30, 1992 and no proceedings are pending, or have been instituted or, to the Knowledge of Sellers, are threatened or impending which challenge any of the Sellers' or the Transferred Entities' ownership rights in respect of any of the Intellectual Property listed on Schedule 6.10(a). None of the Intellectual Property listed on
Schedule 6.10(a) is subject to any outstanding order, decree, judgment or stipulation.

     (f) Except as listed on Schedule 6.10(f), with respect to each US patent of which the inventor is or was an employee of Sellers, such inventor executed a written assignment document transferring such inventor's rights to Sellers or such rights belong to Sellers under applicable Law.

     (g) Except as disclosed on Schedule 6.10(g), the sale of the Transferred Entities hereunder will not result in a default under or termination of any of the rights of any Transferred Entities to any Intellectual Property.

     (h) Sellers and the Transferred Entities have in place reasonable practices to protect the confidentiality of their Intellectual Property.

     (i) The Intellectual Property (when taken together with the Ancillary Agreements) constitute all of the intellectual property materially necessary to conduct the Business as currently conducted except for the Excluded Assets.

     6.11 Litigation, Claims and Proceedings.

     (a) Except as listed on Schedule 6.11, there is no written claim, suit, action, arbitration, customs proceeding, administrative or other proceeding, or governmental investigation pending, or to Sellers' Knowledge, threatened in writing against any Seller or Transferred Entity which would materially and adversely affect their ability to perform their obligations hereunder or under any Ancillary Agreement.

     (b) Except as listed on Schedule 6.11, Sellers and the Transferred Entities are not parties to nor bound by any judgment, decree, injunction, ruling, award or order of any Governmental Authority or arbitrator which has had or could reasonably be expected to have a Material Adverse Effect nor have Sellers and the Transferred Entities compromised, settled or lost any arbitration or judicial proceeding the result of which currently has or could reasonably be expected to have a Material Adverse Effect.

     6.12 Environmental Conditions. To the Knowledge of Sellers, except as set forth on Schedule 6.12:

     (i) There is no evidence of soil or groundwater contamination in excess of applicable environmental clean-up standards on or migrating from the Assets;

     (ii) There are no reports in the Sellers' or the Transferred Entities' possession or control of environmental audits conducted by Sellers since January 1, 1991 or environmental site assessments since January 1, 1991 of facilities currently owned or leased by the Business (plus, in certain cases, facilities of the Joint Venture Entities);

     (iii) There are no Environmental Claims currently pending in connection with the Business or the Assets that could reasonably be expected to have a Material Adverse Effect;

     (iv) There are no CERCLA Section 104(e) requests pertaining to the Business or the Assets since January 1, 1991 for information or requests under analogous state statutes;

     (v) As of the Closing Date, Sellers are in compliance with all applicable Environmental Laws applicable to the Business and the Assets, except for such non-compliance which does not currently have or could not reasonably be expected to have a Material Adverse Effect and notwithstanding any statements in
Schedule 6.13 with respect to certain pending Permits; and

     (vi) As of the Closing Date, there are no environmental conditions that (x) pose a significant risk to human health or the environment or (y) are otherwise required to be remediated under applicable requirements imposed by any Environmental Law(s) in effect at such time (such requirements are referred to herein as "Environmental Requirements").

     6.13 Permits. Except as set forth in Schedule 6.13, (a) Sellers and the Transferred Entities (i) have all Permits which are necessary to own and operate the Assets and to conduct the Business as it is presently being conducted and are in compliance with all such Permits, and (ii) have filed all applications, notices and other documents necessary to effect the timely renewal or issuance of all Permits required for the continued conduct of the Business as now conducted, (b) there are no proceedings pending or threatened in respect of the Business which are likely to result in the revocation, cancellation, or suspension of any such Permits, (c) all such Permits are assignable to and at the Closing will be assigned to Purchasers (except for Permits held by any Transferred Entity) and no Approvals or Consents are required for such assignment and (d) the sale of the Transferred Entities or the Assets hereunder will not result in a default under or the termination of any such Permit.

     6.14 Compliance with Law. Sellers, with regard to the Assets and Business, and the Transferred Entities are conducting the Business in compliance with all statutes, laws or regulations of any Governmental Authority (collectively, "Laws") applicable to any of the Assets or to the conduct of the Business. Sellers and the Transferred Entities have not received during the twelve (12) months preceding the date of this Agreement any written notice from any Governmental Authority claiming any material non-compliance by Sellers and the Transferred Entities regarding the Assets or Business with any applicable Laws, which matter has not been cured or corrected.

     6.15 Labor and Employee Benefits.

     (a) Schedule 6.15 lists the following as of the date of this Agreement:

     (i) All written arrangements that compel the employment of any Employee at a salary in excess of $100,000 per annum and are not terminable on less than 90 days' notice for other than US Retained Employees and European Retained Employees;

     (ii) All written agreements and letters of understanding currently in effect with works councils, labor unions or associations representing the Employees;

     (iii) All written consulting agreements with the Business requiring payment in excess of $100,000 per annum and not terminable on less than 90 days notice;

     (iv) Strikes in which any of the Employees are participating or have participated since January 1, 1995;

     (v) All pending charges or complaints or petitions filed with or by the N.L.R.B., the O.F.C.C.P. of the US Department of Labor, the Occupational Safety and Health Administration, the E.E.O.C. or any similar agency or commission of any unit of any government, including charges of race, sex, national origin, religious, handicap or age discrimination or similar complaints against the US Business, arbitration proceedings and litigation matters involving the US Business including breach of employment contract/wrongful discharge, from January 1, 1995 to the date hereof;

     (vi) All written commitments or agreements to increase wages or, to modify in any material respect, the conditions or terms of employment of the Employees;

     (vii) For Employees (other than US Retained Employees and European Retained Employees) who participate in any incentive compensation plan, the names and current base salary of all such Employees, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid or granted to such persons for the 1996 calendar year;

     (viii)  Employee lease or secondment  agreements  relating to the Business;
and

     (ix) Agreements which obligate Sellers or the Transferred Entities to make any individual severance payments as a consequence of the execution of this Agreement or the consummation of the transactions hereby contemplated.

     (b) Schedule 6.15 lists all pending written grievances as of the date of this Agreement.

     (c) Schedule 6.15 lists, as of the date of this Agreement, with respect to the US Business, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all written bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, covering any Employee or Former Employee or to which any Seller is a party for Employees or Former Employees, with respect to which Sellers have any obligation or which are maintained, contributed to or sponsored by Sellers (collectively, the "Benefit Plans"), and (ii) a complete description of any plan, arrangements, or understandings to provide benefits to Employees which is not in written form which, in each case, involves annual costs to the Business in excess of $500,000. Sellers have furnished the Purchasers with a complete and accurate copy of each Benefit Plan that is in writing and a complete and accurate copy of each material document prepared in connection with each such Benefit Plan, including, where applicable, (A) a copy of each trust or other funding arrangement relating to a Benefit Plan, (B) the most recently distributed summary plan description and summary of material modifications relating to a Benefit Plan, (C) the most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA, and
(E) the most recently prepared actuarial report and financial statements in connection with each such Benefit Plan.

     (d) Except as otherwise set forth in Schedule 6.15, with respect to the US Business, Sellers have no express commitment, except as previously agreed with the representatives of the collective bargaining unit which has bargained in good faith for such commitment, (i) to create or incur any material liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual with a gross annual salary in excess of $100,000, or (iii) to modify, or change in any material respect, or to terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (e) Except as  otherwise  stated in  Schedule 6.15,  with respect to the US
Business:

     (i)  the  Benefit  Plans  comply  to  the  extent   applicable,   with  the
requirements of ERISA and have been operated and administered, in all material respects, in accordance with ERISA;

     (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Benefit Plans subject to Title IV of ERISA, other than premium payments pursuant to Sections 4006 and 4007 of ERISA;

     (iii) Sellers have not incurred any material liability for any tax imposed under Section 4975 of the Code or Part 5 Subtitle B of Title I of ERISA with respect to any of the Benefit Plans;

     (iv) none of the Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA;

     (v) each Benefit Plan which is a group health plan (as such term is defined in Section 607 of ERISA) complies and has complied, in all material respects, with the applicable requirements of Part 6 Subtitle B of Title I of ERISA;

     (vi) no suit, action, litigation or written claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Benefit Plans by or on behalf of any Employee and is pending; and

     (vii) each of the Benefit Plans which is intended to be "qualified" within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which, to the Knowledge of Sellers, would reasonably be expected to result in the revocation of any such determination letter.

     (f) Except as otherwise stated in Schedule 6.15, with respect to the European Business:

     (i) the European Benefit Plans comply, in all material respects, in accordance with all applicable Laws; and

     (ii) all contributions to European Benefit Plans that will have been required to be made by Sellers or any Transferred Entity prior to the Closing will have been made or accrued as of the Closing Date.

     6.16 Insurance. Schedule 6.16 lists all material liability and casualty insurance policies in force as of the date of this Agreement for the benefit of Sellers or the Transferred Entities with respect to the Business or the Assets. Except as set forth in Schedule 6.16, Sellers are not engaged in any disputes relating to coverage with Sellers' insurers in excess of $500,000 in the aggregate relating to the Business or the Assets.

     6.17 Intercompany Services. Except for services, shared commodity purchases and commodity transfers having an annualized fair market value of less than $100,000, Schedule 6.17 sets forth all services, shared commodity purchases and commodity transfers provided in 1996 by any other division or Affiliate of Sellers to the Business or by the Business to any other division or Affiliate of Sellers.

     6.18 Taxes.

     (a) (i) All material Tax Returns required to be filed prior to the Closing Date in respect of the Business have been (or will have been by the Closing
Date) filed in a timely manner (taking into account all extensions of due dates), (ii) to the Knowledge of Sellers such Tax Returns were or shall be accurate and complete in all material respects as of the time of filing,
(iii) all Taxes shown on such Tax Returns have been paid when due, and (iv) all other material Taxes of the Transferred Entities have been or shall be accrued or reserved for on the books and records of the Transferred Entities in accordance with accounting principles employed by such Transferred Entities in keeping their books and records.

     (b) With respect to the Transferred Entities, the statute of limitations in respect of Taxes has expired as shown in Schedule 6.18(b).

     (c) All Taxes required to have been accrued or withheld and paid prior to the Closing Date in connection with amounts paid or owing to any Employee, independent contractor, creditor, shareholder or other third party shall on the Closing Date have been accrued or withheld and paid.

     (d) Each Seller is not a party to any agreement, contract or arrangement that would require as a result of the consummation of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     6.19  Sufficiency  of Assets.  The Assets  (when  taken  together  with the
Ancillary Agreements) constitute all of the assets materially necessary to conduct the Business as currently conducted except for the Excluded Assets. Sellers and the Transferred Entities have good and marketable title to the respective Assets (other than those Assets covered by Section 6.7) owned by Sellers and the Transferred Entities, and (subject to Section 2.3) at the Closing Sellers will transfer such assets to Purchasers, in each case free and clear of all liens, mortgages, security interests, claims and other similar encumbrances (other than Permitted Liens). With respect to Assets leased or licensed to Sellers and the Transferred Entities, Sellers and the Transferred Entities have, valid and enforceable rights to use their respective Assets. The Assets, taken as a whole, are in good operating condition and repair (subject to normal wear and tear), with such exceptions as could not reasonably be expected to have a Material Adverse Effect and except for any latent defects.

     6.20 Finder's Fee. Sellers and the Transferred Entities have done nothing to cause Purchasers or Sellers to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

     6.21 Powers of Attorney. Except as set forth in Schedule 6.21 and except as needed to consummate the transactions contemplated hereby, there are no outstanding powers of attorney executed by or on behalf of a Seller related to the Business or by or on behalf of a Transferred Entity.

     6.22 Accounts Receivable; Intercompany and Intracompany Accounts.

     (a) The accounts receivable reflected in the Statement of Net Assets and the accounts receivable arising thereafter and prior to the Closing Date being assigned to Purchasers hereunder represent or will represent bona fide claims for sales, royalties or other charges arising in the ordinary course of the Business.

     (b) All intercompany and intracompany receivables and payables reflected on the Statement of Net Assets (except for the receivables and payables with respect to BSRD Limited referred to in Section 2.1(o)) represent bona fide receivables and payables incurred by the Business in the ordinary course of business for value received and do not reflect any indebtedness for borrowed money.

     (c) Except as set forth on Schedule 6.22, there are no existing disputes in writing with respect to the collectibility of any Accounts Receivable involving more than $50,000.

     6.23 Recalls and Service Actions. Part A of Schedule 6.23 lists all Recalls and Service Actions since July 1, 1995 with respect to products of the Business. As used herein, with respect to any product manufactured or sold by the Business, (i) a "Recall" shall mean any mandatory recall instituted by the National Highway Traffic Safety Administration or any similar governmental or quasi-governmental entity in any jurisdiction other than the US or a voluntary recall instituted pursuant to the terms of the National Traffic Motor Vehicle Safety Act, as amended, in each case, or similar law or regulation in any country other than the US, and (ii) a "Service Action" shall mean any voluntary systematic campaign instituted by an OEM, including without limitation, a dealer service bulletin, service alert campaign, silent warranty campaign or dealer network swap-out, instituted to remedy a product defect found to exist in a particular product application, but expressly excluding (x) a Recall or (y) warranty work conducted by the dealer network of an OEM in the ordinary course of business. To the Knowledge of Sellers, except as set forth in Part B of
Schedule 6.23, there are no circumstances currently existing that Sellers would view in the ordinary course of business as reasonably likely to result in a Recall or Service Action.

     6.24 Product Warranties. Set forth on Schedule 6.24 are representative forms of product warranties and guarantees granted or issued by Sellers and the Transferred Entities in connection with the Business. None of the other product warranties or guarantees granted or issued by Sellers and the Transferred Entities in connection with the Business differs in any material respect from such representative forms. Except as described in Schedule 6.11 and Schedule 6.23, since July 1, 1995, no product warranty or similar claims have been made against Sellers or the Transferred Entities in connection with the Business the cost to Sellers or the Transferred Entities of which exceeded $100,000 in the aggregate annually as to any product.

     6.25 Undisclosed Liabilities. To the Sellers' Knowledge, none of the Transferred Entities and, with respect to the Business, none of the Sellers or the Transferred Joint Venture Entities has any material liability or obligation of any nature, fixed, contingent or otherwise, liquidated or unliquidated and whether due or to become due, except for Excluded Liabilities and except for:

     (a) liabilities and obligations reflected on the Statement of Net Assets, other than those discharged since December 31, 1996;

     (b) liabilities and  obligations (i) disclosed in Schedules  3.2(b),  6.25,
8.6 and 16.10, the other Schedules referred to in Articles 5 and 6 and the Ancillary Agreements or (ii) otherwise disclosed in writing to Purchasers prior to the execution and delivery of this Agreement; and

     (c) liabilities and obligations incurred in the ordinary course of business since the date of the Statement of Net Assets (including without limitation liabilities and obligations incurred pursuant to Contracts, licenses of
Intellectual Property, Real Property Leases and Permits existing as of such date; provided, however, that if any such item is required to be disclosed on a Schedule pursuant to Section 6.9, the second sentence of Section 6.10(a) or
Section 6.27, as the case may be, such item has been so disclosed).

     6.26 Absence of Certain Changes. Except as set forth in Schedule 6.26 and in the Statement of Net Assets and Income Statement, from December 31, 1996 to the date of this Agreement, (i) there has not been any change in the financial condition or results of operations of the Business or in the condition of the Assets, and the Business has not suffered any damage, destruction or loss, in each case which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) neither any Seller nor any Transferred Entity has taken any action or engaged in any activity with respect to the Business which would not have been expressly permitted by Section 8.1 had it been in effect on the date of the Statement of Net Assets (except for capital expenditures reflected in the Statement of Net Assets, such other expenditures budgeted in the 1997 Annual Operating Plan previously delivered to Purchasers or set forth in
Schedule 6.26, and actions which have not had or could reasonably be expected to have a Material Adverse Effect).

     6.27 Real Property Leases. Schedule 2.1(n) lists all real property leased or subleased by Sellers or a Transferred Entity used or held for use primarily in the conduct of the Business as it is currently being conducted (other than real property listed on Schedule 2.2(j)). The Sellers have delivered to Breed correct and complete copies of the Real Property Leases (as amended to date) listed in Schedule 2.1(n). With respect to each Real Property Lease, subject to exceptions that do not have a Material Adverse Impact:

     (a) the Real Property Lease is in full force and effect;

     (b) to the Knowledge of Sellers, except as set forth in Schedule 6.27, there are no defaults, or events which, with notice or lapse of time, would constitute a default thereunder;

     (c) except for Permitted Liens or as set forth in Schedule 2.1(n), neither a Seller nor any Transferred Entity has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of their interests in a Real Property Lease;

     (d) all facilities located on real property demised to a Seller or a Transferred Entity under a Real Property Lease is supplied with utilities and other services necessary for the operation by Sellers or Transferred Entities of said facilities on the date hereof; and

     (e) there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings relating to the Real Property Leases.

     6.28 WARRANTY DISCLAIMER. SELLERS AND PURCHASERS AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SCHEDULES HERETO AND THE ANCILLARY AGREEMENTS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

     6.29 Inquiry. The persons identified on Schedule 6.29 are the persons currently employed by Sellers or the Transferred Entities (a) who have been asked by Sellers to certify that, based on such person's actual knowledge, such representations and warranties are accurate and complete and (b) who should reasonably be expected to have or to have access to the relevant knowledge to make such certification.

     7. REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

     7.1 Due Organization. Each of the Purchasers is a corporation duly organized and validly existing and in good standing under the Laws of each of their respective jurisdictions and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which they are contemplated to be parties.

     7.2 Authority. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements contemplated to be executed and delivered by Purchasers at the Closing have been duly and validly authorized by all necessary corporate action on the part of the Purchasers. This Agreement has been duly and validly executed and delivered by Purchasers and is enforceable against Purchasers in accordance with its terms, except to the extent of the Enforceability Exceptions. As of the Closing Date, each of the Ancillary Agreements contemplated to be executed and delivered hereunder by Purchasers at the Closing will have been duly and validly executed and delivered by the applicable Purchaser or Purchasers and will be enforceable against the applicable Purchaser or Purchasers in accordance with its terms, except to the extent of the Enforceability Exceptions.

     7.3 No Conflict. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (a) conflict with or violate any provision of the charter, By-laws or any other organizational document of any Purchaser, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which a Purchaser is a party or by which a Purchaser is bound or to which any of its assets is subject, or (c) except for Approval requirements referred to in Section 7.4, violate any order, writ, injunction, decree or Law applicable to any Purchaser, except in each case for such conflicts, breaches or violations, if any, which could not reasonably be expected to preclude Purchasers in any material respect from consummating the transactions contemplated by this Agreement.

     7.4 Approvals. No Approval is necessary to make this Agreement or any of the Ancillary Agreements contemplated to be executed and delivered by Purchasers at the Closing an enforceable obligation of Purchasers or to permit Purchasers to consummate the transactions contemplated hereunder without violating any Law, except for (i) the filing under the H-S-R Act and the expiration or termination of all applicable waiting periods, (ii) Merger Approvals, (iii) any necessary filings under the Restrictive Trade Practices Act 1976 of the United Kingdom and
(iv) as set forth on Schedule 7.4.

     7.5 Litigation.

     (a) There is no written claim, suit, action, arbitration, customs proceeding, administrative or other proceeding, or governmental investigation pending or, to Purchasers' knowledge, threatened in writing against any Purchaser which would materially adversely effect their ability to perform their obligations hereunder or under any Ancillary Agreement.

     (b) Purchasers are not parties to nor bound by any judgment, decree, injunction, ruling, award or order of any Governmental Authority or arbitrator which could reasonably be expected to preclude Purchasers in any material respect from consummating the transactions contemplated by this Agreement nor have Purchasers compromised, settled or lost any arbitration or judicial proceeding  the  result  of which  could  reasonably  be  expected  to  preclude
Purchasers in any material respect from consummating the transactions contemplated by this Agreement.

     7.6 Funds. As of the date of this Agreement, Purchasers have written commitments for, and as of the Closing Purchasers shall have, sufficient funds to enable them to make payment of the Initial Purchase Price at the Closing as contemplated herein.

     7.7 Certain Acknowledgments and Other Matters.

     (a) Purchasers acknowledge and agree to the application of the Specified Accounting Principles.

     (b) Purchasers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of purchasing the Business, including the Equity Interests and the Transferred Joint Venture Interests. Purchasers are buying the Equity Interests and the Transferred Joint Venture Interests for their own account, for investment purposes only and not with a view to the distribution or resale thereof. Purchasers will not sell or transfer the Equity Interests or the Transferred Joint Venture Interests in violation of applicable securities laws. Sellers acknowledge that the representation and warranty set forth in this Section 7.7(b) is solely intended as evidence of compliance with certain applicable US securities laws.

     7.8 WARRANTY DISCLAIMER. SELLERS AND PURCHASERS AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SCHEDULES HERETO AND THE ANCILLARY AGREEMENTS, PURCHASERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

     8. PRE-CLOSING COVENANTS.

     8.1 Conduct of Business.

     (a) Except to the extent waived or consented to in writing by Breed or as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Sellers shall conduct the Business only in the ordinary course of business and in compliance with all applicable Laws in all material respects and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organization of the Business, keep the physical assets of the Business in good working condition (reasonable wear and tear excepted), keep available the services of the current officers and employees of the Business and preserve the relationships of the Business with customers, suppliers and others having business dealings with the Business. Without limiting the generality of the foregoing, prior to the Closing, without the written consent of Breed or as otherwise expressly contemplated by this Agreement, the Sellers with respect to the Business (A) shall not, (B) shall cause the Transferred Entities not to and (C) shall use their reasonable efforts to cause the Transferred Joint Ventures Entities not to:

     (i) acquire, sell, lease, encumber or dispose of any Assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of Assets in the ordinary course of business;

     (ii) except in the ordinary course of business or pursuant to existing agreements or commitments, (A) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

     (iii) (A) enter into, adopt or amend any employee benefit plan covering employees of the Business, except as may be required by Law and except for the adoption or amendment of an employee benefit plan in which employees of the Business do not constitute a majority of plan participants; (B) enter into or amend any employment or severance agreement with any employee of the Business;
(C) increase in any manner the compensation or fringe benefits of, or modify the employment terms of, directors, officers or employees of the Business, generally or individually, except in the ordinary course of business or pursuant to existing collective bargaining agreements, agreements disclosed on Schedule 6.15 or other agreements not required by the terms of Section 6.15 to be disclosed on such Schedule; or (D) hire any new employees or consultants with respect to the Business, except in the ordinary course of business;

     (iv) change its accounting methods, principles or practices, except insofar as may be required by GAAP;

     (v) discharge or satisfy any Encumbrance or pay any obligation or liability other than in the ordinary course of business;

     (vi) mortgage or pledge any of its Assets or subject any such assets to any Encumbrance other than Permitted Liens;

     (vii) sell, assign, transfer or license any Intellectual Property, except for licenses of Intellectual Property in the ordinary course of business in conjunction with product sales;

     (viii) take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Contract or Permit relating to the Business if such violation, default or waiver would have a Material Adverse Effect;

     (ix) except for any capital expenditures (x) budgeted in the 1997 Annual Operating Plan previously delivered to Purchasers or (y) set forth in Schedule 6.26, make or commit to make any capital expenditure in excess of $100,000 per item or, when added to capital expenditures referred to in the foregoing clauses
(x) and (y), in excess of $400,000 in the aggregate;

     (x) enter into or extend any lease or sublease of real property or any equipment lease involving payments by the Business in excess of $50,000 per year; or

     (xi) agree in writing or otherwise to take any of the foregoing actions.

     (b) The Sellers shall promptly notify the Purchasers of any lawsuits, claims, proceedings or investigations which are commenced, or, to the Knowledge of Sellers, threatened in writing, against the Business, any Seller, Transferred Entity, or their respective stockholders, officers or directors between the date of this Agreement and the Closing Date which could be reasonably expected to have a Material Adverse Effect.

     (c) During the period from the date of this Agreement to the Closing, the Sellers shall (i) accept customer orders in the ordinary course of business, and
(ii) cooperate with the Purchasers in communicating with suppliers and customers to accomplish the transfer of the Assets to and the purchase of the Business by the Purchasers on the Closing Date.

     Notwithstanding any other provision hereof, (x) the Transferred Entities may distribute or dividend all of their cash, cash equivalents and intercompany accounts and notes receivable (other than any Accounts Receivable) to their shareholders at or prior to the Closing, (y) Sellers, the Transferred Entities and their Affiliates may repay intercompany borrowings and (z) Sellers and the Transferred Entities may factor trade accounts receivable and trade notes receivable of the Business and permit Encumbrances thereon until the consummation of such factoring. With respect to the Transferred Joint Venture Entities and with respect to the compliance by such entities with the provisions of this Section 8.1, between the date of this Agreement and the Closing Date, if the consent of any Seller would be required to enable a Transferred Joint Venture Entity to take any of the actions restricted or prohibited by this
Section 8.1, such Seller shall withhold such consent.

     8.2 Access to Records and Properties. From the date hereof until the Closing Date, Sellers shall, and shall cause the Transferred Entities to:

     (a) Provide Purchasers and their officers and other representatives and employees with such access to the facilities of the Business and its principal personnel and such books and records pertaining to the Business, as Purchasers may reasonably request, without charge by Sellers to Purchasers (but otherwise at Purchasers' expense), provided that Purchasers agree that such access will be requested and exercised during normal business hours and without causing unreasonable interference with the operations of the Business;

     (b) Furnish to Purchasers or their representatives, upon reasonable request, such additional financial and operating data and other information relating to the Business; and

     (c) Make available to Purchasers, upon reasonable request, for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers pertaining to any proceedings and matters listed in the Schedules hereto.

     8.3 Consents.

     (a) On or before August 29, 1997, Sellers and Purchasers shall each make their initial filing (and shall thereafter make any required filings (including responses to requests for additional information)) with the FTC and the DOJ pursuant to the H-S-R Act, and any other Governmental Authority whose acquiescence or consent is necessary in order for the transactions contemplated by this Agreement to be consummated. The parties shall use reasonable efforts to demonstrate that such transactions should not be opposed by the FTC, the DOJ, or such other Governmental Authority, and Purchasers and Sellers shall use their reasonable efforts to eliminate as promptly as practicable any objection that the FTC or DOJ may have to the transactions contemplated hereby.

     (b) Sellers will use reasonable efforts (which shall not include any obligation of Sellers to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor) to obtain the Consents set forth in Part A of Schedule 8.3. Sellers shall pay the reasonable out-of-pocket administrative fees and expenses associated with obtaining such Consents and any other Consents set forth on Schedule 6.4 if and when sought (which shall not include any obligation to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor). Purchasers will use reasonable efforts (which shall not include any obligation of Purchasers to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor) to obtain the Consents set forth on Part B of Schedule 8.3. Purchasers and Sellers shall cooperate with each other in their efforts to obtain the Consents set forth in Schedule 8.3.

     (c) Sellers shall use reasonable efforts to obtain any consents required from the holders of the equity interests in the Transferred Joint Venture Entities (other than a Seller or any of its Affiliates) and of any Transferred Entity.

     8.4 Public Announcements. On and after the date hereof and through the Closing Date, Sellers and Purchasers shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Sellers nor Purchasers shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Law (including, without limitation, any required disclosures to employee representatives) or any listing agreement of either party hereto; provided, however, that if disclosure shall be required pursuant to applicable Law or a listing agreement, the parties shall seek to make such disclosure in a form mutually acceptable to them.

     8.5 Assurance of Title to Real Property; Survey.

     (a) United States Real Property. For Real Property located in the US:

     (i) Sellers have ordered title insurance binders or commitments for the issuance of a current ALTA Owner's policy or such other form of policy customarily used in the relevant jurisdiction, to be issued by Lawyers Title Insurance Corporation, or such other nationally recognized title insurance company licensed to do business in the relevant jurisdiction.

     (ii) Sellers have ordered an "as built" survey of each parcel of the Real Property. The survey shall be prepared by a licensed surveyor and shall be certified to the Purchasers, the title insurance company, the Sellers and to other parties as the Purchasers may reasonably direct, to a date subsequent to the date hereof that Purchasers shall reasonably request, and shall be in form sufficient to permit the title company to issue title insurance. The survey shall, to the extent permitted by Law and local practice, be a "ALTA/ACSM Land Title Survey", prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992, and meet the currently effective Accuracy Standards adopted by ALTA and ACSM.

     (iii) Purchasers and Sellers shall each pay one half of all costs of the surveys described above and the premiums, search fees and related charges for the title insurance policies to be issued pursuant to the title insurance binders and commitments described above.

     (b) UK Real Property.For Real Property located in the UK, Sellers shall have its UK counsel prepare certificates of title. Purchasers and Sellers each shall pay one half of all costs incurred by Sellers in obtaining said certificates of title.

     (c) Non-US and Non-UK Real Property.

     (i) For Real Property owned by Sellers and located outside the US and the UK, title to such Real Property will be verified in each case by the local notary or equivalent official, designated by Purchasers, responsible for preparing and filing the relevant real estate transfer document at the local land registry. Within ten (10) calendar days after the date hereof, Purchasers will communicate to Sellers the name of a notary or equivalent official in each jurisdiction to handle such real estate transfers. Sellers will have five (5) calendar days to object to Purchasers' proposal, it being understood that Sellers will not object unless Purchasers' choice of a notary or equivalent official would, in Sellers' reasonable opinion, give rise to a significant delay in the execution of any Foreign Transfer Agreement.

     (ii) Title to non-US and non-UK Real Property that is owned by a Transferred Entity may be verified prior to the Closing Date by a notary or equivalent official designated by Purchasers, provided that (A) the cost of such verification shall be borne by Purchasers and (B) such verification shall not constitute a valid reason to delay the execution of any Foreign Transfer Agreement.

     (iii) Purchasers and Sellers agree that the mere notation of an Encumbrance by a notary or equivalent official shall not be deemed to release Sellers from any representation set forth in Section 6.7(a)(i).

     8.6 Guarantees. Purchasers shall use their reasonable efforts to obtain, on or before the Closing Date, the release of each of the obligations of Sellers (or any Affiliate thereof other than the Transferred Entities) to guaranty the Liabilities of any Transferred Entity or any Transferred Joint Venture Entity or which otherwise relates to the Business, including, without limitation, the guarantees that are listed on Schedule 8.6, and, to that end, shall provide such guarantees or other credit support as shall be required to obtain such release. If Purchasers fail to obtain any such release or the terms of such release are unreasonable in Sellers' good faith judgment, Purchasers shall, at the Closing, enter into an agreement (the "Guaranty Agreement"), in form reasonably satisfactory to Sellers (and secured by a letter of credit reasonably acceptable to Sellers), containing covenants to indemnify the Sellers in respect of any liability or expense incurred by Sellers (or an Affiliate thereof other than the Transferred Entities) in respect of any claim made in respect of any such liability or expense.

     8.7 Covenant by Parents. AlliedSignal shall cause the other Sellers, and Breed shall cause the other Purchasers, to perform and comply with their respective obligations under this Agreement, the Foreign Transfer Agreements and the other Ancillary Agreements.

     8.8 Notification of Certain Matters. Between the date hereof and the Closing, Sellers and Purchasers will give prompt notice in writing to the other of (i) any information known to them that indicates that any of their representations or warranties, as the case may be, contained herein will not be true and correct in a manner that will result in the failure of a condition contained in Articles 9 or 10 to the other parties' obligations hereunder and
(ii) the occurrence of any event known to Sellers or Purchasers which will result, or have a reasonable prospect of resulting, in the failure to satisfy a condition specified in Articles 9 (in the case of Sellers) or 10 (in the case of Purchasers). In addition, within three (3) days prior to the Closing, Sellers shall notify Purchasers in writing and provide Purchasers with a copy of the following items which became effective or were created between the date hereof and such date: (i) any written Contract of the type referred to in clauses (i) through (viii) of Section 6.9; (ii) any written agreements with respect to Intellectual Property of the type referred to in the second sentence of Section 6.10(a); and (iii) any written agreements or benefit plans of the type referred to in Section 6.15 and updated lists of Salaried Employees and European Employees, in each case for which Purchasers' consent was not required under
Section 8.1(a).

     8.9 Exclusivity. The Sellers shall not and shall cause the Sellers' Affiliates not to, and shall cause their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in the discussions or negotiations with any Person (other than the Purchasers) concerning any merger, consolidation, sale of assets, tender offer, recapitalization, accumulation of shares of stock, proxy solicitation or other business combination involving the Business or any material portion thereof or (b) provide any non-public information concerning the Business to any person or entity (other than the Purchasers or in the ordinary course of business). The Sellers shall immediately notify Breed of, and shall disclose to Breed the substantive terms of, any inquiries, discussions or negotiations of the nature described in this Section 8.9.

     8.10 Reasonable Efforts. Without limitation of the last sentence of Section 1.1, Sellers and Purchasers shall use their reasonable efforts to satisfy, and to cooperate with and to assist the other in satisfying, the conditions set forth in Articles 9 and 10, respectively.

     8.11 Environmental Matters; Covenants.

     (a) Prior to the Closing, Sellers shall use their best efforts to obtain a construction permit issued by the appropriate local regulatory agency for the AlliedSignal SRS facility located at 1601 Midpark Road, Knoxville, Tennessee, containing terms and conditions that will not restrict the ability of the facility to operate at currently planned production levels, including reasonably anticipated expansion, for the duration of the term of the permit, as previously requested by AlliedSignal in its draft permit application materials.

     (b) Prior to the Closing, Sellers shall remove and dispose of all solid waste (including, without limitation, waste oils and recyclable materials) and hazardous waste generated for offsite disposal in the ordinary course of Sellers' and the Transferred Entities' businesses more than fifteen (15) days prior to the Closing Date from any Real Property or any real property subject to any Real Property Lease and management of such materials shall be in accordance and in material compliance with all applicable regulations. Sellers shall ensure that no such solid waste, hazardous waste or waste oils generated for offsite disposal in the ordinary course of Sellers' and the Transferred Entities' businesses more than fifteen (15) days prior to the Closing Date are present on any real property used primarily in the conduct of the Business as of the Closing.

     (c) Prior to the Closing, Sellers shall steam clean or otherwise thoroughly clean the following areas: all delivery bays, waste or virgin oil storage areas, raw material storage areas, drum storage areas, and hazardous and non-hazardous waste storage areas located at the AlliedSignal SRS facilities located at 1601 Midpark Road, Knoxville, Tennessee; the hazardous waste storage area and battery charging/servicing area at the AlliedSignal SRS facility located at 1644 Mustang Drive, Maryville, Tennessee; and the hazardous and non-hazardous waste storage area and raw material storage area outside of the AlliedSignal SRS facility located at 201 Industrial Boulevard, Greenville, Alabama.

     (d) Prior to the Closing, Sellers shall properly dispose of or cause to be properly disposed all spent inflators and all defective live inflators generated more than fifteen (15) days prior to the Closing Date, consistent with customer requirements for retention of certain inflators, located at any real property used primarily in the conduct of the Business (and including, without limitation, any joint venture facility). Management and disposal of such inflators shall be in accordance and in compliance with all applicable federal, state and local Laws.

     (e) Prior to the Closing, Sellers shall continue to pursue their present efforts to obtain valid General Operating Permits for the AlliedSignal SRS facilities located at (i) Calle 16 Avenidas, 6 Y 10, 84200 Agua Prieta, Sonora, Mexico, and (ii) Parque Industrial Valle Hermosa 89, 87500 C.D. Valle Hermosa
(Tam), Mexico.

     8.1 Manufacturing Agreement. In the event that the consent to Sellers' assignment of the Contract referred to in Item 48 of Schedule 6.4 has not been obtained as of the Closing, the applicable parties shall enter into a mutually satisfactory manufacturing agreement substantially in the form of Exhibit 8.12 (the "Manufacturing Agreement") with respect to such Contract under which Sellers shall agree to have the products subject to such Contract made by Purchasers. The final sentence of Section 2.3(b) shall not apply to the Manufacturing Agreement.

     8.13 BAICO Agreement. Prior to the Closing, Purchasers shall enter into a services agreement with BAICO (the "BAICO Agreement") to be effective upon the consummation of the Closing, which agreement (a) shall provide that Purchaser shall provide BAICO the same services as are presently being supplied to BAICO by Sellers at a cost computed on the same basis as the cost presently charged by Sellers to BAICO in performing Sellers' obligations thereunder and (b) shall survive for so long as BAICO provides inflators to Breed. Prior to the Closing, Breed shall, and Sellers shall use reasonable efforts to cause BAICO, to enter into supply agreements between BAICO and Breed to be effective upon the consummation of the Closing, which agreements shall be for a term of three (3) years and shall contain terms and conditions consistent with those in the existing agreements between BAICO and Sellers. Prior to the Closing, Sellers shall use reasonable efforts to cause BAICO and BAG, S.p.A. to enter into a supply agreement between BAG, S.p.A. and BAICO to be effective upon the consummation of the Closing, which agreement shall be for a term of three (3) years and shall contain terms and conditions consistent with those in the existing supply agreement between BAG, S.p.A. and BAICO.

     9. CONDITIONS TO OBLIGATIONS OF PURCHASERS. The obligations of Purchasers to be performed by Purchasers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Purchasers in their sole discretion:

     9.1 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement. No lawsuit shall have been instituted by any Governmental Authority which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which is reasonably likely to impose a material limitation on the right of the Purchasers to own or use the Assets or conduct the Business acquired by Purchasers pursuant to this Agreement after the Closing or materially affect Purchasers' conduct of such Business. No lawsuit shall have been instituted by any other third party that Purchasers reasonably believe would be successful and would have a material adverse effect on the value of the Assets and the Business.

     9.2 Certificates of Sellers. Purchasers shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Article 12 of this Agreement; provided, however, that Sections 9.3 and 9.5 shall be the sole conditions to Purchasers' obligations relating to the obtaining of Consents.

     9.3 Consents. Those Consents listed on Schedule 9.3 shall have been obtained and remain in full force and effect at Closing or, if any such Consent shall not have been obtained or shall not remain in full force and effect at the Closing, Sellers shall have in place an arrangement reasonably satisfactory to Purchasers pursuant to which Purchasers will receive the use and/or economic benefits under the agreements related to such Consents not so obtained or not so in effect.

     9.4 No Breach. Each representation and warranty of Sellers contained in this Agreement that (i) is qualified by a reference to Material Adverse Effect shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date), or (ii) is not so qualified, shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date) with such exceptions in the case of this clause (ii) as could not reasonably be expected to have a Material Adverse Effect. Each covenant and agreement of Sellers required by this Agreement to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchasers will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of AlliedSignal, to the effect that the conditions set forth in this Section 9.4 have been satisfied.

     9.5 Competition Law Clearances. The waiting period under the H-S-R Act applicable to the purchase of the Assets shall have expired or otherwise been terminated and the Merger Approvals shall have been obtained; provided, however, that if the parties are unable to agree as to the obligation to obtain any such approval, such approval shall not be a Closing condition hereunder unless prior to the Closing the party asserting such requirement promptly delivers to the other party a written opinion of reputable local counsel to the effect that such approval is required.

     9.6 No Material Adverse Effect. Since the date of this Agreement, there shall have been no adverse change in the condition of the Assets or the financial condition or results of operations of the Business which has had or could reasonably be expected to have a Material Adverse Effect.

     10. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to be performed by Sellers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Sellers in their sole discretion:

     10.1 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement. No lawsuit shall have been instituted by any Governmental Authority which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

     10.2 Certificates of Purchasers. Sellers shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Article 13 of this Agreement; provided, however, that Sections 10.3 and 10.5 shall be the sole conditions to Sellers' obligations relating to the obtaining of Consents.

     10.3 Consents. Those Consents listed on Schedule 10.3 shall have been obtained and remain in full force and effect at Closing.

     10.4 No Breach. Each representation and warranty of Purchasers contained in this Agreement that (i) is qualified by a reference to materiality shall be true and correct in all respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date), or (ii) is not so qualified, shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date) with such exceptions in the case of this clause (ii) as could not reasonably be expected to preclude Purchasers in any material respect from consummating the transactions contemplated by this Agreement. Each covenant and agreement of Purchasers required by this Agreement to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Sellers will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Breed, to the effect that the conditions set forth in this
Section 10.4 have been satisfied.

     10.5 Competition Law Clearances. The waiting period under the H-S-R Act applicable to the purchase of the Assets shall have expired or otherwise been terminated and the Merger Approvals shall have been obtained; provided, however, that if the parties are unable to agree as to the obligation to obtain any such approval, such approval shall not be a Closing condition hereunder unless prior to the Closing the party asserting such requirement promptly delivers to the other party a written opinion of reputable local counsel to the effect that such approval is required.

     11. TERMINATION; SURVIVAL.

     11.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

     (a) by mutual consent of Purchasers and Sellers;

     (b) by Purchasers, (x) if the transactions contemplated hereby are not consummated on or before December 31, 1997 (the "Deadline") as a result of the failure of a condition in Article 9 or (y) if any condition in Article 9 shall become incapable of being satisfied, unless, in the case of each of clauses (x) and (y), such failure or incapacity was caused by Purchasers' breach of a covenant or agreement contained herein;

     (c) by Sellers, (x) if the transactions contemplated hereby are not consummated on or before the Deadline as a result of the failure of a condition in Article 10 or (y) if any condition in Article 10 shall become incapable of being satisfied, unless, in the case of each of clauses (x) and (y), such failure or incapacity was caused by Sellers' breach of a covenant or agreement contained herein; or

     (d) by Sellers, if as of the Closing Purchasers do not have sufficient funds to enable them to make payment of the Initial Purchase Price at the Closing as contemplated herein.

     Notwithstanding the foregoing, with respect to the foregoing Section 11.1(d), if as of the Closing Purchasers are engaged in good faith efforts to obtain such financing, (i) the Closing shall be deferred for fifteen (15) days,
(ii) Purchasers shall have one such fifteen (15) day period during which to cure any failure to satisfy any condition to providing such financing of the applicable banks, and (iii) Sellers' right to terminate this Agreement shall be deferred until the end of such period. If Purchasers have not obtained such financing by the end of such period, Sellers may terminate this Agreement pursuant to Section 11.1(d).

     11.2 Effect of  Termination.  If this  Agreement is terminated  pursuant to
Section 11.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination; provided, that notwithstanding the foregoing, (i) if such termination is effected pursuant to Section 11.1(b) or (c) as the result of a breach of a covenant or agreement contained herein, or such termination is effected pursuant to Section 11.1(d) as a result of Purchasers' breach of their representation and warranty in Section 7.6, the party having so breached shall remain liable to the other party hereto on account of such breach, and the non-breaching party shall retain all rights in equity or law arising as a result of such breach and (ii) if such termination is effected pursuant to Section
11.1(b) as a result of the failure of, or incapability of satisfying, the condition set forth in the first sentence of Section 9.4, Sellers shall remain liable to the Purchasers for, and Purchasers' sole and exclusive remedy shall be, reimbursement of Purchasers' out of pocket costs incurred in connection with this Agreement and the transactions contemplated hereby. The provisions of this
Section 11.2, of Section 16.1 and of the Confidentiality Agreement shall survive any termination of this Agreement.

     12 DOCUMENTS TO BE DELIVERED BY SELLERS AT THE CLOSING. At the Closing, Sellers shall deliver to Purchasers (subject to Section 2.3):

     (a) Secretaries' certificates certifying to (i) resolutions adopted by Sellers evidencing the authorizations described in Section 6.2, (ii) the constituent documents of Sellers, and (iii) incumbency of the officers of Sellers executing this Agreement, Ancillary Agreements and documents required hereunder and thereunder;

     (b) Executed and acknowledged quitclaim deeds or similar transfer documents sufficient to convey the title of the relevant Seller, in a form reasonably acceptable to Purchasers, with respect to each parcel of Real Property owned by a Seller (collectively, the "Deeds"); provided, however, if with respect to US Real Property a quitclaim deed is not sufficient to convey title or is not insurable by Lawyers Title Insurance Company (or, if it is not licensed in a particular jurisdiction, another nationally recognized title insurance company licensed in that jurisdiction) in a jurisdiction where title insurance is available, a special warranty deed (called a bargain and sale with covenants against grantor's acts deed in New York) or its equivalent shall be the form of deed to be used but such deed shall provide that the warranties may not be relied upon by anyone other than Purchasers (including, without limitation, title insurers and others later in the chain of title) and that Purchasers shall have no rights against Sellers for any breach of the warranties contained in any such deed;

     (c) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to Purchasers, with respect to any rights appurtenant to the Real Property owned by a Seller included in the Assets which cannot be transferred by deed (collectively, the "Real Property Assignments");

     (d) (i) An executed bill of sale or other appropriate instruments of transfer, in form reasonably acceptable to Purchasers, with respect to all of the Personal Property, Inventory, Accounts Receivable and any other Assets (other than Assets ("UK Transferable Assets") located in the UK which are capable of passing by delivery) not transferred or assigned by any other documents or instrument described in this Section and (ii) possession of all UK Transferable Assets;

     (e) Separately executed and acknowledged Assignments, in recordable form and reasonably acceptable to Purchasers, sufficient to transfer the Intellectual Property (collectively, the "Intellectual Property Assignments") and powers of attorney in forms reasonably acceptable to Purchasers executed by Sellers permitting Purchasers to prosecute any pending applications for Intellectual Property rights, except to the extent such documents are not delivered at the Closing (i) they will be delivered within four (4) months after the Closing Date with respect to US Intellectual Property and (ii) they will be delivered within six (6) months after the Closing Date with respect to non-US Intellectual Property;

     (f) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to Purchasers, with respect to the Intellectual Property licenses granted to Sellers by third parties and granted to third parties by Sellers (collectively, the "License Assignments");

     (g) Executed Assignment and Assumption Agreement in a form reasonably acceptable to Purchasers, with respect to the Contracts other than the Joint Venture Agreements (collectively, the "Contract Assignments");

     (h) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to Purchasers, with respect to Sellers' rights and obligations under the Joint Venture Agreements (the "Joint Venture Assignments");

     (i) Executed a services agreement, substantially in the form of Exhibit 12(i) (the "Services Agreement");

     (j) Executed agreement for the use of the "Bendix" and "AlliedSignal" trademarks, substantially in the form of Exhibit 12(j) ("Trademark License");

     (k) Executed stock transfer agreements, asset transfer agreements and/or other instruments of conveyance with respect to the transfer of Assets outside the US (including, without limitation, Equity Interests in entities organized in jurisdictions outside the US) substantially in the form of Exhibit 12(k); it being understood that such agreements and/or other instruments of conveyance are intended solely to formalize such foreign transfers in order to comply with any local Laws pertaining thereto ("Foreign Transfer Agreements");

     (l) Certificates representing the Equity Interests in the Transferred Entities and the Transferred Joint Venture Interests (other than the Transferred Joint Venture Interest with respect to the Joint Venture Entity listed as item 4 on Attachment B which will be transferred to Purchasers as a result of the transfer of the Equity Interest in the third item on Attachment D pursuant hereto), duly endorsed in blank or accompanied with appropriate stock powers if stock, or duly executed assignments of such Equity Interests or Transferred Joint Venture Interests which are not held in the form of stock, or Sellers shall have taken such other actions as may be necessary under applicable Laws to transfer ownership of such shares, Equity Interests and Transferred Joint Venture Interests to the Purchasers;

     (m) Resignations of those officers and directors of the Transferred Entities who are not employees of the Transferred Entity which Purchasers shall request in writing before the Closing;

     (n) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to Purchasers, with respect to each Real Property Lease in favor of a Seller (collectively, the "Real Property Lease Assignments");

     (o) Books and records of the Transferred Entities, including for each, the corporate minute book, seal and stock ledger book;

     (p) Applications and other required documentation of Sellers to Purchasers which enable Purchasers to obtain the benefit of any applicable reductions of or exemptions from Transfer Taxes in connection with the transfer of the Assets or the Equity Interests by Sellers to Purchasers hereunder;

     (q) Executed deed referred to in Section 5.3.3(b);

     (r) Executed testing agreement with respect to load-leveling fiber and seat belt webbing substantially in the form of Exhibit 12(r);

     (s) Executed agreement for the supply of polyester and nylon fibers substantially in the form of Exhibit 12(s);

     (t) Executed agreement with respect to the products set forth in Attachment C substantially in the form of Exhibit 12(t);

     (u) Executed Manufacturing Agreement (if applicable) and Guaranty Agreement (if applicable);

     (v) Executed Assignment and Assumption Agreement, in form reasonably acceptable to Purchasers, with respect to the CMA referred to in Section 14.12 (the "CMA Assignment");

     (w) Executed sublease substantially in the form of Exhibit 14.11; and

     (x) All such other documents and instruments of conveyance as shall be reasonably necessary to transfer to Purchasers the Assets in accordance herewith.

     13. PAYMENT BY PURCHASERS AT THE CLOSING; DOCUMENTS TO BE DELIVERED BY PURCHASERS AT THE CLOSING. At the Closing, Purchasers shall make the wire transfer of funds called for by Section 3.1 and shall execute where applicable and deliver to Sellers:

     (a) Executed undertakings and assumptions of Purchasers, in form reasonably satisfactory to Sellers, with respect to the assumption by Purchasers of the Assumed Liabilities;

     (b) Secretaries' certificates certifying to (i) resolutions adopted by Purchasers evidencing the authorizations described in Section 7.2, (ii) the constituent documents of Purchasers, and (iii) incumbency of the officers of Purchasers executing this Agreement, Ancillary Agreements and documents required hereunder and thereunder;

     (c) Executed Real Property Assignments, Real Property Lease Assignments, Intellectual Property Assignments, License Assignments, Contract Assignments, Joint Venture Assignments, Services Agreement, Trademark License, Manufacturing Agreement (if applicable), CMA Assignments, deed referred to in Section 5.3.3(b), agreements referred to in Sections 12(r), 12(s) and 12(t), sublease referred to in Section 14.11, Guaranty Agreement (if applicable), the BAICO Agreement and Foreign Transfer Agreements;

     (d) Applications and other required documentation of Purchasers to Sellers which enable Sellers to obtain the benefit of any applicable reductions of or exemptions from Transfer Taxes in connection with the transfer of the Assets or the Equity Interests by Sellers to Purchasers hereunder, including but not limited to completed resale certificates for each state in which inventory transferred pursuant to this Agreement is located for purposes of the respective state's sales and use taxes; and

     (e) All such other documents and instruments of assumption as shall be reasonably necessary for Purchasers to assume the Assumed Liabilities in accordance herewith.

     14. POST-CLOSING OBLIGATIONS.

     14.1 Covenant Not to Compete; No Raid.

     (a) For a period of five (5) years after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, engage, and shall use its reasonable efforts to prevent any joint venture of any Seller or any such Affiliate from engaging, directly or indirectly, in the business of designing, developing, manufacturing, marketing and/or selling automotive occupant restraint products and systems (including, without limitation, seat belt and air bag assemblies and components) anywhere in the world ("Competitive Activities"); provided that the foregoing shall not prohibit:

     (i) Sellers or any of the accounts managed by them, including without limitation, of any pension or other benefit plan of Sellers, from owning any outstanding capital stock or other equity interests of any Person engaging in any Competitive Activities provided the aggregate beneficial ownership of Sellers (without reference to pension or other benefit plan assets) does not exceed more than five percent (5%) of all issued and outstanding securities of any such Person;

     (ii) Sellers, any of their Affiliates or any such joint venture from engaging in any or all of the Excluded Businesses or any other businesses other than the Business;

     (iii) Sellers from acquiring any Person or business that engages in Competitive Activities provided that (x) such activities do not constitute the principal activities of the Person or business to be acquired (based on the sales of such business during the preceding four (4) full calendar quarters) and
(y) if Competitive Activities constitute in excess of ten percent (10%) of the revenues of the Person or business acquired, Sellers use their reasonable efforts to divest that portion of such Person or business that engages in Competitive Activities within twelve (12) months after the acquisition thereof;

     (iv) Sellers from maintaining or acquiring any business that designs, develops, manufactures and/or supplies the kinds of materials or services that are supplied to the Business as of the Closing Date, including, without limitation, fibers, plastic components, and propellant; provided, that design, development, manufacture and/or supply of such materials or services is part of a broader business and Sellers are not engaging in such business solely for the purposes of being in the automotive safety restraint business;

     (v) Sellers from owning any and all of the Retained Interests during the one-year period set forth in Section 2.3(b) and, if Sellers have not transferred to Purchasers ownership of any such Retained Interests prior to the expiration of such period, the ownership of such Retained Interests and, with respect to any such Retained Interest that is a Transferred Entity or Transferred Joint Venture Interest, the conduct of the business of such Retained Interest thereafter;

     (vi) Sellers from performing their obligations under the agreement referred to in Section 12(t); or

     (vii) Sellers (A) from owning any interest in the Joint Venture Entity listed as item 3 on Attachment B or (B) from engaging in the business of such entity.

     (b) For a period of two (2) years following the Closing Date, (i) without the prior approval of Breed, each Seller shall not, and shall cause its Affiliates not to, solicit or induce (or initiate discussions relating to future employment with) any salaried employee of the Business on the date of such solicitation or inducement or the initiation of such discussions to accept employment with any Seller or any Affiliate thereof and (ii) without the prior approval of AlliedSignal, each Purchaser and each Transferred Entity shall not, and shall cause its Affiliates not to, solicit or induce (or initiate discussions relating to future employment with) any salaried employee of any Seller or their Affiliates, as the case may be, on the date of such solicitation or inducement or the initiation of such discussions to accept employment with any Purchasers, any Transferred Entity or any of their Affiliates, except in the case of clauses (i) and (ii) for persons whose employment is solicited or procured through newspaper ads or through the services of executive search firms engaged in a broad-based search (and not engaged for the purpose of circumventing this Section 14.1(b)).

     (c) This Section 14.1 is subject to the provisions of Section 15.9(b).

     14.2 Tax Matters.

     (a) As to Transferred Assets.

     (i) Subject to the provisions of Section 14.2(c), all Taxes related to the Business which are accrued or accruable with respect to events or conditions occurring prior to the Closing Date shall be borne by Sellers (regardless of whether assessed against any Purchasers as transferees or successors). For this purpose, the day immediately preceding the Closing Date shall be treated as the last day of a taxable period, whether or not the taxable period in fact ends on such date.

     (ii) Taxes shall be allocated between Sellers and Purchasers either (A) as accrued or provided for in accordance with applicable generally accepted accounting principles or (B) if not so accrued or provided for, then in the same ratio as the number of days in the taxable period either (x) from the beginning of the taxable period through the day immediately preceding the Closing Date (to Sellers) or (y) from the Closing Date through the end of the taxable period (to Purchasers) has to the total number of days in the taxable period.

     (iii) Payment in full of any amount due from a Seller to Purchasers, or from a Purchaser to Sellers, under this Section 14.2 shall be made by such party to the other party within five (5) business days of receipt of written demand from the other party accompanied by reasonably appropriate documentation which demand shall not be made sooner than ten (10) business days before payment of the Taxes which are the subject of the demand is made.

     (iv) Sellers shall use reasonable efforts to cause the US Transferred Joint Venture Entities, to the extent allowable under the Joint Venture Agreements with respect thereto, to make an election under Section 754 of the Code concerning an adjustment to basis of partnership property, effective as of the day immediately preceding the Closing Date.

     (b) As to Transferred Entities. With respect to the Transferred Entities (except clauses (ii) and (iv) below which apply to both Assets transferred to Purchasers hereunder and to Transferred Entities):

     (i) Current Taxes. The applicable Transferred Entity has timely filed, or will timely file, all Tax Returns required to be filed for all taxable periods ending prior to the Closing Date and the applicable Transferred Entity has paid or will pay the Taxes shown on such returns, as well as any required Tax deposits with respect to such periods, in full. The applicable Transferred Entity will prepare and timely file all Tax Returns for taxable periods ending on a date on or after the Closing Date (which may include the Closing Date), in a manner consistent with proper past practices and the applicable Transferred Entity will pay the Taxes shown on such returns. The applicable Seller will remit to the applicable Purchaser at least five (5) days before the date such Tax payment is due an amount equal to the applicable Seller's allocable portion (as determined in accordance with the provisions of Section 14.2(a)(ii)) of the Taxes shown on such returns that would have been payable for a taxable period ending on the close of business on the day immediately preceding the Closing Date, reduced by any amounts of such Taxes prepaid or deposited by the applicable Transferred Entity prior to the Closing Date (including any amounts the applicable Seller has contributed to the applicable Transferred Entity which have been deposited as payment of such Taxes prior to the Closing Date). To the extent such prepayment or deposit exceeds the applicable Seller's allocable portion of Taxes, such excess will be paid by the applicable Purchaser to the applicable Seller at least five (5) days before the date the Tax payment is due if the Transferred Entity applies such amount to its Tax liability for the year or upon the receipt of the refund if such amount is to be refunded.

     (ii) Adjustments. Purchasers shall indemnify and hold Sellers harmless against all Taxes for all taxable periods ending on or after the Closing Date, except to the extent Sellers are responsible for Taxes with respect to taxable periods ending prior to the Closing Date. Sellers shall be entitled to all refunds of Taxes with respect to all taxable periods ending prior to the Closing Date (except as provided below), and Purchasers shall pay over to Sellers such amounts received by Purchasers within ten (10) business days after their receipt thereof. Notwithstanding the preceding sentence, in the event that (A) a Transferred Entity shall record a net operating lost ("NOL") or shall be entitled to any tax credit in or for any period on or after the Closing Date,
(B) such NOL or tax credit may be carried back under applicable Law by the Transferred Entity to a taxable period that ended prior to the Closing Date, and
(C) the carry-back of such NOL or tax credit results in a refund to the Transferred Entity for a taxable period that ended prior to the Closing Date, the Transferred Entity shall be entitled to retain such refund.

     (iii) Termination of Prior Tax Sharing Agreements. Effective on the Closing Date, all tax sharing agreements, whether or not written, to which the Sellers and the Transferred Entities are parties shall be terminated without further obligations on the part of any party thereto (other than the obtaining of any consent of a Transferred Entity to such termination as may be required under applicable law, which consent the Sellers shall cause to be executed and delivered) and the provisions of this Agreement shall govern the rights and obligations of the Sellers and Transferred Entities to make or receive payments or refunds of Taxes. Sellers shall execute (and shall cause the Transferred Entities to execute) any documents that may be reasonably required to evidence agreement with this Section 14.2(b)(iii).

     (iv) Cooperation and Exchange of Information. Sellers and Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents, or determine any information not then in its possession, in response to a request under this Section. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain all returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. The Transferred Entities shall at their own cost and expense fully and accurately complete and submit any tax data packages required by Sellers within the time periods established by the Tax Department of AlliedSignal consistent with past practices, subject to Sellers' reimbursement of the Transferred Entities' reasonable out-of-pocket costs and reasonable costs (excluding wages and salaries) of making employees available for such purpose, upon Sellers' receipt of reasonable documentation of such costs.

     (v) If in connection with any examination, investigation, audit or other proceeding of any Tax Return covering operations of a Transferred Entity for any period ending prior to the Closing Date (including any taxable period beginning before and ending on or after the Closing Date, a "Joint Period"), any governmental body or authority issues to Purchasers or a Transferred Entity a notice of deficiency, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such Tax Return, Purchasers shall notify Sellers of the receipt of such communication from the governmental body or authority within ten (10) days after receiving such notice of deficiency, proposed adjustment or assertion of claim or demand. In connection with any Tax Return covering operations of a Transferred Entity for periods ending prior to the Closing Date (including a Joint Period proceeding that affects only that portion of the Joint Period ending on the day immediately preceding the Closing
Date), (i) Sellers shall, at their expense, have the sole and exclusive right, power and authority to contest any such assessment, proposal, claim, demand or other proceeding and to represent and act for and on behalf of such Transferred Entities in connection with any notice, proposal, investigation, assessment, audit, examination or any other proceeding of any kind whatsoever for any such periods, and (ii) Sellers shall, at their expense, have full, right, power and authority to take any and all actions and to do any and all things on behalf of themselves or the Transferred Entities, which they deem necessary and appropriate in connection with any of such proceedings, including, without limitation, litigating any claims, settling any claims or waiving the provisions of any applicable statute of limitation as such may apply to the assessment of any Taxes for any such periods. Sellers and Purchasers shall jointly control any Joint Period proceeding affecting both the portion of the Joint Period ending on the day immediately preceding the Closing Date and the portion of the Joint Period beginning on the Closing Date. Sellers and Purchasers agree to cooperate in good faith to jointly represent and act for and on behalf of the Transferred Entities and to agree to take any and all actions and to do any and all things on behalf of the Transferred Entities, which they deem necessary and appropriate in connection with such Joint Period proceedings. Sellers and Purchasers shall bear their own respective costs and expenses of any Joint Period proceedings.

     (c) Sellers and Purchasers shall each pay one-half of all sales, use, registration, transfer, documentary, stamp, reporting or recording Taxes or fees (excluding value added taxes, collectively, "Transfer Taxes"), including interest and penalties thereon imposed as a result of failure to properly and timely file Transfer Tax returns or documents or pay to the relevant tax authority any such Transfer Taxes, to the extent such Transfer Taxes are imposed or incurred by reason of the transfer of either any Assets or the shares of a Transferred Entity by Sellers to Purchasers or the Transferred Entities hereunder, provided that neither party to such a transfer shall be required to share in any interest or penalties to the extent that any failure to properly and timely file Transfer Tax returns or documents or pay Transfer Taxes was due to the other party's negligence or willful neglect. The non-assessed party shall pay to the assessed party its fifty percent (50%) share of Transfer Taxes within ten (10) days of receipt of written demand from the assessed party accompanied by reasonably appropriate documentation. The applicable parties shall file or deliver applications or other required documentation to or with each other and the relevant state, local and foreign tax authorities to obtain the benefit of any applicable exemptions from Transfer Taxes in connection with the transfer of any Assets to Purchasers hereunder. For purposes of this Section 14.2(c), Transfer Taxes shall be deemed not to include customs duties or any recapture of tax incentives or abatements.

     (i) Neither Sellers nor Purchasers shall cause or knowingly permit this Agreement to be brought into the UK and the parties shall take all reasonable efforts to keep this Agreement from being brought into the UK. If a party subsequently determines that this Agreement or any part thereof should be introduced into the UK, that party shall secure the consent of the other party to such action. Upon introduction of this Agreement or any part thereof into the UK, Purchasers shall pay to the Inland Revenue any UK stamp duty payable and take appropriate measures to ensure this Agreement or the relevant part thereof is duly stamped.

     (ii) Purchasers shall pay or cause to be paid all value added taxes ("VAT") imposed or incurred by reason of the transfer of either Assets or the shares of a Transferred Entity by Sellers to Purchasers hereunder or, if required by applicable Law to be remitted by Sellers, Purchasers shall pay such VAT and charges to Sellers. Such VAT and charges are not included in the purchase price (i.e., the purchase price is exclusive of any VAT) and shall be borne and remitted by Purchasers. Sellers agree to cooperate with Purchasers in all reasonable ways to minimize such VAT and charges. The applicable parties shall file or deliver applications or other required documentation to or with each other and the relevant state, local and foreign tax authorities to obtain the benefit of any applicable exemptions from VAT in connection with the transfer of any Assets to Purchasers hereunder, provided such exemptions do not generate any other incremental Taxes.

     (iii) The purchase price to be allocated to the UK Business is exclusive of VAT. The parties intend that the transfer of the UK Business shall be a transfer of a part of a business as a going concern within Article 5 of the Value Added Tax (Special Provisions) Order 1995 (the "Order"). The applicable Seller and the applicable Purchaser agree to use all reasonable ways to ensure that such transfer is so recognized by HM Customs & Excise, thereby eliminating the need for appeal by the applicable Seller against any such adverse determination by HM Customs & Excise. On or before the Closing Date, the applicable Seller of the UK Business shall apply to HM Customs & Excise for a direction that all VAT records relating to the UK Business which the applicable Purchaser is required to preserve for any period after the Closing Date under sec.49(1)(b)and paragraph 6 of Schedule 11 of the Value Added Tax Act of 1994 of the United Kingdom ("VATA") shall be preserved instead by the applicable Seller, and the applicable Seller shall provide the applicable Purchaser with a copy of the direction made by HM Customs & Excise upon receipt thereof. The applicable Seller shall preserve such records for such period as may be required by law and during that period shall permit the applicable Purchaser or its agents to inspect and copy such records at its own cost. The applicable Purchaser hereby warrants and undertakes to the applicable Seller that (i) the applicable Purchaser shall, prior to the Closing, apply to HM Customs & Excise to be registered for VAT, (ii) the present intention of the applicable Purchaser is to continue the UK Business as a going concern, and (iii) the applicable Purchaser shall before the Closing Date make an election under paragraph 2 of Schedule 10 VATA with effect from the Closing Date to waive exemption from VAT in respect of all land and buildings situated in the UK and due to be transferred pursuant to this Agreement in respect of which the applicable Seller has made such an election, and in respect of all freehold land, buildings and works situated in the UK and due to be transferred pursuant to this Agreement which fall within item 1(a) of Group 1 Schedule 9 VATA, and shall give written notification of such election to HM Customs & Excise not less than seven (7) days before the Closing Date and shall provide the applicable Seller with a copy of such notification together with acknowledgment by HM Customs & Excise of such notification on or before the Closing Date. In the event HM Customs & Excise assesses the applicable Seller for VAT in relation to the transfer of the UK Business pursuant to this Agreement or determine that such transfer is not a transfer of a business as a going concern within Article 5 of the Order, then the applicable Purchaser shall on demand pay such VAT to the applicable Seller.

     (d) For the avoidance of doubt, it is hereby declared that the Adjusted Purchase Price is exclusive of value added tax, and the Purchasers agree to pay Sellers, in addition to the Adjusted Purchase Price, such amount of value added tax as may be payable.

     14.3 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment or assumption, or such other documents, to the other party as such other party reasonably may request to evidence or perfect Purchasers' right, title and interest to the Assets or to more effectively relieve Sellers of any liabilities or obligations to be assumed by Purchasers hereunder, and otherwise carry out the transactions contemplated by this Agreement.

     14.4 Reports; Access to Books and Records. After the Closing, Purchasers shall permit Sellers to have reasonable access to and the right to make copies of such of Purchasers' or the Transferred Entities' or their Affiliates' books, records and files for any reasonable purpose of Sellers, such as for use in litigation, financial reporting, tax return preparation, or tax compliance matters. In addition, Purchasers shall make available to Sellers, upon Sellers' reasonable request, personnel of Purchasers or the Transferred Entities or their Affiliates who are familiar with any such matter requested. Purchasers agree to preserve and keep all of the books, records and files of the Business included in the Assets for a period of not less than five (5) years after the Closing Date, or for any longer period as may be required for financial or tax purposes
(i) by any Governmental Authority, (ii) by any Law or (iii) in connection with any ongoing litigation, suit or proceeding. Prior to disposing of any such information, Purchasers shall afford Sellers a reasonable opportunity to segregate, remove or copy such books, records and files as Sellers may select. Purchasers shall also make available to Sellers, to the extent related to an Excluded Liability, copies of (a) process, material, test, manufacturing and quality specifications and (b) sales information reflecting volume, customers, yearly totals and similar information.

     14.5 Cooperation in Litigation. Purchasers and Sellers shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from their respective conduct of the Business acquired by Purchasers pursuant to this Agreement and involving one or more third parties. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

     14.6 Names and Marks. Purchasers acknowledge and agree that they do not by virtue of any of the transactions contemplated by this Agreement or otherwise, except the Trademark License, obtain any of Sellers' rights to any names, marks, trade names or trademarks incorporating "Bendix" or "AlliedSignal" or any derivation therefrom or any corporate symbols or logos incorporating "Bendix" or "AlliedSignal" either alone or in combinations or any goodwill represented thereby and pertaining thereto, all of which is, and commencing on the Closing Date will remain, the sole property of Sellers.

     14.7 Confidential Information. For a period of three (3) years from the Closing Date, Sellers and any Affiliate of Sellers shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or the Assets, including, without limitation, any information provided pursuant to Section 8.2 (the "Confidential Information"); provided, however, that the immediately foregoing restriction shall not restrict (i) disclosure by Sellers of any Confidential Information required by applicable Law or any court of competent jurisdiction, provided that Purchasers are given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to Sellers' attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (x) which is available publicly as of the date of this Agreement or
(y) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party or, (iv) Sellers' use of such Confidential Information to protect or enforce their rights under this Agreement in connection with tax or other regulatory filings, and (v) Sellers' and their Affiliates' use of such Confidential Information in the conduct of their own businesses if and to the extent not otherwise prohibited by Section 14.1.

     14.8 Foreign Country Offsets. In connection with certain transactions entered into in foreign countries, Sellers have committed through themselves and their subsidiary companies and divisions to expend funds for goods or services from such foreign countries or for investments in such foreign countries ("Foreign Country Offsets"). Sellers entered into these transactions in the expectation that amounts expended or invested by the Business would be included in calculating the Foreign Country Offsets and practices and procedures have been established whereby the Business periodically advises Sellers of the amount of Foreign Country Offsets expected to be obtained or which have been obtained in connection with the Business's operations and of other information relevant thereto. Purchasers agree for a period of five (5) years from the Closing Date to continue to advise Sellers with respect to Foreign Country Offsets consistent with Sellers' and the Transferred Entities practices and procedures prior to the Closing Date; provided, however, that Purchasers may discontinue such advice prior to such time to the extent that Purchasers can utilize such Foreign Country Offsets in the operation of the Business. Purchasers shall provide Sellers with a certificate of an executive officer of Purchaser and with appropriate documentation to support any assertion by Purchaser that it can so utilize any Foreign Country Offsets.

     14.9 Intercompany Trade Account. Included in the liabilities and obligations of the Business on the Statement of Net Assets and the Closing Statement of Net Assets are trade accounts payable and receivable, including accounts payable to and accounts receivable from other divisions or Affiliates of Sellers or the Transferred Entities for goods and services provided by other divisions and Affiliates of Sellers or the Transferred Entities to the Business and goods and services provided by the Business to such entities, including Sellers' allocations of corporate overhead (the net amount of such intercompany trade payables and receivables is referred to as the "Intercompany Trade Account"). Purchasers shall pay at the Closing an amount equal to the Intercompany Trade Account calculated based upon all unpaid intercompany trade payables and receivables invoiced no later than ten (10) days prior to the Closing Date. For purposes of clarification, the parties understand and agree that intercompany payables and receivables between other divisions and Affiliates of Sellers or the Transferred Entities and the Business which are not included in the Intercompany Trade Account are excluded from the Statement of Net Assets and Closing Statement of Net Assets, except for the receivables and payables with respect to BSRD Limited referred to in Section 2.1(o).

     14.10 Performance of Obligations. The applicable Purchasers shall, and shall cause the applicable Transferred Entities to, perform and fulfill all obligations and commitments of the Business existing as of the Closing Date or thereafter incurred, all in accordance with this Agreement.

     14.11 Industrial Revenue Bonds. At the Closing, Purchasers and Sellers agree to enter into a sublease agreement (and not a Real Property Assignment) in respect of the facility located in Greenville, Alabama in respect of which the Industrial Revenue Development Board of the City of Greenville has issued certain industrial revenue bonds (the "Industrial Revenue Bonds"). Such sublease shall be substantially in the form of Exhibit 14.11. The applicable Sellers represent and warrant that, except as set forth on Schedule 6.25, they have performed and satisfied all obligations required to be performed under all of their agreements relating to the Industrial Revenue Bonds up to and including the Closing Date and that the transactions contemplated by this Agreement will not result in a determination of taxability with respect to the Industrial Revenue Bonds, and Sellers agree to indemnify Purchasers for any breach of this representation and warranty and for any loss resulting to Purchasers as a result of Sellers' failure so to perform and satisfy such obligations. If as a result of Purchasers' or the Transferred Entities' failure to perform the above stated obligations after the Closing Date the interest on the Industrial Revenue Bonds becomes subject to federal income tax, or Sellers shall suffer any other loss related to such failure by Purchasers or the Transferred Entities, the applicable Purchaser shall indemnify the applicable Seller for losses it may suffer by reason of such event; provided, however, that (a) the applicable Purchaser must be provided the opportunity, upon reasonable notice, to participate in any action or proceeding that may result in a determination of taxability or loss to the applicable Seller and (b) the applicable Seller shall take all reasonable action necessary to mitigate such losses.

     14.12 JV Cash Management Agreements. At the Closing, Breed shall assume all rights and obligations of AlliedSignal under the Cash Management Agreement between AlliedSignal and Morton-Bendix (the "CMA"). Breed shall assume the economic position of AlliedSignal under the CMA as of the Closing Date with the right to receive any amounts owing to AlliedSignal on the Closing Date pursuant to the CMA and the obligation to pay any amounts payable by AlliedSignal on the Closing Date pursuant to the CMA. An amount equal to the difference between the amount (x) due to AlliedSignal on the Closing Date pursuant to the CMA, and (y) the amount payable by AlliedSignal on the Closing Date pursuant to the CMA shall be paid by Breed to AlliedSignal, if the amount described in clause (x) is greater than the amount described in clause (y), or by AlliedSignal to Breed, if the amount described in clause (y) is greater than the amount described in clause (x), within three (3) Business Days of the Closing.

     14.13 Italian Grants. If the Closing occurs, Purchasers shall use reasonable efforts to satisfy by December 31, 1998 the requirements that were and are the basis of the grants given and to be given to Purchasers (as successor to AlliedSignal Sistemi di Sicurezza S.p.A.) as part of an investment program pursuant to Italian Law No. 488 (and the agreements with respect to such grants are described in items 39 and 40 of Schedule 6.4).

     14.14 Certain Financial Information. Following the Closing, AlliedSignal shall, at Breed's expense, provide such assistance as Breed reasonably requests in connection with Breed's preparation of financial statements concerning the Business solely for the purpose of making any required filings under applicable US federal securities laws. Without limiting the foregoing, AlliedSignal shall
(i) request Price Waterhouse to afford Breed, at Breed's expense, reasonable access following the Closing to Price Waterhouse's workpapers related to the Business, (ii) at Breed's request, also request Price Waterhouse to prepare for Breed, at Breed's expense, audited financial statements of the Business for inclusion in Breed's Form 8-K filing to be made after the Closing with respect to the transactions contemplated hereby and (iii) request Price Waterhouse to consent to the use of the financial statements referred to above for purposes of such US federal securities law filings. The parties acknowledge that Price Waterhouse is not a party to this Agreement and will make any decisions with respect to any requests by Sellers or Purchasers in their professional judgment.

     15. INDEMNIFICATION.

     15.1 Indemnification by Sellers. If the Closing occurs, Sellers shall, jointly and severally, defend and indemnify and hold harmless Purchasers and their directors, officers, employees, agents, consultants, representatives, Affiliates, successors and permitted assigns ("Purchaser Indemnified Parties") from and against and in respect of (on a net after tax basis assuming that each indemnified Person has an effective tax rate of 40% (provided, however, that if an indemnified Person establishes by clear and convincing evidence that such Person's effective tax rate is other than 40%, such actual tax rate shall be used) and taking into account any Tax savings from the indemnified Losses ("Net After Tax Basis")) any and all claims, liabilities, obligations, losses, damages (excluding consequential damages, including without limitation, lost profits), costs, and out of pocket expenses (including without limitation, reasonable legal, accounting and similar expenses) (individually a "Loss" and collectively, "Losses") which any of them may incur arising out of or resulting from any one or more of the following:

     (a) any breach of any covenant or agreement on the part of a Seller in this Agreement or the Ancillary Agreements (other than the Commercial Agreements);

     (b) any breach of any representation or warranty (other than the representations and warranties set forth in Sections 6.10 (subject to Section 15.7(c)), 6.12 and 6.23 hereof) on the part of Sellers in this Agreement (it being understood and agreed that, except with respect to Sections 6.6, 6.8, 6.9(vii), 6.15(a), 6.15(b), 6.15(c) and 6.24 and clause (i) of Section 6.26, notwithstanding anything to the contrary in this Agreement, such representation or warranty shall be read as though it did not contain any materiality exceptions);

     (c) any of the Excluded Liabilities; and

     (d) the conduct of the Excluded Businesses and the ownership, use and possession of the Excluded Assets on or after the Closing Date.

     Notwithstanding the foregoing, Purchasers may not make any claim hereunder for punitive damages, except Purchasers may make a claim under this Agreement for punitive damages constituting Losses payable by Purchasers for a third party claim to the extent such third party has been awarded specific punitive damages in respect to such claim.

     15.2 Indemnification by Purchasers. If the Closing occurs, Purchasers shall, jointly and severally, defend, indemnify and hold harmless Sellers and their directors, officers, employees, agents, consultants, representatives, Affiliates, successors and permitted assigns ("Seller Indemnified Parties") from and against and in respect of (on a Net After Tax Basis) any and all Losses which any of them may incur arising out of or resulting from any one or more of the following:

     (a) any breach of any  covenant or  agreement on the part of a Purchaser in
this  Agreement  or  the  Ancillary   Agreements   (other  than  the  Commercial
Agreements);

     (b) any breach of any representation or warranty on the part of Purchasers in this Agreement;

     (c) any Assumed Liability;

     (d) the conduct of the Business acquired by Purchasers pursuant to this Agreement and the ownership, use and possession of the Assets on or after the Closing Date; and

     (e) any liability to any Person for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein (other than as a result of actions of Sellers).

     Notwithstanding the foregoing, Sellers may not make any claim hereunder for punitive damages, except Sellers may make a claim under this Agreement for punitive damages constituting Losses payable by Sellers for a third party claim where such third party has been awarded specific punitive damages in respect to such claim.

     15.3 Survival. The parties agree that, regardless of any investigation made at any time by the parties, the representations and warranties made by Sellers in this Agreement or in any Schedule (and any indemnity obligations) shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by Purchasers after March 31, 1999; provided, however, that, notwithstanding the foregoing, (A) claims for indemnification relating to Losses referred to in the following clauses (i) -
(iv) shall survive to the expiration of the applicable  statute of  limitations:
(i) any Excluded Liability; (ii) any breach of the representations and warranties set forth in Section 6.21 (Taxes), or of any covenant or agreement on the part of the Sellers in this Agreement relating to Taxes; (iii) any liability to the extent arising out of a defect in the title to any Assets which are not Real Property; and (iv) any criminal penalty, in each case, for which Sellers are responsible pursuant to this Agreement; (B) claims for indemnification referred to in Section 15.7(c) shall survive to the second anniversary of the Closing Date; and (C) claims for indemnification pursuant to Sections 15.6, 15.7 (other than Section 15.7(c)) and 15.8 shall survive for the period provided for therein and where no survival period is provided, until the expiration of the applicable statute of limitations. Further, if any claim for indemnification hereunder, which has been previously asserted by either party to this Agreement pursuant to a notice of claim in accordance with Section 15.5 below, is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

     15.4 Limitations on Indemnity.

     (a) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have no liability or obligation to Purchasers with respect to a claim made pursuant to Section 15.1(b) except as follows:

     (i) The term "Excluded Loss" shall mean (x) any Loss in the amount of $25,000 or less and (y) any Loss or Environmental Loss referred to in Section 15.6, 15.7 or 15.8; provided, however, that if and to the extent that a Loss referred to in Section 15.8 in the amount of more than $25,000 arises out of a breach of the representations and warranties contained in Section 6.23 and is not otherwise required to be indemnified by Sellers under Section 15.8, such Loss shall not be an Excluded Loss. The term "Covered Loss" shall mean any Loss other than an Excluded Loss.

     (ii) Sellers shall have no liability or obligation to Purchasers with respect to a claim made pursuant to Section 15.1(b) to the extent that Covered Losses in the aggregate are equal to or less than $1,500,000.

     (iii) If Covered Losses in the aggregate exceed $1,500,000 and are equal to or less than $3,000,000 (any such excess amount, the "Level 1 Losses"), Sellers' indemnification obligation hereunder shall be limited to twenty-five percent (25%) of such Level 1 Losses.

     (iv) If Covered Losses in the aggregate exceed $3,000,000 and are equal to or less than $4,500,000 (any such excess amount, the "Level 2 Losses"), Sellers' indemnification obligation hereunder, in addition to the amount determined under the foregoing subparagraph (iii), shall be limited to fifty percent (50%) of such Level 2 Losses.

     (v) If Covered Losses in the aggregate exceed $4,500,000 and are equal to or less than $6,000,000 (any such excess amount, the "Level 3 Losses"), Sellers' indemnification obligations hereunder, in addition to the amounts determined under the foregoing subparagraphs (iii) and (iv), shall be limited to seventy-five percent (75%) of such Level 3 Losses.

     (vi) If Covered Losses in the aggregate exceed $6,000,000 (any such excess amount, the "Level 4 Losses"), Sellers' indemnification obligation hereunder, in addition to the amounts determined under the foregoing subparagraphs (iii), (iv) and (v), shall equal one hundred percent (100%) of such Level 4 Losses.

     (b) Any Environmental Loss in excess of $25,000 paid by Purchasers (and not subject to indemnification by Sellers to Purchasers) pursuant to Section 15.6 due to Sellers' breach of any representation and warranty set forth in Section 6.12, and any Loss in excess of $25,000 paid by Purchasers (and not subject to indemnification by Sellers to Purchasers) pursuant to Section 15.7 due to Sellers' breach of any representation and warranty set forth in Section 6.10, shall be included in the calculation of the maximum obligation of Purchasers under Section 15.4(a). In no event shall the aggregate liability of all Sellers with respect to all claims made pursuant to Sections 15.1 (other than clauses
(c) and (d) of Section 15.1), 15.6, 15.7 and 15.8 exceed fifty percent (50%) of the Initial Purchase Price.

     (c) Sellers shall have no liability or obligation to the Purchasers for any Loss to the extent the liability attributable to such Loss is reflected or reserved for on the Closing Statement of Net Assets as finally determined pursuant to Section 3.2 (and such Loss shall not be included as a Loss for purposes of any monetary threshold in Section 15.4(a), 15.6 or 15.8).

     (d) Any amounts payable by Sellers pursuant to Sections 15.1, 15.6, 15.7 and 15.8 (and any amounts applied to the monetary thresholds in Sections 15.4(a), 15.6 and 15.8) shall be reduced by (i) any related insurance recoveries net of any costs incurred for such recovery and any retrospective rate increase resulting therefrom and (ii) any payments from third parties who are not Affiliates of the indemnified party.

     (e) The determination of the amount of any Losses arising out of the breach of more than one representation or warranty shall be determined without duplication or double counting of the same Loss.

     (f) Upon payment of any amount pursuant to any claim for indemnification hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment to all of the Indemnified Party's rights of recovery against any third party with respect to the matters to which such claims relates.

     (g) No claim may be made by Purchasers for breach of the representation and warranty in Section 6.25 in respect of the following, as to each of which the parties have agreed that their rights and obligations are governed solely by certain provisions of this Agreement other than Section 6.25: (i) liabilities arising from or relating to Recalls or Service Actions; (ii) Environmental Claims (or any other liabilities relating to a violation of any Environmental Law or to Hazardous Materials); and (iii) Intellectual Property Claims (or any other liabilities relating to intellectual property matters).

     15.5 Indemnification Procedure.

     (a) Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts which may reasonably be expected to give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a "Notice of Claim"), provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually and materially prejudiced the Indemnitor.

     (b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim (a "Third Party Claim"), an Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such Third Party Claim at the Indemnitor's expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; provided, however, that:

     (i) The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne by Indemnitee); and to assert against any third party (other than Sellers or any of their Subsidiaries or Affiliates) any and all crossclaims and counterclaims Purchasers may have, subject to Sellers' consent, which consent shall not be unreasonably withheld;

     (ii) If the Indemnitor elects to assume the defense of any such Third Party Claim, the Indemnitor shall be entitled to compromise or settle such Third Party Claim in its sole discretion so long as either (x) such is a monetary settlement which provides an unconditional release of the Indemnitee with respect to such claim or (y) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld); and

     (iii) If the Indemnitor shall not have assumed the defense of such Third Party Claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such Third Party Claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of Third Party Claim or any compromise or settlement thereof. The Indemnitee shall give the Indemnitor notice of the name of counsel selected by it prior to the time of assuming the defense and the Indemnitor shall have five (5) Business Days in which to object to such counsel. In the event of such objection, the Indemnitor shall have the obligation to defend on the terms specified in Section 15.5(b)(ii).

     (c) The Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor.

     15.6 Special Environmental Provisions.

     (a) If the Closing occurs, Sellers shall, jointly and severally, defend and indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of (on a Net After Tax Basis) Environmental Losses which any of them may incur arising out of or resulting from any breach of any representation or warranty on the part of Sellers in Section 6.12 of this Agreement (it being understood and agreed that, notwithstanding anything to the contrary in this Agreement, each such representation and warranty shall be read as though it did not contain any materiality exceptions).

     (b) As used herein, "Environmental Losses" shall mean (i) with respect to real property, or any portion thereof (the "Affected Property"), costs which, in accordance with GAAP, are specifically attributable to capital expenditures relating to the making of a permanent capital improvement on such Affected Property which shall be necessary to obtain compliance with any Environmental Requirement(s), including with respect to environmental conditions that pose a significant risk to human health or the environment, (which the parties agree shall include the reasonable costs of operation and/or maintenance of any such capital improvement for a period of up to two (2) years after the making
thereof),  and  (ii)  with  respect  to  Affected  Property,   costs  which  are
specifically attributable to the implementation of a remediation plan for Hazardous Material released onto such Affected Property as of or prior to the Closing, including with respect to environmental conditions that pose a significant risk to human health or the environment; provided, however, that Environmental Losses shall not include (w) costs incurred in the absence of an Environmental Requirement, (x) employee compensation and other internal costs,
(y) employee training program costs that Purchasers believe necessary or desirable to achieve or improve compliance, and (z) compliance assessment costs, including, without limitation, the costs of outside counsel and/or consultants to assess compliance with Environmental Requirements, except to the extent that any such compliance assessment costs (other than the costs of outside counsel and/or consultants) are reasonable in relation to any required remediation arising out of such assessment.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have no liability or obligation to Purchasers with respect to a claim made pursuant to Section 15.6(a) except as follows:

     (i) Sellers shall have no liability or obligation to Purchasers with respect to a claim made pursuant to Section 15.6(a) to the extent that aggregate Environmental Losses are equal to or less than $250,000.

     (ii) If Environmental Losses in the aggregate exceed $250,000 and are equal to or less than $500,000 (any such excess amount, the "Level A Losses"), Sellers' indemnification obligation hereunder shall be limited to twenty-five percent (25%) of such Level A Losses.

     (iii) If Environmental Losses in the aggregate exceed $500,000 and are equal to or less than $750,000 (any such excess amount, the "Level B Losses"), Sellers' indemnification obligation hereunder, in addition to the amount determined under the foregoing subparagraph (ii), shall be limited to fifty percent (50%) of such Level B Losses.

     (iv) If Environmental Losses in the aggregate exceed $750,000 and are equal to or less than $1,000,000 (any such excess amount, the "Level C Losses"), Sellers' indemnification obligations hereunder, in addition to the amounts determined under the foregoing subparagraphs (ii) and (iii), shall be limited to seventy-five percent (75%) of such Level C Losses.

     (v) If Environmental Losses in the aggregate exceed $1,000,000 (any such excess amount, the "Level D Losses"), Sellers' indemnification obligations hereunder, in addition to the amounts determined under the foregoing subparagraphs (ii), (iii) and (iv), shall equal one hundred percent (100%) of such Level D Losses.

     (vi) This Section 15.6 shall terminate on the date that is eighteen (18) months after the Closing Date (except with respect to any claim for indemnification pursuant to this Section 15.6 which has been made in writing to Sellers prior to such date but which still is pending on such date; provided, however, that any such pending claim(s), if not theretofore resolved, shall terminate on the third anniversary of the Closing Date if no action is then being taken in good faith to resolve to such claim(s)).

     (d) Purchasers shall provide access to the Affected Property and facilities thereon in order to investigate the Remedial Work that may be required and to facilitate any Remedial Work by Sellers and their consultants. Sellers shall be entitled to perform such tests on or of the Affected Property as are reasonably necessary to effect any Remedial Work, and to review and inspect any report prepared by or for the Purchasers relating to any Remedial Work. Sellers shall use all reasonable efforts to reduce, to the extent possible, any intrusion upon Purchasers' operations attendant to any Remedial Work.

     (e) Purchasers shall promptly notify Sellers in writing of, and transmit to them, copies of any communications from or with any Governmental Authority or other information concerning any alleged violation of any Environmental Law or any alleged environmental liability to a third party for which Purchasers have claimed Sellers are liable (or which Purchasers contend will result in Environmental Losses that Purchasers intend to apply against any threshold set forth in Section 15.6(c)). With respect to the Environmental Losses governed by this Section 15.6, Purchasers shall keep Sellers informed as to plans or actions Purchasers intend to take and shall consult with Sellers as to the need for any such plans or actions prior to making a commitment to implement such plans or actions. Sellers shall have the right to control any and all communications and any and all activities with any Governmental Authority or third party with respect to matters as to which Purchasers or Sellers reasonably anticipate will result, individually or in the aggregate (together with Environmental Losses already incurred by Sellers or Purchasers), in Environmental Losses in excess of $2,000,000, and Purchasers shall provide to Sellers all reasonable cooperation in connection therewith, including, upon Sellers' request, copies of their records relating to the alleged liability or violation in question. Sellers shall keep Purchasers informed as to plans or actions Sellers intend to take and shall consult with Purchasers as to the need for any such plans or actions prior to making a commitment to implement such plans or actions.

     (f) The provisions of Section 15.4 (other than Section 15.4(a)) and, as expanded by Sections 15.6(d) and (e) above, Section 15.5 shall apply to the matters set forth in this Section 15.6. Notwithstanding anything in this Agreement to the contrary, this Section 15.6 shall be Purchasers' exclusive remedy for any Losses with respect to environmental matters (other than Excluded Liabilities), including, without limitation, any breach of the representations and warranties set forth in Section 6.12.

     15.7 Special Intellectual Property Provisions.

     (a) If the Closing occurs, Sellers and Purchasers shall have the rights and obligations set forth below with respect to the matters set forth in clauses (i) and (ii) of the definition of Intellectual Property Claim:

     (i) With respect to any such Intellectual Property Claim received by Sellers prior to the Closing, Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of (on a Net After Tax Basis) the Losses which any of them may incur arising out of or resulting from such Intellectual Property Claim; provided, however, that Sellers' indemnification obligations pursuant to this subparagraph
(i) shall be limited to such Losses that arise out of or are attributable to actions that occurred prior to the later of (x) the Closing or (y) the commencement of any lawsuit asserting such Intellectual Property Claim, or within two (2) years after such later date.

     (ii) With respect to any such Intellectual Property Claim relating to a matter disclosed on Schedule 6.10(c) (other than a matter referred to in subparagraph (i) above), (A) Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of (on a Net After Tax Basis) the Losses which any of them may incur arising out of or resulting from any such Intellectual Property Claim with respect to sales of the products referred to on such Schedule prior to the Closing and (B) Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties, and Purchasers shall, jointly and severally, indemnify and hold harmless the Seller Indemnified Parties, in each case from and against and in respect of (on a Net After Tax Basis) fifty percent (50%) of the Losses which any of them may incur arising out of or resulting from any such Intellectual
Property Claim with respect to sales of the products referred to on such Schedule after the Closing; provided, however, that the respective indemnification obligations of Sellers and Purchasers pursuant to clauses (A) and (B) of this subparagraph (ii) shall be limited to such Losses that arise out of or are attributable to actions that occurred prior to the later of (x) the Closing or (y) the assertion of such Intellectual Property Claim, or within two
(2) years after such later date.

     (iii) With respect to any such Intellectual  Property Claim relating to one
(1) or more products that (x) have been launched for commercial production by the Business as of the Closing or (y) are launched for commercial production by Purchasers within ninety (90) days after the Closing (unless, prior to or during such ninety (90) day time period, Purchasers knew or should have reasonably known of any basis for such Intellectual Property Claim), in each case other than matters referred to in subparagraphs (i) and (ii) above, Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of (on a Net After Tax Basis) the Losses which any of them may incur arising out of or resulting from such Intellectual Property Claim; provided, however, that Sellers' indemnification obligations pursuant to this subparagraph (iii) shall be limited to such Losses that arise out of or are attributable to actions that occurred prior to the later of (A) the Closing or (B) any Purchaser becoming aware of such Intellectual Property Claim (or oral allegations thereof), or within two (2) years after such later date.

     (b) The  indemnification  obligations  pursuant to  subparagraphs  (ii) and
(iii) of Section 15.7(a) shall terminate on the second anniversary of the Closing Date, except as to any written claim for indemnification pursuant to such subparagraph for which both such claim and the related Intellectual Property Claim are pending on such second anniversary.

     (c) In the event that (i) Sellers breach any of their representations and warranties set forth in Section 6.10 and (ii) the matter(s) giving rise to such breach are not addressed by the provisions set forth in Section 15.7(a), Section 15.1(b) shall apply to such breach (subject to Sections 15.4, including without limitation Section 15.4(a), and 15.5).

     (d)  Indemnifiable  Losses for purposes of this Section 15.7 shall  include
(i) fifty percent (50%) of the costs incurred by Purchasers or their Affiliates to modify the design or manufacture of a product which is the subject of an Intellectual Property Claim, if Purchasers and Sellers mutually agree that such modification is preferable to litigation, and (ii) reasonable royalties paid to third parties in connection with the disposition of an Intellectual Property Claim (subject to the procedures set forth in Section 15.5(b)).

     (e)  Notwithstanding  anything  in this  Agreement  to the  contrary,  this
Section 15.7 shall not apply to the extent that (i) injunctive or other equitable relief is sought or awarded in any Intellectual Property Claim referred to in Section 15.7(a) or (ii) except as set forth in Section 15.7(d), the Losses for which indemnification is sought arose out of or result from modifications to any product made after the Closing. In addition, Purchasers agree that they shall not, and shall cause their Affiliates not to, encourage any third party to commence any lawsuit in respect of, or otherwise pursue, any Intellectual Property Claim referred to in Section 15.7(a), and that the indemnification obligations of Sellers set forth in this Section 15.7 shall be inapplicable to any Intellectual Property Claim so encouraged.

     (f) Notwithstanding anything in this Agreement to the contrary, the amount of any indemnification payment to the Purchaser Indemnified Parties pursuant to this Section 15.7 (and any amount counted towards the threshold in Section 15.4(a)(i)) shall be reduced by fifty percent (50%) of all amounts recovered by the Purchaser Indemnified Parties with respect to (i) matters set forth in clause (iii) of the definition of Intellectual Property Claim and (ii) any such claim made by Purchasers or their Affiliates with respect to the Business acquired by Purchasers, in the case of Sections 15.7(a)(ii) and (a)(iii) where the lawsuit asserting such claim has been commenced prior to the second anniversary of the Closing Date. Purchasers agree that they shall not, and shall cause their Affiliates not to, delay the filing of any lawsuit referred to in the foregoing clause (ii) for the purpose of avoiding this Section 15.7(f).

     (g) The provisions of Sections 15.4 and 15.5 shall apply to the matters set forth in this Section 15.7 (except that Section 15.4(a) shall apply only to the matters set forth in Section 15.7(c)). Notwithstanding anything in this Agreement to the contrary, this Section 15.7 shall be Purchasers' exclusive remedy for any Losses with respect to intellectual property matters (other than Excluded Liabilities), including, without limitation, any breach of the representations and warranties set forth in Section 6.10.

     15.8 Special Provisions Regarding Recalls and Service Actions.

     (a) Subject to the limitations set forth below in this Section 15.8(a),  in
Section 15.8(c)(iv)and in Section 15.4 (other than Section 15.4(a)), after the Closing, Sellers and Purchasers shall be responsible for Losses arising out of Recalls or Service Actions (each, a "Recall/Service Action") as follows:

     (i) With respect to Losses arising out of any Recall/Service Action for air bag safety restraint system products (I) that were (x) manufactured by the Business prior to the Closing Date and (y) not in original equipment production as of the Closing Date and (II) that are not subject to subparagraphs (iii),
(v), (vi) or (vii) below, (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions,
(B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (ii) With respect to Losses arising out of any Recall/Service Action for seat belt safety restraint system products (I) that were (x) manufactured by the Business prior to the Closing Date and (y) not in original equipment production as of the Closing Date and (II) that are not subject to subparagraphs (iv), (v),
(vi) or (viii) below, (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, (B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (iii) With respect to Losses arising out of any Recall/Service Action for the air bag safety restraint system product matters set forth on Part C-1 of
Schedule  6.23 (other  than for those  matters set forth on Part C-2 of Schedule
6.23 ("Exclusive Liability Air Bag Matters")) and any other matters that should have been disclosed on Part C-1 of Schedule 6.23 by reason of the representation and warranty set forth in the last sentence of Section 6.23, (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, (B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (iv) With respect to Losses arising out of any Recall/Service Action for the seat belt safety restraint system product matters set forth on Part C-3 of
Schedule 6.23 (other than those matters set forth on Part C-4 of Schedule 6.23 ("Exclusive Liability Seat Belt Matters")) and any matters that should have been disclosed on Part C-3 of Schedule 6.23 by reason of the representation and warranty set forth in the last sentence of Section 6.23, (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, (B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (v) With respect to Losses arising out of any Recall/Service Action for the product matter set forth on Part C-5 of Schedule 6.23, (A) Purchasers shall be responsible for the first $20,000,000 of Losses in the aggregate attributable to such Recall/Service Actions and (B) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for fifty percent (50%) of such Losses and Purchasers shall be responsible for fifty percent (50%) of such Losses.

     (vi) With respect to Losses arising out of any Recall/Service Action for Exclusive Liability Air Bag Matters and Exclusive Liability Seat Belt Matters, Sellers shall be responsible for one hundred percent (100%) of such Losses.

     (vii) With respect to Losses arising out of any Recall/Service Action for air bag safety restraint system products (x) in production as of the Closing Date and (y) as designed as of the Closing Date (other than matters referred to in subparagraph (iii), (v), or (vi) above) for which Purchasers have received written notice stating the basis for such a Recall/Service Action prior to the third anniversary of the Closing Date (and which notice Purchasers have promptly delivered to Sellers), (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions,
(B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (viii) With respect to Losses arising out of any Recall/Service Action for seat belt safety restraint system products (x) in production as of the Closing Date and (y) as designed as of the Closing Date (other than matters referred to in subparagraph (iv), (v) or (vi) above) for which Purchasers have received written notice stating the basis for such a Recall/Service Action prior to the third anniversary of the Closing Date (and which notice Purchasers have promptly delivered to Sellers), (A) Purchasers shall be responsible for the first $500,000 of Losses in the aggregate attributable to such Recall/Service Actions,
(B) Sellers and Purchasers shall each be responsible for fifty percent (50%) of the next $500,000 of Losses in the aggregate attributable to such Recall/Service Actions, and (C) with respect to any additional Losses attributable to such Recall/Service Actions, Sellers shall be responsible for seventy-five percent (75%) of such Losses and Purchasers shall be responsible for twenty-five percent (25%) of such Losses.

     (ix) With respect to (x) Losses arising out of any Recall/Service Action for air bag safety restraint system products or seat belt safety restraint system products, in each case in production as of the Closing Date and as designed as of the Closing Date, for which Purchasers have not received written notice stating the basis for such a Recall/Service Action prior to the third anniversary of the Closing Date (or which notice was received but was not promptly delivered to Sellers as provided in subparagraph (vii) or (viii) above) or (y) Losses arising out of any Recall/Service Actions not specifically covered by the other provisions of this Section 15.8(a), Purchasers shall be responsible for one hundred percent (100%) of such Losses.

     Notwithstanding the foregoing, Sellers shall have no responsibility of any kind under this Section 15.8 or otherwise for Losses to the extent that such Losses arise out of (x) a design defect arising (whether due to a new design, design change or otherwise) after the Closing or (y) a defect in the manufacture or assembly of a product (not attributable to a design defect that existed as of the Closing) in a product manufactured or assembled after the Closing by the Business acquired by Purchasers hereunder. Notwithstanding the foregoing, Purchasers' liability pursuant to clause (C) of Sections 15.8(a)(i), (ii),
(iii), (iv), (vii) and (viii), in the aggregate, shall not exceed $10,000,000.

     (b) If the Closing occurs, (i) Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against (on a Net After Tax Basis) the Losses for which Sellers are responsible pursuant to Section 15.8(a) and (ii) Purchasers shall, jointly and severally, indemnify and hold harmless the Seller Indemnified Parties from and against (on a Net After Tax Basis) the Losses for which Purchasers are responsible pursuant to
Section 15.8(a).

     (c) The provisions of Section 15.4 (other than Section 15.4(a)) shall apply to the matters set forth in this Section 15.8. Notwithstanding anything to the contrary contained in Section 15.5, the procedures set forth below shall be applicable to any claim for indemnification made pursuant to Section 15.8(b).

     (i) Any party making a claim for indemnification under Section 15.8(b) shall notify the indemnifying party of the claim in writing promptly after receiving written notice of any Recall/Service Action or proposed Recall/Service Action or otherwise discovering any liability, obligation or facts which may give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof, or such liability, obligation or facts, provided that the failure to so notify an indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure shall have actually and materially prejudiced the indemnifying party.

     (ii)  Purchasers  shall  at all  times  negotiate  in good  faith  with the
Person(s)   instituting   a   Recall/Service   Action  and  shall   institute  a
Recall/Service Action only in good faith.

     (iii) Subject to subparagraph (ii) above, Purchasers shall have the authority to defend, negotiate, compromise and settle, in each case subject to Sellers' reasonable consent, claims made by, or other disputes with, customers but only to the extent such claim or dispute is directly related to a Recall/Service Action involving such customer for which Losses could be subject to indemnification under this Section 15.8. Sellers shall have the right to participate in all discussions regarding any such defense, negotiation, compromise or settlement. In any event, Purchasers shall, at Sellers' reasonable request, meet with Sellers and/or their representatives from time to time to discuss any Recall/Service Action and matters related thereto and provide to Sellers all information relating thereto reasonably requested by Sellers.

     (iv) The parties shall at all times cooperate, at their own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to, the other parties in connection with any Recall/Service Action. Purchasers shall cooperate with Sellers in connection with any testing, analyses and other support services performed in connection with or in relation to any actual or proposed Recall/Service Action pursuant to which either party may seek indemnification under this Section 15.8. Purchasers shall be responsible for and shall pay the initial $100,000 of actual out-of-pocket costs (without any profit margin included therein) of such services with respect to each such Recall/Service Action and thereafter Sellers shall reimburse Purchasers for, or shall pay Purchasers', actual out-of-pocket costs (without any profit margin included therein) in excess of such initial $100,000. Such costs shall not be included in any Losses arising out of Recall/Service Actions for purposes of Sections 15.4(a)(i) and 15.8(a) and (b).

     (v) If any Recall/Service Action is remedied by the provision of substitute products manufactured or sold by Purchasers after the Closing Date and Losses arising out of such Recall/Service Action are subject to indemnification pursuant to this Section 15.8 (or counted towards any threshold pursuant to this Section 15.8 and/or Section 15.4(a)(i)), then the amount of such Losses shall be computed based on Purchasers' standard manufacturing costs for such substitute products (without any profit margin included therein).

     (vi) Purchasers shall disclose to Sellers any benefit received from a customer in connection with any Recall/Service Action and if any Losses arising out of such Recall/Service Action are subject to indemnification pursuant to this Section 15.8 (or counted towards any threshold pursuant to this Section
15.8 and/or Section 15.4(a)(i)), the amount of such Losses shall be reduced by the amount of such benefit.

     (d)  Notwithstanding  anything  in this  Agreement  to the  contrary,  this
Section 15.8 shall be Purchasers' exclusive remedy for any Losses arising out of Recalls and Service Actions (other than Excluded Liabilities), including, without limitation, any breach of the representations and warranties set forth in Section 6.23.

     15.9 Exclusive Remedy.

     (a) The sole and exclusive remedy of Purchasers for (i) any breach of any representation or warranty made by Sellers, (ii) any breach, nonfulfillment or nonperformance of any covenant or agreement to be performed, complied with or fulfilled by Sellers under this Agreement and the Ancillary Agreements (other than the Commercial Agreements) or (iii) any Losses referred to in Section 15.1, 15.6, 15.7 or 15.8 hereof, shall be the remedies therefore expressly provided in this Article 15 (or Section 11.2 or 16.2, as applicable) and Sellers shall have no other obligations with respect thereto.

     (b) If  Sellers  breach  the  covenant  in  Section 14.1  or 14.7,  Sellers acknowledge such violation or breach will cause irreparable injury to Purchasers, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, if Sellers breach the covenant in Section 14.1 or 14.7, Purchasers shall be entitled to specific performance, temporary and permanent injunctive relief or such other equitable remedies as may be available from any court of competent jurisdiction without the necessity of proving actual damage.

     16. MISCELLANEOUS.

     16.1 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all costs, expenses and disbursements incurred by Sellers and Purchasers in connection with this Agreement and the transactions contemplated hereby shall be borne by them, respectively, and shall not be transferred to the other by reason of the transfer of the Business or the Transferred Entities.

     16.2 Bulk Sales. Purchasers hereby waive compliance with any applicable bulk sales law; provided, however, that AlliedSignal and each other Seller hereby agrees jointly and severally to indemnify Purchasers against, and to hold Purchasers harmless from, at all times after the Closing Date, any and all loss, damage or liability, and all expenses (including reasonable legal fees) incurred or arising out of the failure to comply with such bulk sales laws.

     16.3 Assignability. This Agreement shall not be assignable by any party without the express written consent of AlliedSignal, in the case of a proposed assignment by any Purchaser, or Breed, in the case of a proposed assignment by any Seller; provided, that any Seller, other than AlliedSignal, may assign this Agreement to a Subsidiary wholly owned, directly or indirectly, by AlliedSignal and any Purchaser, other than Breed, may assign this Agreement to a Subsidiary wholly owned, directly or indirectly, by Breed, in any case so long as the assignor guarantees, by instrument in form and substance reasonably satisfactory to the other party, the obligations of the assignee under this Agreement.

     16.4 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto.

     16.5 Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice)
(i) personally delivered against receipt to the party to whom it is to be given with copies to all others listed, (ii) transmitted by telecopy,
(iii) transmitted by postage prepaid certified mail, return receipt requested, or (iv) delivered from a point in the United States by a recognized overnight courier service as follows:

                  (a)      If to Sellers:

                                       Chairman and Chief Executive Officer
                                       AlliedSignal Inc.
                                       101 Columbia Road
                                       Morristown, New Jersey 07962
                                       Telecopy:  (201) 455-4002

                           with a copy to:

                                       Senior Vice President and General Counsel
                                       AlliedSignal Inc.
                                       101 Columbia Road
                                       Morristown, New Jersey 07962
                                       Telecopy:  (201) 455-4217

                  (b)      If to Purchasers:

                                       President and Chief Operating Officer
                                       Breed Technologies, Inc.
                                       5300 Old Tampa Highway
                                       Lakeland, Florida 33807-3050
                                       Telecopy:  (941) 668-6016

                           with a copy to:

                                       General Counsel
                                       Breed Technologies, Inc.
                                       5300 Old Tampa Highway
                                       Lakeland, Florida  33807-3050
                                       Telecopy:  (941) 668-6039

     All notices and other communications shall be deemed to have been duly given on (A) the date of receipt if delivered personally or by telecopy (with issuance by the transmitting machine of confirmation of successful transmission), (B) the day of delivery as indicated on the return receipt if delivered by mail, or (C) one (1) Business Day after the date of delivery in the US to the overnight courier if sent by overnight courier. Any party hereto may change its address for purposes hereof by notice to all other parties.

     16.6 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

     16.7 Attachments and Schedules. All Attachments and Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Attachments or Schedules shall be deemed to refer to this entire Agreement, including all Attachments and Schedules. Any item or matter required to be disclosed on a particular Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on Schedules 3.2(b), 8.6 or 16.10 or the other Schedules referred to in Articles 5 and 6 under this Agreement where it would be reasonably expected that it would appear. Neither the specification of any dollar amount in the representations and warranties set forth in Article 6 or elsewhere herein nor the indemnification provisions of
Article 15 nor the inclusion of any Schedule shall be deemed to constitute an admission by Sellers, or otherwise imply, that any such amounts or the items so included are material for purposes of this Agreement or are required to be listed on the relevant schedule.

     16.8 Governing Law. This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of New York, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction.

     16.9 Arbitration. In the event of any dispute between Purchasers and Sellers with respect to the matters set forth in this Agreement (other than as provided in Section 3.2 with respect to the Final Investment or with respect to Sections 14.1 and 14.7), the parties shall first use their reasonable efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration as hereinafter provided which shall be the sole and exclusive procedure for the resolution of any such dispute.
Within ten (10) calendar days after receipt of written notice from one party that it is submitting the matter to arbitration, each party shall designate in writing one arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with the procedure established by the American Arbitration Association. The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party hereto or any affiliate of any party to this Agreement and who has not received any compensation, directly or indirectly, from any party hereto or any affiliate of any party to this Agreement during the two (2) year period preceding the Closing Date. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrators shall have sole discretion with regard to the admissibility of evidence. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings. The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the parties hereto. Each party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid fifty percent (50%) by each of the parties. Any arbitration pursuant to this
Section 16.9 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the parties hereby consent and commit themselves to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award.

     16.10 Definitions. For purposes of this Agreement:

     "ABO" shall have the meaning specified in Section 5.2.2(b).

     "Accounts" shall have the meaning specified in Section 5.2.3.

     "Accounts Receivable" shall have the meaning specified in Section 2.1(i).

     "Adjusted   Purchase   Price"   shall  have  the   meaning   specified   in
Section 3.2(a).

     "Affected Property" shall have the meaning specified in Section 15.6(b).

     "Affiliate" shall mean, as to any specified Person, any other Person, which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, (i) "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (ii) the Joint Venture Entities shall not be considered "Affiliates" of Sellers.

     "Agreement" shall have the meaning specified in the Preamble.

     "AlliedSignal" shall have the meaning specified in the Preamble.

     "Ancillary Agreements" shall mean each other agreement and instrument to be executed and delivered by any Seller or Purchaser pursuant to this Agreement.

     "Approval" shall mean any Consent of, or filing required to be made with, any Governmental Authority.

     "Assets" shall have the meaning specified in Section 2.1.

     "Assumed Liabilities" shall have the meaning specified in Section 4.1

     "BAICO" shall mean Bendix Atlantic Inflator Company.

     "BAICO Agreement" shall have the meaning specified in Section 8.13.

     "Bargaining    Agreements"    shall   have   the   meaning   specified   in
Section 5.2.1(a).

     "Benefit Plans" shall have the meaning specified in Section 6.15(c).

     "Breed" shall have the meaning specified in the Preamble.

     "Business" shall have the meaning specified in Recital A.

     "Business Day" or "business day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required to or may be closed.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act as of 1980, as amended.

     "CIF" shall have the meaning specified in Section 5.3.3.

     "Closing" shall have the meaning specified in Section 1.1.

     "Closing Date" shall have the meaning specified in Section 1.1.

     "Closing  Statement  of Net  Assets"  shall have the meaning  specified  in
Section 3.2(b).

     "CMA Assignment" shall have the meaning specified in Section 12(v).

     "CMA" shall have the meaning specified in Section 14.12.

     "COBRA" shall have the meaning specified in Section 5.2.9.

     "Code" shall mean the US Internal Revenue Code of 1986, as amended.

     "Commercial Agreements" means, collectively, the Services Agreement, the sublease executed pursuant to Section 14.11, the Trademark License, the Manufacturing Agreement (if applicable), the BAICO Agreement and the other agreements referred to in Section 8.13 and the agreements described in Sections 12(r), 12(s) and 12(t).

     "Competitive Activities" shall have the meaning specified in Section 14.1.

     "Confidentiality   Agreement"   shall  have  the   meaning   specified   in
Section 16.13.

     "Confidential   Information"   shall   have  the   meaning   specified   in
Section 14.7.

     "Consent" shall mean any action, approval, consent or authorization.

     "Contracts" shall have the meaning specified in Section 2.1(e).

     "Contract Assignments" shall have the meaning specified in Section 12(g).

     "Covered Loss" shall have the meaning specified in Section 15.4(a).

     "Deadline" shall have the meaning specified in Section 11.1(b).

     "Deeds" shall have the meaning specified in Section 12(b).

     "DOJ" shall mean the US Department of Justice.

     "E.E.O.C." shall mean the US Equal Opportunity Employment Commission.

     "Employees" shall have the meaning specified in Section 5.1.

     "Encumbrance" shall mean, with respect to any Real Property, a mortgage, security interest, lien, lease, sublease, license, covenant, restriction, easement, right of way or other encumbrance (but shall not include any zoning, environmental or other limitations of general applicability by any Governmental Authority).

     "Enforceability   Exceptions"   shall  have  the   meaning   specified   in
Section 6.2.

     "Environmental Claims" shall mean, as to the Assets or the Business, any third party or governmental written claim, demand, judgment, proceeding or order giving rise to liability under Environmental Law.

     "Environmental Law" shall mean any federal, state or local statute, regulation, ordinance or common law theory as in effect prior to or at the Closing relating to the protection of the environment, protection of the health and safety of employees and other workers and protection of or compensation to individuals from or related to exposures to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. sec. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901 et seq.), the Clean Water Act (33 U.S.C. sec. 1251 et seq.), the Clean Air Act (42 U.S.C. sec. 7401 et seq.), the Toxic
Substance Control Act (15 U.S.C. sec. 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. sec. 136 et seq.), or any Law having similar effect in any jurisdiction other than the US.

     "Environmental Losses" shall have the meaning specified in Section 15.6(b).

     "Environmental Requirements" shall have the meaning specified in Section 6.12.

     "Equity Interest" shall have the meaning specified in Section 6.3.2.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "European Business" shall mean that part of the Business conducted in the European Economic Area.

     "European  Employee  Benefit  Plans"  shall have the meaning  specified  in
Section 5.3.2.

     "European Employees" shall have the meaning specified in Section 5.3.1.

     "European Former Employees" shall have the meaning specified in Section 5.3.1.

     "European Remuneration" shall have the meaning specified in Section 5.3.2.

     "European Retained Employees" shall have the meaning specified in Section 5.3.2(g).

     "Excluded Assets" shall have the meaning specified in Section 2.2.

     "Excluded Businesses" shall have the meaning specified in Recital A.

     "Excluded Liabilities" shall have the meaning specified in Section 4.2.

     "Excluded Loss" shall have the meaning specified in Section 15.4(a).

     "Exclusive  Liability Air Bag Matters" shall have the meaning  specified in
Section 15.8(a)(iii).

     "Exclusive Liability Seat Belt Matters" shall have the meaning specified in
Section 15.8(a)(iv).

     "Final Allocation" shall have the meaning specified in Section 3.3.

     "Final Investment" shall have the meaning specified in Section 3.2(a).

     "Firm" shall have the meaning specified in Section 3.2(c).

     "Foreign Country Offsets" shall have the meaning specified in Section 14.8.

     "Foreign   Transfer   Agreements"  shall  have  the  meaning  specified  in
Section 12(k).

     "Former Employees" shall have the meaning specified in Section 5.1.

     "French Employees" shall have the meaning specified in Section 5.3.4.

     "French   Former   Employees"   shall  have  the   meaning   specified   in
Section 5.3.4.

     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time consistently applied.

     "German Employees" shall have the meaning specified in Section 5.3.5.

     "German  Former  Employees"  shall have the  meaning  specified  in Section
5.3.5.

     "Governmental Authority" shall mean any foreign, Federal, State, county, city or other governmental authority, agency or instrumentality.

     "Guaranty Agreement" shall have the meaning specified in Section 8.6.

     "Hazardous Material" means any substance, material or waste which is regulated by the US, or any state or local government authority or any national, provincial or local governmental authority other than the US, which substance, material or waste includes, without limitation, petroleum and its by-products, friable asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "Hourly Employees" shall have the meaning specified in Section 5.2.1(a).

     "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Statement" shall have the meaning specified in Section 6.6.

     "Indemnitee" shall have the meaning specified in Section 15.5(a).

     "Indemnitor" shall have the meaning specified in Section 15.5(a).

     "Industrial  Revenue  Bonds"  shall have the meaning  specified  in Section
14.11.

     "Initial Investment" shall have the meaning specified in Section 3.2(a).

     "Initial   Purchase   Price"   shall   have  the   meaning   specified   in
Section 3.1(a).

     "Insurance Program" shall have the meaning specified in Section 14.13(b).

     "Intellectual Property" shall mean all intellectual property relating primarily to the Business (except as set forth in Section 2.2(b)), including (i) patents and patent applications, trademarks, tradenames, service marks and applications therefor, copyrights, copyright registrations and applications therefor, if any, including, but not limited to, such items set forth on
Schedule 6.10(a), (ii) processes, formulas, computer software and other electronic media, engineering designs, trade secrets, know-how, inventions and discoveries, whether patented, patentable or not including without limitation, those in development, and design, manufacturing, engineering and other technical information used primarily in the Business as it is being conducted as of the date of this Agreement, (iii) Sellers' and the Transferred Entities' ownership interests in intellectual property developed pursuant to any intercompany cost sharing arrangements in Europe, under which ownership rights relating to the foregoing clauses (i) and (ii) were acquired by Sellers and the Transferred Entities, (iv) Sellers' and the Transferred Entities' rights under all licenses, agreements or other documents, if any, under which rights relating to the foregoing clauses (i) and (ii) were granted to the Sellers and the Transferred Entities by a third party, or to a third party by the Sellers and the Transferred Entities, including but not limited to those items listed in Part A of Schedule 16.10, (v) the goodwill associated with the trademarks, tradenames, and service marks which have been used primarily by Sellers in connection with the Business, (vi) tangible documentation of property and rights referred in clauses (i)-(v) to the extent relating primarily to the Business; and (vii) all rights as Sellers and the Transferred Entities may have to sue for infringement of or interference with property and rights referred in clauses (i)-(v) of this definition.

     "Intellectual  Property  Assignments"  shall have the meaning  specified in
Section 12(e).

     "Intellectual Property Claim" shall have the meaning specified in Section 6.10(c).

     "Intercompany   Trade  Account"   shall  have  the  meaning   specified  in
Section 14.9.

     "Interests" shall have the meaning specified in Section 2.3(a).

     "Inventory" shall have the meaning specified in Section 2.1(b).

     "IRS" shall mean the Internal Revenue Service.

     "Joint Period" shall have the meaning specified in Section 14.2(b)(v).

     "Joint Venture Agreements" shall mean all contracts and agreements creating or governing the Transferred Joint Venture Interests.

     "Joint   Venture   Assignments"   shall  have  the  meaning   specified  in
Section 12(h).

     "Joint Venture Entities" shall have the meaning specified in Recital A.

     "Joint Venture Interests" shall have the meaning specified in Recital A.

     "Knowledge of Sellers", "Sellers' Knowledge" or variants thereof when used to qualify any representation or warranty of Sellers contained in this Agreement or any other document or instrument furnished to Purchasers by Sellers pursuant to this Agreement refers (a) to the actual knowledge, after due inquiry, as of the date of this Agreement of the persons employed by Sellers whose names are set forth on Schedule 6.29 and (b) to knowledge that reasonably prudent executives in comparable positions to those set forth on Schedule 6.29 would reasonably be expected to have, after due inquiry.

     "Laws" shall have the meaning specified in Section 6.14.

     "Level A Losses" shall have the meaning specified in Section 15.6(c).

     "Level B Losses" shall have the meaning specified in Section 15.6(c).

     "Level C Losses" shall have the meaning specified in Section 15.6(c).

     "Level D Losses" shall have the meaning specified in Section 15.6(c).

     "Level 1 Losses" shall have the meaning specified in Section 15.4(a).

     "Level 2 Losses" shall have the meaning specified in Section 15.4(a).

     "Level 3 Losses" shall have the meaning specified in Section 15.4(a).

     "Level 4 Losses" shall have the meaning specified in Section 15.4(a).

     "Liabilities" shall have the meaning specified in Section 4.1.

     "LIBOR" shall mean the rate for three month US dollar deposits which appears on the Bloomberg Page BBAM as of 11:00 a.m., London time, on the day that is one Business Day preceding the Closing Date. If such rate does not so appear on the Bloomberg Page BBAM, "LIBOR" shall mean the average of the rates at which three month US dollar deposits are offered by Morgan Guaranty Trust of New York and Bankers Trust Company to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) one Business Day preceding the payment date.

     "License Assignments" shall have the meaning specified in Section 12(f).

     "Loss" and "Losses" shall have the meaning specified in Section 15.1.

     "Manufacturing Agreement" shall have the meaning specified in Section 8.12.

     "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole, except for (a) changes resulting from general economic, financial or market conditions, and (b) changes resulting from changes generally applicable to the automotive occupant restraint business or the automotive business ,which, in the case of the foregoing clauses (a) and (b), are beyond Seller's control in any respect.

     "Material Adverse Impact" shall mean a matter or thing that prevents or materially impairs the use or occupancy of a Real Property or the real property demised under a Real Property Lease for the same use or occupancy as Sellers or Transferred Entities are using or occupying same on the date hereof or which materially increases the expenses of operating said Real Property or real property by Sellers or the Transferred Entities on the date hereof.

     "Merger Approvals" shall have the meaning specified in Section 6.5.

     "National Laws" shall have the meaning specified in Section 5.3.2.

     "N.L.R.B." shall mean the National Labor Relations Board.

     "Net After Tax Basis" shall have the meaning specified in Section 15.1.

     "NOL" shall have the meaning specified in Section 14.2(b)(ii).

     "Notice of Claim" shall have the meaning specified in Section 15.5(a).

     "OEM" shall have the meaning specified in Section 6.9.

     "O.F.C.C.P." shall mean Office of Federal Contract Compliance Program.

     "Other Employees" shall have the meaning specified in Section 5.4(a).

     "Permit" shall mean any approval, permit, license or other authorization issued by any Governmental Authority.

     "Permitted Changes" shall have the meaning specified in Section 8.1.

     "Permitted Liens" shall mean (i) liens for current property taxes and assessments or other government charges or levies not yet in default or the validity of which is being contested in good faith by appropriate proceedings,
(ii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business, (iii) liens arising out of pledges or deposits under workers' compensation, unemployment insurance, old age laws, or to secure the performance of bids, tenders or contracts or to secure statutory obligations of surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (iv) liens and encumbrances existing on the date hereof which are set forth on Part B of Schedule 16.10, (v) zoning, entitlement and other land use and environmental regulations by governmental agencies,
(vi) any other liens or encumbrances which do not materially detract from the value or materially interfere with the present use of the relevant asset or property, (vii) liens reflecting capitalized leases from the Person financing a purchase of equipment so long as the lien is limited to the specific equipment so acquired, and (viii) with respect to Real Property and Real Property Leases, leases, subleases and occupancy agreements to Persons occupying less than 25,000 square feet pursuant to arrangements on market terms when made that can be terminated on ninety (90) or fewer days notice or that expire within one (1) year of the Closing Date, or which otherwise have been disclosed in this Agreement or a Schedule annexed hereto.

     "Person" shall mean any individual, corporation, partnership (general, limited or limited liability), limited liability company, joint venture, association, trust, or other entity or organization.

     "Personal Property" shall have the meaning specified in Section 2.1(c).

     "POB" shall have the meaning specified in Section 5.2.2(b)(2).

     "Preliminary   Purchase   Price"  shall  have  the  meaning   specified  in
Section 3.3.

     "Purchaser Indemnified Parties" shall have the meaning specified in Section 15.1.

     "Purchasers" shall have the meaning specified in the Preamble.

     "Purchasers' UK Plan" shall have the meaning specified in Section 5.3.3.

     "Purchasers' Pension Plans" shall have the meaning specified in Section 5.2.2.

     "Purchasers' Savings Plans" shall have the meaning specified in Section 5.2.3.

     "Real Property" shall have the meaning specified in Section 2.1(a).

     "Real   Property   Assignments"   shall  have  the  meaning   specified  in
Section 12(c).

     "Real  Property  Lease  Assignments"  shall have the meaning  specified  in
Section 12(n).

     "Real Property Leases" shall have the meaning specified in Section 2.1(n).

     "Recall" shall have the meaning specified in Section 6.23.

     "Recall/Service  Actions"  shall  have the  meaning  specified  in  Section
15.8(a).

     "Remedial Work" shall have the meaning specified in Section 15.6(d).

     "Retained Cash Balances" shall mean all cash, cash equivalents and short-term investments of the Transferred Entities immediately following the Closing.

     "Retained Interest" shall have the meaning specified in Section 2.3(a).

     "Salaried    Employees"    shall   have   the    meaning    specified    in
Section 5.2.1(b)(1).

     "Section 12(t) Agreement Management Employees" shall have the meaning specified in Section 5.3.2(g).

     "Security Interest" shall have the meaning specified in Section 6.4.

     "Seller Indemnified Parties" shall have the meaning specified in Section 15.2.

     "Sellers" shall have the meaning specified in the Preamble.

     "Sellers'   Pension   Plans"   shall   have  the   meaning   specified   in
Section 5.2.2(a).

     "Sellers' Savings Plans" shall have the meaning specified in Section 5.2.3.

     "Service Action" shall have the meaning as specified in Section 6.23.

     "Services Agreement" shall have the meaning specified in Section 12(i).

     "Specified  Accounting  Principles"  shall have the  meaning  specified  in
Section 3.2(b).

     "Statement of Net Assets" shall have the meaning specified in Section 6.6.

     "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

     "Tax" or "Taxes" shall mean all taxes, assessments or other governmental charges (including, without limitation, excise taxes, sales taxes, value added taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, imports, duties, licenses and registration fees and charges of any nature whatsoever, including any interest and penalties thereon or additions thereto, imposed by any government or taxing authority which are levied upon the property, assets, income or franchises of Sellers or the Transferred Entities by virtue of the operations of the Business or the ownership or lease of the Assets.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" shall have the meaning specified in Section 15.5(b).

     "Trademark License" shall have the meaning specified in Section 12(j).

     "Transfer Amount" shall have the meaning specified in Section 5.2.2(b).

     "Transfer Regulations" shall have the meaning specified in Section 5.3.2.

     "Transfer Taxes" shall have the meaning specified in Section 14.2(c).

     "Transferred Entities" shall have the meaning specified in Recital B.

     "Transferred Joint Venture Entities" shall meant the Joint Venture Entities listed as items 1, 2 and 4 on Attachment B.

     "Transferred  Joint Venture  Interests" shall have the meaning specified in
Section 2.1(l).

     "Transferred Entity Employees" shall have the meaning specified in Section 5.4(a).

     "UK" shall mean the United Kingdom.

     "UK Employees" shall have the meaning specified in Section 5.3.3.

     "UK Former Employees" shall have the meaning specified in Section 5.3.3.

     "UK Replacement Plan" shall have the meaning specified in Section 5.3.3.

     "UK Retained Employee" shall have the meaning specified in Section 5.3.3.

     "UK Transferable Assets" shall have the meaning specified in Section 12(d).

     "US" shall mean the United States of America.

     "US   Retained   Employees"   shall   have   the   meaning   specified   in
Section 5.2.1(c).

     "VAT" shall have the meaning specified in Section 14.2(c)(ii).

     "WARN Act" shall mean the Worker  Adjustment  and  Retraining  Notification
Act.

     "Welfare Plan Costs" shall have the meaning specified in Section 5.2.4(a).

     16.11 Headings. The headings and subheadings of this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

     16.12 Amendment. This Agreement may be amended only in a writing signed by all parties hereto.

     16.13 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous agreements, understandings or discussions with respect to the subject matter hereof, except for that certain Confidentiality Agreement made on or about July 25, 1996 between Breed and AlliedSignal (the "Confidentiality Agreement") and which shall be binding on the parties to this Agreement until and shall expire at the Closing. Except as set forth in the preceding sentence, any and all prior arrangements, representations, promises, understandings and conditions in connection with said subject matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any party hereto.

     16.14 Waivers. Any waiver of rights hereunder must be set forth in writing signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement for any other breach or failure to comply with the terms and conditions of this Agreement.

     16.15 Third Party Rights. Except as otherwise provided in Article 15 hereof with respect to the indemnification obligations for the benefit of directors, officers, employees, agents, consultants, representatives and Affiliates, the provisions of this Agreement are for the sole benefit of Purchasers and Sellers and shall not inure to the benefit of any other Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise, including, without limitation, with respect to rights of subrogation in favor of title insurance companies.

     16.16 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     16.17 No Rights of Set Off. Purchasers waive and relinquish any and all rights to set off or to apply any monies held or indebtedness or other obligations now or hereafter owing by Purchasers to Sellers or any of its affiliates against any obligations of Sellers or any of its Affiliates now or hereafter existing under this Agreement or any other agreement, instrument, certificate or similar document required to be delivered pursuant to this Agreement.

     16.18 Agency. All Sellers other than AlliedSignal hereby appoint AlliedSignal as their agent, and all Purchasers other than Breed hereby appoint Breed as their agent, for all purposes under this Agreement, including the giving of notices and the conduct of any dispute resolution.

     16.19 Consent to Jurisdiction. Each Purchaser and each Seller hereby submits to the non-exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the District of Columbia and the federal courts of the US, located in the City of New York, the Northern District of Virginia and the District of Columbia, solely in respect of the interpretation and enforcement of the provisions of this Agreement and any other agreement, instrument or other document entered into in connection herewith and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any such other agreement, instrument or other document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement or any such other agreement, instrument or other document may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any Purchaser or Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 16.5 hereof, provided that service of process may be accomplished in any other manner permitted by applicable Law.

     16.20 Foreign Transfer Agreements. The parties agree that, in the event of any conflict or inconsistency between the terms of this Agreement and any Foreign Transfer Agreement, the terms of this Agreement shall govern.

     16.21 Agreement by Parents. On the date hereof each of AlliedSignal and Breed are executing and delivering this Agreement. Prior to the Closing Date, AlliedSignal shall cause each other Seller to execute and deliver to Breed, and Breed shall deliver to AlliedSignal in writing the names of each other Purchaser and shall cause each such other Purchaser to execute and deliver to AlliedSignal, a counterpart of this Agreement pursuant to Section 16.6 hereof.



          IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Agreement on the date first written above.

BREED TECHNOLOGIES, INC.                   ALLIEDSIGNAL INC.


By:/s/Charles J. Speranzella, Jr.        By:/s/John W. Barter
     Name:Charles J. Speranzella, Jr.            Name:John W. Barter
     Title: Executive Vice President             Title: Executive Vice President

                                            ALLIEDSIGNAL TECHNOLOGIES INC.



                                            By:/s/Jeffrey M. Lipshaw
                                                 Name:Jeffrey M. Lipshaw
                                                 Title:Authorized Agent

                                            ALLIEDSIGNAL INTERNATIONAL FINANCE
                                             CORPORATION



                                            By:/s/Jeffrey M. Lipshaw
                                                 Name:Jeffrey M. Lipshaw
                                                 Title:Authorized Agent

                                            REMTEX MFG. CO.



                                            By:/s/Jeffrey M. Lipshaw
                                                 Name:Jeffrey M. Lipshaw
                                                 Title:Authorized Agent

                                            ALLIEDSIGNAL de MEXICO, S.A. de C.V.



                                             By:/s/Jeffrey M. Lipshaw
                                                 Name:Jeffrey M. Lipshaw
                                                 Title:Authorized Agent


BREED TECHNOLOGIES FRANCE EURL                ALLIEDSIGNAL DEUTSCHLAND GmbH


By:/s/Stuart D. Boyd                          By:/s/Jeffrey M. Lipshaw
      Name:Stuart D. Boyd                               Name:Jeffrey M. Lipshaw
      Title:Authorized Agent                            Title:Authorized Agent

BREED AUTOMOTIVE                              ALLIEDSIGNAL ITALIA, S.p.A.
TECHNOLOGY, INC.


By:/s/Lizanne Guptill                         By:/s/Jeffrey M. Lipshaw
      Name:Lizanne Guptill                              Name:Jeffrey M. Lipshaw
      Title:Secretary                                   Title:Authorized Agent

BREED INTERNATIONAL MANUFACTURING             ALLIEDSIGNAL INC. JAPAN
DEVELOPMENT CORPORATION

By:/s/Lizanne Guptill                         By:/s/Jeffrey M. Lipshaw
      Name:Lizanne Guptill                              Name:Jeffrey M. Lipshaw
      Title:Secretary                                   Title:Authorized Agent

BREED AUTOMOTIVE SAFETY                       ALLIEDSIGNAL KOREA LTD.
SYSTEMS, S.L.


By:/s/Stuart D. Boyd                          By:/s/Jeffrey M. Lipshaw
      Name:Stuart D. Boyd                               Name:Jeffrey M. Lipshaw
      Title:Authorized Agent                            Title:Authorized Agent

BTI MICHIGAN, INC.                            ALLIEDSIGNAL LTD.


By:/s/Lizanne Guptill                         By:/s/Jeffrey M. Lipshaw
      Name:Lizanne Guptill                              Name:Jeffrey M. Lipshaw
      Title:Secretary                                   Title:Authorized Agent


BREED UK LIMITED                              ALLIEDSIGNAL EUROPE SERVICES
                                              TECHNIQUES S.A.


By:/s/Stuart D. Boyd                          By:/s/Jeffrey M. Lipshaw
      Name:Stuart D. Boyd                               Name:Jeffrey M. Lipshaw
      Title:Authorized Agent                            Title:Authorized Agent

BREED ALABAMA, INC.                           ALLIEDSIGNAL SISTEMAS DE
                                              SEGURIDAD, S.A.


By:/s/Lizanne Guptill                         By:/s/Jeffrey M. Lipshaw
      Name:Lizanne Guptill                              Name:Jeffrey M. Lipshaw
      Title:Secretary                                   Title:Authorized Agent

BREED ARIZONA, INC.                           ALLIEDSIGNAL SISTEMI DI SICUREZZA,
                                              S.P.A.


By:/s/Lizanne Guptill                         By:/s/Jeffrey M. Lipshaw
      Name:                                             Name:Jeffrey M. Lipshaw
      Title:                                            Title:Authorized Agent

BREED TENNESSEE HOLDINGS, L.P.


By:/s/Lizanne Guptill
      Name:Lizanne Guptill
      Title:Secretary of BTI Tennessee, Inc.
               General Partner

BREED AUTOMOTIVE, L.P.


By:/s/Lizanne Guptill
      Name:Lizanne Guptill
      Title:Secretary of Breed Manufacturing,
               of Texas, Inc. General Partner

BREED ITALIAN HOLDINGS, S.R.L.


By:/s/Stuart D. Boyd
      Name:Stuart D. Boyd
      Title:Authorized Agent




                                  ATTACHMENT A

                                     Sellers

Entity                                                              Jurisdiction

AlliedSignal Inc.                                                      Delaware

AlliedSignal Technologies Inc.                                         Arizona

AlliedSignal International Finance Corporation                         Delaware

Remtex Mfg. Co.                                                        Delaware

AlliedSignal de Mexico, S.A. de C.V.                                   Mexico

AlliedSignal Deutschland GmbH                                          Germany

AlliedSignal Italia, S.p.A.                                            Italy

AlliedSignal Inc. Japan                                                Japan

AlliedSignal Korea Ltd.                                                Korea

AlliedSignal Ltd.                                                      England

AlliedSignal Europe Services Techniques S.A.                           France

AlliedSignal Sistemas de Seguridad, S.A.                               Spain

AlliedSignal Sistemi di Sicurezza, S.p.A.                              Italy

Autoflug, S.p.A.                                                       Italy

Compagnia Costruzione Cinture, S.p.A.                                  Italy



                                 ATTACHMENT B

                             Joint Venture Entities

Entity                                                              Jurisdiction

1.  BAG, S.p.A.                                                        Italy

2.  Morton Bendix                                                      Delaware

3.  Bendix Atlantic Inflator Company                                   Delaware

4.  Jaybharat - AlliedSignal Ltd.                                      India





                                  ATTACHMENT C

                                Certain Products

                  CB-1 Buckle

                  WL1 Retractor

                  ES1 Retractor

                  Mechanical Pretensioner

                  WL3 Retractor

                  AGB95 Retractor/K12 Buckle



                                 ATTACHMENT D

                              Transferred Entities

Entity                                             Jurisdiction of Incorporation

ICSRD Rueckhaltesysteme Fahrzeugsicherheit GmbH                   Germany

BSRD Limited                                                      United Kingdom

AlliedSignal India, Inc.                                          Delaware

Sistemas AlliedSignal de Seguridad, S.A. de C.V.                  Mexico

AlliedSignal Cinturones de Seguridad, S.A. de C.V.                Mexico






                                  ATTACHMENT E

                      Form of Sellers' Pension Plan Opinion




                                 ATTACHMENT F

                    Form of Purchasers' Pension Plan Opinion






                                  ATTACHMENT G

                      Form of Sellers' Savings Plan Opinion




                                 ATTACHMENT H

                    Form of Purchasers' Savings Plan Opinion